                                                                   EXHIBIT 10.27

                                            ***TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                          UNDER 17.C.F.R. Sections 200.80(B)(4),
                                                            200.83 AND 240.24B-2


                                LICENSE AGREEMENT

        THIS Agreement, effective November 30, 1992 by and between STERITECH, INC., a California corporation, having a principal office at 2341 Stanwell Drive, Concord, California 94520 ("STERITECH") and MILES INC., an Indiana corporation, Mobay Road, Pittsburgh, Pennsylvania 15205 ("MILES"), and DIAMOND SCIENTIFIC CORPORATION, a ________ corporation, ("DIAMOND").

                                WITNESSETH THAT:

        WHEREAS, United States Patent No. 4,545,987, entitled: "PSORALEN INACTIVATED DOUBLE-STRANDED RNA VIRAL VACCINES", was issued on October 8, 1985, a copy of which is attached hereto as Exhibit A;

        WHEREAS, United States Patent No. 4,693,981, entitled: "PREPARATION OF INACTIVATED VIRAL VACCINES", was issued on September 15, 1987, a copy of which is attached hereto as Exhibit B;

        WHEREAS, United States Patent No. 4,727,027, entitled: "PHOTOCHEMICAL DECONTAMINATION TREATMENT OF WHOLE BLOOD OR BLOOD COMPONENTS", was issued on February 23, 1988, a copy of which is attached hereto as Exhibit C;

        WHEREAS, United States Patent No. 4,748,120, entitled: "PHOTOCHEMICAL DECONTAMINATION TREATMENT OF WHOLE BLOOD OR BLOOD COMPONENTS", was issued on May 31, 1988, a copy of which is attached hereto as Exhibit D;

        WHEREAS, United States Patent No 4,791,062, entitled: "FVR VACCINE", was issued on December 13, 1988, a copy of which is attached hereto as Exhibit E;

        WHEREAS, United States Patent No. 5,106,619, entitled: "PREPARATION OF INACTIVATED VIRAL VACCINES", was issued on April 21, 1992, a copy of which is attached hereto as Exhibit F;

        WHEREAS, DIAMOND, which is a wholly owned subsidiary of MILES, is the owner by assignment of U.S. Patent Nos.: 4,545,987; 4,693,981; 4,727,027;
4,748,120; 4,791,062; and 5,106,619 and has the right to grant licenses under these patents;

        WHEREAS, DIAMOND, which is a wholly owned subsidiary of MILES, is the owner of the foreign patents and patent applications that correspond to the above patents and are identified in Exhibit G and has the right to grant licenses under the foreign patents and patent applications.

        WHEREAS, STERITECH desires to obtain [...***...] license to the inventions and discoveries embodied in U.S. Patent Nos.: 4,545,987; 4,693,981; 4,727,027; 4,748,120; 4,791,062; and 5,106,619 Related Patents and Patent
Applications, and the Foreign Patents and Patent Applications (identified in Exhibit G) in the field of [...***...];

        WHEREAS, MILES is willing to grant STERITECH such [...***...] in the field of [...***...], subject to rights reserved by the U.S. government, to U.S. Patent Nos.: 4,545,987; 4,693,981; 4,727,027; 4,748,120; 4,791,062; and
5,106,619; Related Patents and Patent Applications, and the Foreign Patents and Patent Applications (identified in Exhibit G);

        WHEREAS, MILES is willing to grant STERITECH a license, subject to rights reserved by the U.S. government, to U.S. Serial No. 07/350,335, and its related foreign applications (identified in Exhibit H) which applications are jointly owned by DIAMOND and the Regents of the University of California at San Francisco.

        NOW THEREFORE, the parties agree as follows:

        1.   DEFINITIONS

        The following definitions will apply throughout this Agreement:

        LICENSED PATENTS shall mean U.S. Patent Nos.: 4,545,987; 4,693,981; 4,727,027; 4,748,120; 4,791,062; and 5,106,619 as well as the Foreign Patents identified in Exhibits G and H;

        RELATED PATENTS AND PATENT APPLICATIONS shall mean any continuation, reissue, reexamination, continuation-in-part, extension or divisional application of a Licensed Patent and/or any letters patent that issue thereon;

      FOREIGN PATENT APPLICATIONS shall mean the foreign patent applications identified in Exhibits G and H or that may be filed in the future as foreign counterparts of the Licensed Patents and/or any letters patent that issue thereon;

        LICENSED PRODUCT shall mean any product for use in the field of [...***...] that is covered by a claim of a Licensed Patent in the country in which it is sold and/or any product utilizing a process covered by a claim of a Licensed Patent in the country in which it is used; and

        AFFILIATES OF STERITECH shall mean all organizations that are at least 50% owned or controlled by STERITECH or any organization owning at least 50% of or controlling STERITECH or subsidiaries of such organizations owning at least 50% of or controlling STERITECH.


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*CONFIDENTIAL TREATMENT REQUESTED

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        NET SALES shall mean the gross revenues received by STERITECH and its
Affiliates from the sale of Licensed Products less sales, use and/or value added taxes actually paid, import and/or export duties, tariffs and other excise taxes actually paid, transportation prepaid or allowed, and amounts allowed or credited due to returns, rebates, discounts and the like (not to exceed the original billing or invoice amount). For cases in which the Licensed Product is a product covered by a claim of a Licensed Patent, Net Sales shall be computed on the revenues received by STERITECH and its Affiliates from sales of such product. For cases in which the process covered by the claim of a Licensed Patent is used (e.g., [...***...]), Net Sales shall be computed on the revenues received by STERITECH and its Affiliates from the sales of the materials that perform such process. Where such materials are sold as components of a system (e.g., [...***...]) the royalty base on which Net Sales will be computed shall be the [...***...] that permit performance of the licensed process, rather than [...***...].

        2.   GRANT

        MILES and DIAMOND hereby grant to STERITECH, and its Affiliates, a [...***...] license in the field of [...***...], including [...***...], subject to rights reserved by the U.S. government, under the Licensed Patents, Related Patents and Patent Applications, and Foreign Patent Applications, for [...***...], with the right to make, have made, use, and sell products covered by a claim thereunder and practice any process covered by a claim thereunder, including the right to sub-license others to make, have made, use, or sell any such product or practice any such process.

        This license is [...***...] with respect to U.S. Serial No. 07/350,335 only with respect to MILES' rights under this application, which application is jointly owned by DIAMOND and The Regents of the University of California at San Francisco.

        3.   CONSIDERATION AND ROYALTIES

             3.1 PAYMENTS MADE IN CONSIDERATION OF THE EXECUTION OF THE LICENSE AGREEMENT. As consideration for the licenses granted herein, STERITECH will pay a non-refundable license fee, upon execution of this Agreement, of $[...***...].

             3.2 ADVANCED ROYALTIES TO BE PAID DURING LICENSE. In addition to the fee specified in Paragraph 3.1, STERITECH will pay a non-refundable milestone payment of $[...***...] upon [...***...] for the [...***...] Licensed Product and a non-refundable milestone payment of $[...***...] upon [...***...] for the [...***...] Licensed Product. These milestone payments will be credited against royalties.

             3.3 ROYALTY. STERITECH will pay MILES a royalty equal to [...***...] of Licensed Products. Only [...***...] shall be paid under this Agreement for each Licensed Product sold regardless of [...***...] of Licensed Patents that are applicable thereto. No royalty shall be payable on [...***...] is purchasing the Licensed Product for use in its own commercial activities,


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*CONFIDENTIAL TREATMENT REQUESTED
excluding use solely for [...***...]. Royalties shall otherwise be payable on the [...***...] of STERITECH.

             3.4 CESSATION OF OBLIGATION TO PAY ROYALTY. STERITECH's obligation to pay a royalty for a Licensed Product which is made, used or sold in any given country shall cease:

                  (a) if every one of the claims directed to Licensed Product which would be infringed but for the license granted herein and all of the claims directed to the process(es) of making and using that Licensed Product which would be infringed but for the license granted herein are held invalid and unenforceable by a court of competent jurisdiction in a final, unappealable decision; or

                  (b) upon expiration of the last to expire of the Licensed Patents; or

                  (c) if no claim of any Licensed Patent covers Licensed Product in the country where the product is sold and no claim of any Licensed Patent covers Licensed Product in the country in which Licensed Product is produced or used.


              3.5 MINIMUM ROYALTIES. STERITECH shall pay the following minimum royalties, inclusive of royalties payable under Section 3.3:

                       AMOUNT                                 YEAR
                    $[...***...]                          [...***...]

                    $[...***...]                          [...***...]

                    $[...***...]                          [...***...]

                    $[...***...]                          [...***...]


The first year to which minimum royalty requirement shall apply shall be the earlier of [...***...] or the [...***...] for the first Licensed Product. Each twelve months period thereafter shall constitute a year for the purpose of calculating minimum royalties. In the event minimum royalties are not paid as provided above for any year, MILES may, by notice to STERITECH given within [...***...] of the end of the respective year:

              (a) terminate this License Agreement, if STERITECH is not then exercising reasonable good faith efforts to develop and/or market Licensed Products, or

              (b) [...***...].

         4.  PAYMENT


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*CONFIDENTIAL TREATMENT REQUESTED

             4.1 ACCOUNTS. STERITECH shall keep a complete and correct account of the number of Licensed Products sold in sufficient detail to determine the amounts due to MILES. STERITECH shall keep such account for at least three years after making the royalty payment.

        STERITECH's records shall be available upon written request for inspection at reasonable times during regular business hours by an independent certified public accountant selected by MILES to whom STERITECH has no reasonable objection for the purpose of verifying royalty statements and payments made by STERITECH under this Agreement. This accountant shall not disclose to MILES any information other than the quantities and payments required to be reported hereunder. MILES shall hold all such information in confidence.

             4.2 PAYMENT. Within [...***...] after the end of each of STERITECH's operating quarters, STERITECH shall send MILES a written statement, setting forth all sales of Licensed Product and a computation of royalties on these sales to MILES in accordance with this Agreement. Such statements shall be accompanied by payment of the total amount of royalty due. To the extent no royalty is due because of credits for previous milestone payments, this shall be reported by STERITECH.

        5.   LITIGATION

             5.1 NOTIFICATION. MILES agrees to notify STERITECH in writing if the validity, infringement, or priority of invention of any of the Licensed Patents is put in issue by any person not a party hereto.

             5.2 INFRINGEMENT. MILES agrees to use all reasonable measures to enforce the Licensed Patents against infringers. Upon learning of infringement of a Licensed Patent, STERITECH shall promptly notify MILES of the infringement and provide MILES with such notice concerning such infringement. MILES shall have [...***...] from the date of STERITECH's notice to abate the infringement or to file suit against the infringer.

             5.3 LAWSUITS. If MILES brings suit against an infringer of a Licensed Patent, it shall give notice of such suit to STERITECH and STERITECH shall have [...***...] in which to elect to join MILES in the prosecution of the suit. If STERITECH so elects, MILES and STERITECH shall share equally in the expenses, costs, attorneys fees, and proceeds of such suit for past infringement. If STERITECH elects not to join MILES, MILES shall be responsible for all expenses and shall take all proceeds for past infringement. If STERITECH elects not to join with MILES, MILES shall keep STERITECH reasonably informed of the status of any such litigation.

             5.4 FAILURE TO SUE. If MILES fails to bring suit [...***...] after notice by STERITECH as specified by Section 5.2 above, STERITECH may elect to file suit on its own. STERITECH's obligation to continue paying royalties hereunder shall not be affected by the bringing of such suit. Proceeds from the litigation, if any, shall be divided between MILES and Steritech in proportion to their contribution to the cost of litigation.


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*CONFIDENTIAL TREATMENT REQUESTED

             5.5 SETTLEMENT. For as long as this [...***...], MILES shall not have the power to accept any settlement that includes a license for future activities in that country without STERITECH's written consent, which consent shall not be unreasonably withheld.

             5.6 INFRINGEMENT OF THIRD PARTY RIGHTS. In the event of any infringement or likely infringement by any of the licensed subject matter of any third party's intellectual property (collectively, "Infringing Rights"), MILES and STERITECH shall cooperate in good faith and on a mutual and reasonable basis, with each party responsible for its respective expenses:

                  (a) To negotiate and settle any dispute with any such third party concerning the Infringing Rights, and otherwise resolve any such infringement and secure STERITECH's continued rights to the Infringing Rights; and

                  (b) To make a reasonable and equitable adjustment, if any, to the royalties paid or otherwise due under this Agreement in respect of licenses or other rights obtained by STERITECH from third parties under such Infringing Rights in order for STERITECH to continue to exercise rights granted under this Agreement.

        6.   MISCELLANEOUS

             6.1 NOTICE. Until such time as either party shall give notice to the other party of a change of address, reports, notices, and other communications to MILES shall be addressed to:

                  Divisional Controller
                  MILES INC.
                  Animal Health Products
                  12707 West 63rd
                  Shawnee Mission, KS 66216

and notices and other communications to STERITECH shall be addressed as follows:

                  STERITECH, INC.
                  2341 Stanwell Drive
                  Concord, California 94520
                  Attention: President

             6.2 GOVERNING LAW. This Agreement shall be interpreted under the laws of California.

             6.3  TERMINATION.

                  (a) MILES may terminate this License Agreement for noncompliance by STERITECH of any material provision by giving notice of its intention to do so [...***...]


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*CONFIDENTIAL TREATMENT REQUESTED
before termination. If STERITECH shall, within the [...***...] notice period correct the noncompliance, the notice shall have no further effect and the Agreement shall continue.

                  (b) STERITECH may terminate this License Agreement by giving notice of its intention to do so [...***...] before termination.

             6.4 SOLE AGREEMENT. This Agreement constitutes the entire understanding between the parties and neither party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed to by the parties hereto in writing.

             6.4 HEADINGS. The headings and subheading of the various Articles and Sections of this Agreement are inserted merely for the purpose of convenience and do not express or imply any limitation, definition, or extension of the specific terms of the Articles and Sections so designated.

             6.6  WARRANTIES.

                  (a) MILES represents and warrants that it is the owner of DIAMOND which is the owner of the entire right, title and interest in and to the Licensed Patents, Related Patents and Patent Applications, and Foreign Patent Applications with the exception of U.S. Serial No. 07/350,335 and its corresponding Foreign Patent Applications which are jointly owned by DIAMOND and The Regents of the University of California at San Francisco and has the right to grant the licenses given hereunder.

                  (b) MILES warrants and represents that there are no known outstanding claims or licenses or other encumbrances upon Licensed Patents, Related Patents and Patent Applications, and Foreign Patent Applications with the exception of the limited rights reserved by the U.S. government and the joint ownership of U.S. Serial No. 07/350,335 and that MILES is not now in the possession of any information which would, in MILES' opinion, render any of the claims of any of the Licensed Patents invalid and/or unenforceable.

             6.7 PATENT RELATED EXPENSES. MILES will pay all annuities, taxes, and other expenses due and owing to maintain any Licensed Patent, Related Patent and Patent Application, and Foreign Patent Application in full force and in effect for any year (i.e., calendar year or twelve-month period, as the case may be) in which royalties, license fees and milestone payments owed or paid by STERITECH equal or exceed such annuities, taxes and expenses. In the event STERITECH pays royalties, license fees and milestone payments less than the total annuities, taxes and expenses due in a given year, MILES shall advise STERITECH and provide STERITECH with the option to pay the excess expense so as to maintain the Licensed Patent, Related Patent or Patent Application, or Foreign Patent Application.


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*CONFIDENTIAL TREATMENT REQUESTED

             6.8 FOREIGN PATENT PROSECUTION. In the event that STERITECH and MILES shall agree, each acting reasonably and in good faith, that it is desirable to obtain foreign patent protection of the licensed subject matter beyond the Foreign Patents and Foreign Patent Applications identified herein, MILES shall prepare, file and prosecute foreign applications with respect thereto. Expenses of obtaining and maintaining such patent protection shall be allocated as provided in Section 6.7. In the event MILES does not agree with STERITECH concerning the desirability of obtaining such protection, MILES shall execute such documents as shall permit STERITECH to undertake such preparation, filing and prosecution, in which case STERITECH shall bear the expenses thereof, but shall be entitled to credit such expenses against royalties payable hereunder.

             6.9 LICENSE GRANTED BACK TO MILES. At any time during the term of this Agreement, MILES has the right to obtain a non-exclusive license under any Licensed Patent under reasonable conditions. It is expressly agreed that any license granted by STERITECH to MILES under this paragraph shall be limited to only those rights reasonable necessary for [...***...] thereof including but not limited to [...***...].







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*CONFIDENTIAL TREATMENT REQUESTED

        IN WITNESS WHEREOF, the parties heretofore have affixed their authorized signatures as of the date given.


ATTEST:                                 MILES, INC.

By: /s/ Thomas W. Roy                   By: /s/ Mark Yogman
    ---------------------------------      -------------------------------------
                                        Title:  Vice President,
                                                Strategic Planning
                                        Date:   November 19, 1992


ATTEST:                                 DIAMOND SCIENTIFIC CORPORATION

By: /s/ Kathryn L. Johns                By: /s/ Spencer J. Nunley
    ---------------------------------      -------------------------------------
                                        Title:  Secretary
                                        Date:   November 20, 1992


ATTEST:                                 STERITECH, INC.

By: /s/ D. Hall                         By: /s/ Stephen T. Isaacs
    ---------------------------------      -------------------------------------
                                        Title:  Chief Executive Officer
                                        Date:   November 30, 1992

                                                                       EXHIBIT A

United States Patent [19]                 [11]  Patent Number:         4,545,987
Giles et al.                              [45]  Date on Patent:     Oct. 8, 1985
--------------------------------------------------------------------------------

[54]  PSORALEN INACTIVATED DOUBLE-STRANDED RNA VIRAL VACCINES

[75] Inventors: Richard E. Giles, Alameda; David R. Stevens, Fremont; Gary P. Wiesehahn, Alameda, all of Calif.

[73]  Assignee:  Advanced Genetics Research Institute, Oakland, Calif.

[21]  Appl. No.: 563,939

[22]  Filed:     Dec. 20, 1983

[51]  Int. CL4. . . . . . . . . . . . . . . . . A61K 39/12

[52]  U.S. CL . . . . . . . . . . . . . . . . . 424/89; 435/235; 435/238

[58]  Field of Search . . . . . . . . . . . . . 435/235, 238; 424/89

[56]            References Cited

                PUBLICATIONS

Theiler, Vet. J., (1980), 64:600-607.
Kemeny and Drehle, Am. J. Vet. Res. (1961), 22:921-925.
Alexander and Haig, Onderstepoort J. Vet. Res., (1951), 25:3-15.
Parker et al., Vet. Rec., (1975), 96:284-287.
Isaacs et al., Biochemistry, (1977), 16:1058-1064.
Hearst and Thiry, Nucleic Acids Res., (1977), 4:1339-1347.
Hanson et al., J. Gen. Virol., (1978), 40:345-358.
Talib and Banerjee, Virology, (1982), 118:430-438.
Hanson, Medical Virology II, Proceedings of the 1982 International Symposium on Medical Virology, de la Maza and Peterson, eds., New York: Elsevier Biomedical, 1983, pp. 45-75.
J. Parker et al., (1975), Vet. Rec. 96:284-287.
J. L. Stott, et al., (1979), Proc. Annu. Meet US Anim Health Assoc., 177:55-62.
B. I. Osburn et al., and J. L. Stott et al., (1979), Fed. Proc. 38 (3 part 1) 1091 Coden: FEPRA.

Primary Examiner -- Shep K. Rose
Attorney, Agent or Firm -- Townsend & Townsend

[57]            ABSTRACT

Novel vaccines of double-stranded RNA viruses are prepared by psoralen inactivation under mild conditions in an inert atmosphere, optionally in the presence of a mild singlet oxygen scavenger. The resulting inactivated virus can be used as a vaccine for inoculation of hosts to provide for the stimulation of the immune system to the virus.

                        11 Claims, No Drawings

                                   4,545,987

            PSORALEN INACTIVATED DOUBLE-STRANDED RNA VIRAL VACCINES

                          BACKGROUND OF THE INVENTION

        1. Field of the Invention

        The disease Bluetongue is a systemic viral infection of ruminants, such as sheep and cattle. The Bluetongue virus (BTV) is transmitted by small biting flies and is known to occur in twenty serotypic variants that do not provide cross-protection immunologically.

        The Bluetongue virus is the prototype orbivirus and is composed of ten double-stranded RNA genomic segments. Bluetongue virions have an inner capsid of five polypeptides and a diffuse non-enveloped outer layer containing two polypeptides. It is found that variable amino acid sequences in P2, the major surface polypeptide, are responsible for immunologic serotype specificity. A core protein, P7, is detected by the complement fixation assay and determines cross-reacting group specificity.

        In the United States, the primary serotypes observed are 11 and 17, with serotypes 2, 10 and 13 being observed less frequently.

        The first vaccine for BTV was an attenuated live virus vaccine, which has been utilized over forty years in South Africa. Other modified live virus Bluetongue vaccines have also been reported. These attenuated live virus vaccines induce teratogenic lesions in fetuses and may also result in the emergence of recombinant virus strains. There is, therefore, need for an effective vaccine against Bluetongue, which provides protection to an inoculated mammalian host, without the hazards observed with attenuated live Bluetongue virus.

        2. Description of the Prior Art

        Theiler, Vet. J. (1908) 64:600-607 describes an attenuated live Bluetongue virus vaccine. Kemeny and Drehle, Am. J. Vet. Res. (1961) 22:921-925 describe a tissue culture-propagated BTV for vaccine preparation. Alexander and Haig, Onderstepoort J. Vet. Res. (1951) 25:3-15 describe the use of attenuated BTV in the production of a polyvalent vaccine for sheep. Parker et al, Vet. Rec. (1975) 96:284-287 describe an inactivated vaccine against Bluetongue.

        Isaacs et al, Biochemistry (1977) 16:1058-1064, describe the synthesis of several psoralen derivatives and their photoreactivity with double-stranded RNA. Hearst and Thiry, Nucleic Acids Research (1977) 4:1339-1347; Hanson et al,
J. Gen. Virol. (1978) 40:345-358; and Talib and Banerjee, Virology (1982) 118:430-438, describe the photoreactivity of various psoralen derivatives with animal viruses. Hanson, in Medical Virology II, Proceedings of the 1982 International Symposium on Medical Virology, de la Maza and Peterson, eds., New
York: Elsevier Biomedical, 1983, pp. 45-75, has cited unpublished data on the inactivation of Bluetongue virus utilizing psoralen photochemistry.


                            SUMMARY OF THE INVENTION


        Vaccines are provided for inoculation against Bluetongue virus, which inactivated vaccines are prepared by irradiating the virus suspension with light in the presence of psoralen in an inert atmosphere for a time sufficient to completely inactivate the virus. The resulting inactivated virus suspension may then be stored for subsequent use.

                    DESCRIPTION OF THE SPECIFIC EMBODIMENTS


        Vaccines are provided for inoculation of ruminants against Bluetongue. The vaccines are prepared by inactivation of one or more serotypes of Bluetongue virus (BTV), a multisegmented double-stranded RNA orbivirus. The BTV is inactivated by combining a suspension of the BTV in an appropriate medium with a sufficient amount of a psoralen to provide for complete inactivation of BTV upon irradiation with long wavelength ultraviolet light (UVA), while maintaining an inert atmosphere. The resulting inactivated virus preparation may be stored until used for inoculation. Inoculated ruminants react to vaccination with the subject vaccine by producing neutralizing antibodies.

        Any of the serotypes of BTV may be inactivated by the subject method. Serotypes of particular interest include 2,10,11,13 and 17, which are the serotypes observed most frequently in the United States, but the other serotypes prevalent in other geographic areas can also be employed.

        In preparing the vaccine, the BTV is grown in cultured mammelian cells. Illustrative cells include Vero cells, monkey kidney cells, CCL 10 hamster cells, LMTK-cells, or other cells permissive for BTV which can be grown in vitro as monolayer cultures or in suspension culture. The host cells are grown to nominally 80% saturation density, and infected with BTV at a lower multiplicity of infection (MOI) generally less than about 0.05, and more than about 0.005, preferably about 0.01. After absorbing the viral inoculum to the cells by incubation for a limited period of time at a temperature in the range of about 35 degrees to 40 degrees C., an appropriate mammalian cell growth or maintenance medium is added and the cells incubated at a temperature in the range of about 35 degrees to 40 degrees C., in the presence of about 5% carbon dioxide in air for sufficient time to observe that at least 50% of the cell culture exhibits cytopathic effect (CPE). The CPE is characterized by cell rounding (in monolayers), cell detachment (from monolayers) and cell degeneration.

         The crude cell lysate is allowed to incubate overnight at a temperature in the range from about 0 degrees to 5 degrees C. The material is harvested and collected by low speed centrifugation. The resulting pellet is extracted several times in an appropriate buffer, at a pH in the range from about 8 to 9.5, preferably about 8.5 to 9. The extracted pellet suspension is centrifuged at low speed and the supernatant containing the virus is collected. The pellet may be extracted repeatedly with buffer to enhance the total yield of virus. The virus-containing liquid is then clarified by low speed centrifugation, retaining the virus suspended in the liquid, which may then be stored at 4 degrees C.

         Tris buffer (2 mM pH 8.8) may be used as the extraction and storage buffer, although other appropriate buffers which will not interfere with the subsequent processing may be used.

         The particular medium which is used for the growth of the cells will be a conventional mammalian cell culture medium, such as Eagle's Minimum Essential Medium or Medium 199, usually supplemented with additives such as broth prepared from dehydrated standard microbial culture media, fetal bovine serum, calf serum, or the like.


         The compounds which are used for viral inactivation are furocoumarins. These compounds are primarily

                                   4,545,987
illustrated by the class of compounds referred to as psoralens, which includes psoralen and derivatives thereof, where the substituents will be: alkyl, particularly of from 1 to 3 carbon atoms, e.g., methyl; alkoxy, particularly of from 1 to 3 carbon atoms, e.g., methoxy; and substituted alkyl, of 1 to 6, more usually 1 to 3 carbon atoms having from 1 to 2 heteroatoms, which will be oxy, particularly hydroxy or alkoxy of from 1 to 3 carbon atoms, e.g., hydroxymethyl and methoxymethyl; or amino, including mono- and diakyl amino or aminoalkyl having a total of from 0 to 6 carbon atoms, e.g., aminomethyl. There will be from 1 to 5, usually 2 to 4 substituents, which will normally be at the 4,5,8,4' and 5' positions, particularly at the 4'-position. Illustrative compounds include 5-methoxypsoralen; 8-methoxypsoralen (8-MOP); 4, 5', 8-trimethylpsoralen
(TMP); 4'-hydroxymethyl-4,5'8-trimethylpsoralen (HMT); 4'-aminomethyl-4,5', 8-trimethylpsoralen (AMT); 4-methylpsoralen; 4,4'-dimethylpsoralen; 4,5'-dimethylpsoralen; 4' 8-dimethylpsoralen; and 4'-methoxymethyl-4,5', 8-trimethylpsoralen. Of particular interest is AMT.

      The furocoumarins may be used individually or in combination. Each of the furocoumarins may be present in amounts ranging from about 0.01 (greek mu)g/ml to 1 mg/ml, preferably from about 0.5 (greek mu)g/ml to 100 (greek mu)g/ml, there not being less than about 1 (greek mu)g/ml nor more than about 1 (greek mu)mg/ml of furocoumarins.

      In carrying out the invention the furocoumarin(s), in an appropriate solvent which is substantially inert and sufficiently polar to allow for dissolution of the furocounarin(s), is (are) combined with the viral suspension, conveniently a viral suspension in an aqueous buffered medium, such as used for storage. The amount of virus will generally be about 1x10(6) to 10(10), more usually about 1x10(7) to 10(9) and preferably about 1x10(8) to 5x10(8) pfu/ml. The furocoumarin will be at a concentration of about 0.001 mg/ml to 0.5 mg/ml, more usually about 0.05 mg/ml to 0.2 mg/ml. The amount of solvent which is used to dissolve the furocoumarin will be sufficiently small so as to readily dissolve in the aqueous viral suspension and have little, if any, effect on the results.

      The psoralen may be added to the viral suspension in a signal addition or in multiple additions, where the virus is irradiated between additions. Usually, the number of additions will be from about 1 to 5, more usually from about 1 to 4, and preferably from about 2 to 4. The total amount of psoralen which will be added will be sufficient to provide a concentration of at least about 0.01 mg/ml to about 1 mg/ml, usually not more than about 0.75 mg/ml and preferably not more than about 0.5 mg/ml. Since a substantial proportion of the psoralen will have reacted with the RNA between additions, the total concentration of psoralen in solution will generally not exceed about 0.1 mg/ml.

      The total time for the irradiation will vary depending upon the light intensity, the concentration of the psoralen, the concentration of the virus, and the manner of irradiation of the virus, where the intensity of the irradiation may vary in the medium. The total time will usually be at least about 2 hrs. and not more than about 60 hrs., generally ranging from about 10 hrs. to 50 hrs. The times between additions of psoralen, where the psoralen is added incrementally, will generally vary from about 1 hr. to 24 hrs., more usually from about 2 hrs. to 20 hrs.

      The temperature for the irradiation is preferably under 25 degrees C., more preferably under 20 degrees C. and will generally range from about - 10 degrees to 15 degrees C., more usually from about 0 degrees to 10 degrees C.

      The irradiation is normally carried out in an inert atmosphere, where all or substantially all of the air has been removed. Inert atmospheres include nitrogen, helium, argon, etc.

      The light which is employed will generally have a wavelength in the range from about 300 nm to 400 nm. The intensity will generally range from about 0.1 mW/cm(2) to about 5 W/cm(2).

      Optionally, a small amount of a singlet oxygen scavenger may be included during the virus inactivation. Singlet oxygen scavengers include ascorbic acid, dithioerythritol, sodium thionite, glutathione, etc. The amount of scavenger will generally be at a concentration of about 0.001 M to 0.5 M, more usually at about 0.05 M to 0.2 M, where the addition may be made in a single or multiple additions.

      During irradiation, the medium may be maintained still, stirred or circulated and may be either continuously irradiated or be subject to alternating periods of irradiation and non-irradiation. The circulation may be in a closed loop system or in a single pass system ensuring that all of the sample has been exposed to irradiation.

      It may be desirable to remove the unexpended furocoumarin and/or its photobreakdown products from the irradiation mixture. This can be readily accomplished by one of several standard laboratory procedures such as dialysis across an appropriately sized membrane or through an appropriately sized hollow fiber system after completion of the irradiation. Alternatively, one could use affinity columns for one or more of the low molecular weight materials to be removed.

      The inactivated vaccine may then be formulated in a variety of ways for use for inoculation. The concentration of the virus will generally be from about 10(6) to 10(9) pfu/ml, as determined prior to inactivation. The vaccine may include cells or may be cell-free. It may be in an inert physiologically acceptable medium, such as ionized water, phosphate-buffered saline, saline, or the like, or may be administered in combination with a physiologically acceptable immunologic adjuvant, including but not limited to mineral oils, vegetable oils, mineral salts and immunopotentiators, such as muramyl dipeptide. The vaccine may be administered subcutaneously, intramuscularly, or intraperitoneally. Usually, a specific dosage at a specific site will range from about 0.1 ml to 4 ml, where the total dosage will range from about 0.5 ml to 8 ml. The number of injections and their temporal spacing may be highly variable, but usually 1 to 3 injections at 1, 2 or 3 week intervals are effective.

      The following examples are offered by way of illustration and not by way of limitation.

                                  EXPERIMENTAL

                        Virus Growth and Tissue Culture

      Hamster cells [BHK-21 (C-13), American Type Culture Collection, (CCL 10)] are grown as monolayers in plastic cell culture vessels in Eagle's Minimum Essential Medium with Earle's Salts (MEM) and non-essential amino acids (MEN) supplemented with 10% heat inactivated calf serum (C) and 10% tryptose phosphate broth (Tp, Difco 0060). Cell cultures are used to produce live BTV from master seed virus obtained from

                                   4,545,987

Dr. T.L. Barber, USDA, Denver, Colorado. Cells are grown in culture vessels to 80% to 100% confluency (approximately 1 times 10(5) to 2 times 10(5) cells/ cm(2) of growth surface area) using standard mammalian cell culture techniques. Generally, Corning plastic roller bottles (Corning No. 25140-850) with a growth surface area of 850 cm(2), containing 100 ml of MEN supplemented with 10% C(1) and 10% Tp and 1 times 10(8) to 2 times 10(8) CCL 10 cells per bottle are used for virus production . The cell cultures are initiated by seeding approximately 1 times 10(6) to 5 times 10(7) cells into 100 ml growth medium in a roller bottle containing about 5% CO(2) in air and incubating the roller bottle on a roller bottle rotator at 1 to 5 rpm at 35 degrees C. to 38 degrees C. The cultures are grown to 80% to 100% confluency over a 7 to 14 day period with a 100% medium change every 2 to 4 days.

        When the monolayers are 80% to 100% confluent the culture medium is removed and the monolayer is infected with approximately 1 times 10(6) to 2 times 10(6) plaqueforming units (pfu) of STV in 20 ml of MEN with 2% heat-inactivated fetal bovine serum (F(i)). The multiplicity of infection (MOI) is approximately 0.01. The virus inoculum is adsorbed to the cells by incubation at 35 degrees C. to 38 degrees C. for 1 hr. at 1 to 5 rpm. One hundred milliliters of MEN containing 10% C(i) and 10% TP is added per roller bottle. The post-infection incubation is at 35 degree C. to 38 degrees C. in 5% CO(2) in air with rotation. Two to four days post-infection, BTV cytopathic effect (CPE) is evident. The CPE is characterized by cell rounding, cell detachment, and cell degeneration. When at least 50% of the cell monolayer exhibits CPE the contents of the roller bottle are swirled or scraped with a rubber policeman to remove loosely attached materials from the roller bottle walls. The roller bottles and contents are incubated at 4 degrees C. overnight. The harvest material is decanted into sterile contrifuge bottles. The virus, cells, and cell debris are pelleted by centrifugation at 2,000 times g for 60 min., at 4 degrees C.

        The pellet is resuspended aseptically in 8 ml of 2 mM Tris-HCl, pH 8.8, for each original roller bottle. The suspension is mixed vigorously on a vortex mixer, and/or sonicated at 4 degrees C. for 1 min., and centrifuged at 1,400 times g for 30 min. at 4 degrees C. The virus-containing supernatant is collected and the pellet is extracted twice more with 8 ml/roller bottle aliquots of 2 mM Tris-HCl, pH 8.8 The virus-containing supernatants are pooled and clarified by centrifugation at 4,000 times g for 30 min. at 4 degrees C. The clarified supernatant is stored at 4 degrees C.

                                  Virus Assay

        Confluent monolayers of LMTK - or Vero (ATCC CCL 81) cells are prepared in 6 cm diameter mammalian cell culture plastic petri dishes (Corning #25010) or other convenient cell culture vessel. The growth medium used for LMTK - cell is alpha-modified Eagle's Minimum Essential Medium, Earle's Salts ((greek alpha)ME) + 10% F(i) and the growth medium used for Vero cells is MEN + 5% F(i). Ten-fold serial dilutions of virus samples are made by adding 0.5 ml of the virus sample to 4.5 ml of phosphate buffered saline (PBS), pH 7.2 to 7.4 + 2% F(i) in a screw cap tube. The growth medium is removed from a 6 cm culture dish cell monolayer, 0.1 ml virus sample (undiluted or diluted) is added, and the virus is absorbed to the monolayer for 1 to 2 hrs. at 35 degrees C. to 38 degrees C. Two or more dishes are used for each sample. Five ml of overlay medium is added per 6 cm culture dish. The overlay medium is prepared by mixing equal parts of solution A (100 ml 2 times MEM with L-glutamine. GIBCO #320-1935, + 10 ml F(i) and 1.8% to 2% Noble Agar (Difco 0142) in deionized H(2)O at 44 degrees C. to 45 degrees C. The cultures are incubated at 35 degrees C. to 38 degrees C. in 5% CO(2) in air for 5 days. A second overlay containing Neutral Red at a final concentration of 0.005% is added on day 5. Plaques are counted on a day 6 or day 7 post-infection. The virus liter in pfu/ml is calculated by multiplying the average number of plaques per dish by the reciprocal of the dilution. The pfu/ml is the value used to determine the amount of virus needed to infect cells at a MOI of approximately 0.01. The pfu/ml in a virus preparation prior to inactivation is used to determine the vaccine dose.

                              Inactivation Protocol

        Twenty-five ml of BTV serotype 11 (1.5 times 10(8) pfu/ml) is mixed with 0.25 ml of 4'-aminomethyl 4,5', 8-trimethylpsoralen (AMT; 1 mg/ml in
DMSO). The mixture is placed in a 150 cm(2) tissue culture flask (T-150;
Corning #25120). The viral suspension in the flask is placed in an argon atmosphere for 10 min. and then a stream of argon gas is blown over the viral suspension for an additional 2 min. The flask is tightly capped and the suspension is irradiated for 3.25 hours at 4 degrees C. using GE BLB fluorescent bulbs at an intensity of 1.5 mW/cm(2). An additional 0.25 ml of AMT is then added to the viral suspension, the suspension is transferred by pipet to a new T-150 flask, and the solution is again flushed with argon. The flask is irradiated for an additional 14.75 hrs. at 4 degrees C. under the same long wavelength UV light source. After this irradiation an additional 0.25 ml of AMT solution is added to the suspension and it is again transferred to a new T-150 flask. The solution is flushed with argon as before and irradiated for an additional 5.5 hrs. at 4 degrees C. The inactivated BTV is stored at 4 degrees C.


                  Assessment of Inactivation by Blind Passage

        CCL 10 cells are grown to confluency in 850 cm(2) roller bottles using standard cell culture procedures as described above. The culture medium is removed from the roller bottle and 2.0 ml of the inactivated virus preparation, mixed with 18 ml of medium containing 2% F(i), is adsorbed to the roller bottle cell monolayer for 60 min at 35 degrees C. to 38 degrees C. with rotation at 1 to 5 rpm. After adsorption the unabsorbed inoculum is removed and 100 ml of growth medium (MFN with 10% C(i) and 10% Tp) is added and the roller bottle culture incubated at 35 degrees C. to 38 degrees C. for 7 days with daily observation for viral CPE (see plaque assay above for description of CPE). The roller bottle culture should receive a 100% medium change every 2 to 3 days. If no CPE is observed during the first roller bottle passage, the cell monolayer is chilled at 4 degrees C. for 12 to 24 hrs. The cells are scraped into the medium which is then decanted into a centrifuge bottle. The cells are pelleted by centrifugation at 4 degrees C. at 2,000 times g for 30 min. and resuspended in 2.0 ml of 2 mM Tris-HCl (pH 8.8) by vigorous mixing using a vortex mixer.
The resuspended material is centrifuged at 2,000 times g for 20 min. at 4 degrees C. The supernatant is added to 18 ml of growth medium containing 2% F(i) and used to infect a new confluent roller bottle culture of CCL 10 cells as described immediately above. The second roller bottle blind passage is observed for 7 days and fed every 2 to 3 days. If no CPE is observed during the second roller bottle blind passage, a third roller bottle blind passage is performed. If no CPE has been

                                   4,545,987
observed by the end of the third roller bottle blind passage the virus preparation is considered inactivated.

                                   EXAMPLE I

        Four New Zealand white rabbits were randomly assigned to 2 groups, designated A and B. Both groups were given 4 immunizations at two week intervals. The first immunization consisted of 1 ml of vaccine (10(8) pfu BTV serotype 11) and 1 ml of Freund's Complete Adjuvant. The second through fourth immunizations utilized 1 ml of vaccine (10(8) pfu BTV serotype 11) and 1 ml of Freund's Incomplete Adjuvant. All immunizations were given intramuscularly
(TM). The vaccine given to Group A (Vaccine #1) was inactived with AMT-UVA in the presence of 0.01 M ascorbic acid. Vaccine #1 was dialyzed for 12 hours against 2 mM Tris,ph 8.6. The vaccine given to Group B (Vaccine #2) was inactivated with AMT-UVA without ascorbic acid and sonicated three times (2 minutes each time) using a cup horn probe (Heat Systems Model 431A) at a power setting of 3 (Heat Systems Model W220). Both Vaccine #1 and Vaccine #2 were deemed inactivated since no live virus was detected during blind passage. Inactivated vaccine was also tested for safety by chicken embryo inoculation. Egg deaths attributable to live virus were not encountered. Both rabbit groups were bled via auricular venipuncture one week following the second, third, and fourth immunizations. Serum from each rabbit was pooled with that of its groupmate, and the pooled sera were tested for anti-BTV antibodies by two standard serologic assays, serum neutralization (Jochim and Jones, Am, J. Vet. Res. (1976) 37:1345-1347) and agar gel precipitation (Jochim et al., Am. Assoc. Vet. Lab, Diag., 22nd Proceed: 463-471, 1979). Pre-immunization rabbit serum was used as the negative control; BTV immune sheep serum was used as the positive control of both immunologic procedures.
        Pooled sera from Groups A and B reduced the number of viral plaques (serum neutralization) greater than eighty percent when the sera were diluted 1:40, which was the highest dilution examined. Negative and positive control sera behaved as expected.

                                    TABLE 1
------------------------------------------------------------------------------
                     Serum Neutralization Data From Rabbits
                      Vaccinated with AMT-UVA-inactivated
                           Bluetongue Virus Vaccines.
                     --------------------------------------

                                                        TITER*:
                                ----------------------------------------------
      GROUP                     1               5              40
------------------------------------------------------------------------------
        A                       +               +               +
        B                       +               +               +
        Normal Rabbit Serum     +               -               -
        BTV-Immune Sheep Serum  +               +               +
------------------------------------------------------------------------------

* Reciprocal of serum dilution neutralizing 80 percent of BTV plaque activity on BHK cells. The data are from post-second immunization serum samples.

        Pooled post-immunization sera from Groups A and B precipitated BTV antigen in immunodiffusion plates when tested at dilutions up to 1:16. Normal rabbit serum did not precipitate the standard BTV antigen. BTV-immune sheep serum did precipitate the BTV antigen, but not at dilutions greater than 1:2.
        Of the two immunologic procedures utilized, serum neutralization is predictive for immunity to live BTV challenge in the target species.

                                   EXAMPLE II

        Each of two adult sheep, known to be susceptible to BTV, were inoculated subcutaneously (SQ) with 2 ml of AMT-UVA inactivated BTV plus adjuvant (1:1;

vaccine to aluminum hydroxide adjuvant). The vaccine contained approximately 10(8) pfu/ml of BTV prior to inactivation. A third sheep was inoculated SQ with 6 ml of the identical vaccine without adjuvant. Seven weeks later the three sheep were given identical inoculations SQ that consisted of 5 ml of vaccine and aluminum hydroxide adjuvant (2:1 vaccine to adjuvant; 10(8) pfu BTV/ml of vaccine).
        The three sheep were monitored for clinical evidence of BTV, including daily body temperature recording and bi-daily virus isolation attempts. No evidence of BTV was observed, indicating that the vaccine was inactivated.
        Serum was collected weekly for serum neutralization and agar gel precipitation testing. Normal sheep sera and BTV-immune sheep sera were used for negative and positive control samples in the serologic tests. The first vaccine inoculations induced precipitating anti-BTV antibody in all three sheep. Their pre-exposure sera were uniformly negative for anti-BTV precipitating antibody. Modest neutralizing anti-BTV anti-body titers (1:5) were elicited in two of three sheep following one immunization. The second immunization elicited a distinct immunologic anamnestic response, inducing neutralizing titers of 1:40, 1:80, or 1,1600 in the three sheep.

                                    TABLE 2
------------------------------------------------------------------------------
Serum Neutralization Data From Sheep Immunized with an AMT-UVA Inactivated BTV
Vaccine. -------------------------------------

                                                        TITERS*
                                                        Sheep No.:
                                ----------------------------------------------
                                    1               2              3
------------------------------------------------------------------------------
        Pre-First Immunization
        ------------------------
        Day 0                       <5               <5             <5
        Post-First Immunization
        ------------------------
        Day 21                       5                5             <5
        Post-Second Immunization
        ------------------------
        Day 7                       80              160             40
        Day 14                      80               40             40
        Day 21                      80               80             40
        Day 42                      80               80             80
        Post-Challenge
        --------------
        Day 7                      160              160             80
        Day 14                     320              160             80

------------------------------------------------------------------------------

* Reciprocal of highest 2-fold dilution reducing BTV plaque activity on BHK cells by 80 percent.

        The sheep were challenged by SQ syringe inoculation 10(5) egg lethal doses for BTV serotype 11. The three sheep remained clinically normal during the BTV challenge period, indicating that the vaccine was efficaceous.
        It is evident from the above results that the BTV which is psoralen-inactivated retains its immunogenicity, particularly as to those sites which elicit an immune response which is effective in protecting a host against subsequent BTV-infection. Thus, the psoralen inactivation can be carried out under conditions which do not modify the immunogenic sites of the virus, so as to elicit an immunogenic response which will be effective against the live BTV. Furthermore, the BTV RNA virus is efficiently inactivated under mild conditions to the point of complete inactivation, whence it may be safely administered to a host.
        Although the foregoing invention has been described in some detail by way of illustration and example for purposes of clarity of understanding, it will be obvious

                                   4,545,987
                                       9

that certain changes and modifications may be practiced within the scope of the appended claims.

        What is claimed is:

     1. A vaccine useful for inoculation of a mammalian host susceptible to infection by Bluetongue virus (BTV), which comprises at least one furocoumarin-inactivated BTV serotype in from about 10(6) to 10(9) pfu/ml, wherein said inactivation is as a result of irradiation of BTV in the presence of an inactivating furocoumarin with long wavelength ultraviolet light at a temperature below about 40 degrees C. for a time sufficient to inactivate said BTV to a non-infectious degree, and an immunologic adjuvant.

     2. A vaccine according to claim 1, wherein said furocoumarin is 4'-aminomethyl-4,5',8-trimethylpsoralen.

     3.  A vaccine according to claim 2, wherein said BTV is of serotype 11.

     4. A vaccine according to claim 1, wherein said BTV is inactivated in the presence of a singlet oxygen scavenger.

     5. A vaccine according to claim 1, wherein said inactivation is performed in the substantial absence of oxygen.

     6. A vaccine according to claim 1, wherein said BTV is grown in substantially confluent monolayers of cells immediately prior to inactivation.

     7. A vaccine useful for inoculation of a mammalian host susceptible to infection by Bluetongue virus (BTV), which comprises BTV serotype 11 inactivated with 4'-aminomethyl-4,5',8-trimethylpsoralen by irradiation with long wavelength ultraviolet light at a temperature in the range of about -- 10 degrees to 25 degrees C. for a time sufficient to inactivate said BTV to become non-infectious, said BTV being present in an amount of about 10(6) to 10(9) pfu/ml, and an immunologic adjuvant.

                                       10

     8. A vaccine useful for inoculation of a mammalian host susceptible to infection by Bluetongue virus (BTV), which comprises at least one furocoumarin-inactivated BTV serotype in from about 10(6) to 10(9) pfu/ml, wherein said inactivation is as a result of irradiation of BTV in the presence of an inactivating furocoumarin with long wavelength ultraviolet light at a temperature below about 40 degrees C. for a time sufficient to inactivate said BTV to a non-infectious degree.

     9. A vaccine useful for inoculation of a mammalian host susceptible to infection by Bluetongue virus (BTV), which comprises BTV serotype 11 inactivated with 4'-aminomethyl-4,5',8-trimethylpsoralen by temperature in the range of about -- 10 degrees to 25 degrees C. for a time sufficient to inactivate said BTV to become non-infectious, said BTV being present in an amount of 10(6) to 10(9) pfu/ml.

     10. A method for producing a vaccine for inoculation of a mammalian host susceptible to infection by bluetongue virus (BTV), which method comprises inactivating at least one BTV serotype by exposure to long wavelength ultraviolet light in the presence of a furocoumarin at a temperature below about 40 degrees C. for a time sufficient to inactivate said BTV to a non-infectious degree, and combining said inactivated BTV with an appropriate adjuvent.

     11. A method for producing a vaccine for inoculation of a mammalian host susceptible to infection by bluetongue virus (BTV), which method comprises exposure of at least one BTV serotype to long wavelength ultraviolet light in the presence of 4'-aminomethyl-4,5',8-trimethylpsoralen at a temperature in the range from about -- 10 degrees C to 25 degrees C. for a time sufficient to inactivate the BTV to a non-infectious degree, and combining said inactivated BTV with a suitable adjuvant.

                                 *  *  *  *  *

                                                                       EXHIBIT B

UNITED STATES PATENT [19]                          [11] PATENT NUMBER: 4,693,981
WIESEHAHN ET AL.                              [45] DATE OF PATENT: Sep. 15, 1987
--------------------------------------------------------------------------------

[54] PREPARATION OF INACTIVATED VIRAL VACCINES

[75] Inventors: Gary P. Wiesehahn, Alameda; Richard P. Creagan, Alta Loma;
                David R. Stevens, Fremont; Richard Giles, Alameda all of Calif.

[73] Assignee:  Advanced Genetics Research Institute, Oakland, Calif.

[*]  Notice:    The portion of the term of this patent subsequent to Oct. 8,
                2002 has been disclaimed.

[21] Appl. No.: 785,354

[22] Filed      Oct. 7, 1985

                         RELATED U.S. APPLICATION DATA

[63] Continuation-in-part of Ser. No. 563,939. Dec. 20, 1983, Pat. No.
     4,545,987, and a continuation-in-part of Ser. No. 592,661, Mar. 23, 1984, abandoned.

[51] Int. Cl(4).......................................................A61K 39/12
[52] U.S. Cl....................................................435/238; 424/89;
                                                                          424/90
[58] Field of Search........................................424/89, 90; 435/235,
                                                                         435/238

[56]                           REFERENCES CITED
                             U.S. PATENT DOCUMENTS
     4,124,598  11/1978  Hearst.......................................260/343.21
     4,169,204   9/1979  Hearst..........................................546/270
     4,196,281   4/1980  Hearst...........................................536/28
     4,545,987  10/1985  Giles et al......................................424/89
     4,568,542   2/1986  Kronenberg.......................................424/90

                            FOREIGN PATENT DOCUMENTS

                       0066886 12/1982 European Pat. Off.

                               OTHER PUBLICATIONS

Hearst & Thiry, Nucleic Acids Research, 1977, 4:1339-1347.
Talib and Banerjee, Virology 118, 1982, 430-438.
Carl V. Hanson, Medical Virology II, de la Maza & Peterson, eds., Elsevier Biomedical, New York, pp. 45-79.
deMol and van Henegouwen (1981) Photochem. Photobiol. 33:815-819.
deMol et al. (1981) Photochem. Photobiol. 34:661-666.
Joshi and Pathak (1983) Biochem. Biophys. Res. Comm. 112:638-646.
Grossweiner (1982) NCI Monograph No. 66, 47-54.
Rodighiero and Dall'Acqua (1982) NCI Monograph No. 66, 31-40.
deMol et al. (1981) 95:74462k p. 74467 Chem. Interactions.

Primary Examiner -- Shep K. Rose
Attorney, Agent, or Firm -- Bertram I. Rowland

[57]                             ABSTRACT

Vaccines employing inactivated viruses having improved retention of antigenic characteristics are prepared by psoralen-inactivation of the live virus in a non-oxidizing atmosphere. By excluding oxygen and other oxidizing species from the inactivation medium, degradation of the antigen characteristics resulting from irradiation with ultraviolet light is largely prevented. The resulting inactivated viruses are employed in vaccine preparations for the inoculation of susceptible hosts to inhibit viral infection.

                             9 CLAIMS, NO DRAWINGS

                                   4,693,981

                   PREPARATION OF INACTIVATED VIRAL VACCINES

     This application is a continuation-in-part of application Ser. No. 563,939, filed on Dec. 20, 1983, now U.S. Pat. No. 4,545,987, and application Ser. No. 592,661, filed on Mar. 23, 1984, abandoned.

                          BACKGROUND OF THE INVENTION

     1.   Field of the Invention.

     The present invention relates to the preparation of inactivated viral vaccines. More particularly, the invention relates to psoralen inactivation of viral particles under conditions which limit antigenic degradation of the viral particles caused by the inactivation.

     Vaccination against both bacterial and viral diseases has been one of the major accomplishments of medicine over the past century. While effective vaccines have been developed for a large number of diseases, development of safe and effective vaccines for a number of other diseases remains problematic. The use of inactivated or killed microbial agents as a vaccine, although generally safe, will not always be effective if the immunogenic characteristics of the agent are altered. Indeed, the preferential degradation of certain antigens on the inactivated microorganisms might produce an immune response which allows for an immunopathological response when the host is later challenged with the live microorganism. In contrast, the preparation of live, attenuated microbial agents as a vaccine will often provide improved immunologic reactivity, but increases the risk that the vaccine itself will be infectious, e.g., as a result of reversion, and that the organism will be able to propagate and provide a reservoir for future infection.

     Thus, one must generally choose between improved effectiveness and greater degree of safety when selecting between the viral inactivation and viral attenuation techniques for vaccine preparation. The choice is particularly difficult when the virus is resistant to inactivation and requires highly rigorous inactivation conditions which are likely to degrade the antigenic characteristics.

     It is therfore desirable to provide improved methods for inactivating viruses, which methods are capable of inactivating even the most resistant viruses under conditions which do not substantially degrade the antigenic structure of the viral particles. In particular, the inactivated viruses should be useful as vaccines and free from adverse side effects at the time of administration as well as upon subsequent challenge with the live virus.

     2. Description of the Prior Art

     The reactivity of psoralen derivatives with viruses has been studied. See, Hearst and Thiry (1977) Nuc. Acids Res. 4:1339-1347; and Talib and Banerjee
(1982) Virology 118:430-438. U.S. Pat. No. 4,124,598 and 4,196,281 to Hearst el
al. suggest the use of psoralen derivatives to inactivate RNA viruses, but include no discussion of the suitability of such inactivated viruses as vaccines. U.S. Pat. No.4,169,204 to Hearst el al. suggests that psoralens may provide a means for inactivating viruses for the purpose of vaccine production but presents no experimental support for this proposition. European patent application 0 066 886 by Kronenberg teaches the use of psoralen inactivated cells, such as virus-infected mammalian cells, for use as immunological reagents and vaccines. Hanson (1983) in: Medical

Virology II, de la Maza and Peterson, eds., Elsevier Biomedical, New York, pp. 45-79, reports studies which have suggested that oxidative photoreactions between psoralens and proteins may occur.

                            SUMMARY OF THE INVENTION

     The present invention provides for the production of furocoumarin-inactivated viral vaccines under conditions which substantially preserve the antigenic characteristics of the inactivated viral particles. It has been recognized by the inventors herein that the inactivation of viruses by exposure to ultraviolet radiation in the presence of furocoumarin compounds can degrade the anitgenic structure of the viral particle. While such degradation can be limited by employing less rigorous inactivation conditions, certain recalcitant viruses require relatively harsh inactivation conditions in order to assure that all residual infectivity is eliminated. The inactivation conditions required to eliminate substantially all infectivity in such recalcitrant viruses can so degrade the viral particle that it is unsuitable for use as the immunogenic substance in a vaccine. Even if the degradation is not so complete, partial degradation of the antigenic characteristics may render the vaccine less effective than would be desirable. That is, the vaccine may require higher concentrations of the inactivated viral particles in each inoculation, and/or the vaccination program may require additional inoculations in order to achieve immunity.

     According to the present invention, vaccines are prepared by treatment with furocoumarins and long wavelength ultraviolet (UVA) light under conditions which limit the availability of oxygen and other reactive, particularly oxidizing, species. It has been found that such conditions allow for the inactivation of even recalcitrant viral particles without substantial degradation of the antigenic characteristics of those particles. Thus, viruses which have heretofore been resistant to furocoumarin-inactivation may now be inactivated without loss of the desired immunogenicity, and viruses which have previously been successfully inactivated may now be inactivated under conditions which better preserve their antigenic characteristics, making them more efficient immunogenic substances for use in vaccines.

                    DESCRIPTION OF THE SPECIFIC EMBODIMENTS

     According to the present invention, vaccines useful for the inoculation of mammalian hosts, including both animals and humans, against viral infection are provided. The vaccines are prepared by inactivation of live virus in an inactivation medium containing an amount of an inactivating furocoumarin sufficient to inactivate the virus upon subsequent irradiation with long wave-length ultraviolet radiation. Degradation of the antigenic characteristics of the live virus is reduced or eliminated by limiting the availability of oxygen and other oxidizing species in the inactivation medium. Suitable vaccines may be prepared by combining the inactivated viruses with a physiologically-acceptable carrier, typically an adjuvant, in an appropriate amount to elicit an immune response, e.g., the production of serum neutralizing antibodies, upon subsequent inoculation of the host.

     The present invention is suitable for producing vaccines to a wide variety of viruses, including human viruses and animal viruses, such as canine, feline, bo-

                                   4,693,981
vine, porcine, equine, and ovine viruses. The method is suitable for inactivating double stranded DNA viruses, single-stranded DNA viruses, double-stranded RNA viruses, and single-stranded RNA viruses, including both enveloped and nonenveloped viruses. The following list is representative of those viruses which may be inactivated by the method of the present invention.

--------------------------------------------------------------------------------
                        Viruses which may be inactivated
                  -------------------------------------------
                             Representative Viruses
--------------------------------------------------------------------------------

               dsDNA
               ------
               Adenoviruses               Adenovirus canine adenovirus 2
               Herpesviruses              Herpes simplex viruses,
                                          Feline Herpes 1

               Papovaviruses              Polyoma, Papilloma
               Poxviruses                 Vaccinia
               ssDNA
               ------
               Parvovirus                 Canine parvovirus, Feline
                                          panleukopenia

               dsRNA
               ------
               Orbiviruses                Bluetongue virus
               Reoviruses                 Reovirus

               ssRNA
               ------
               Calicivirus                Feline calicivirus
               Coronavirus                Feline infectious peritonitis
               Myxovirus                  Influenza virus
               Paramyxovirus              Measles virus, Mumps virus,
                                          Newcastle disease virus,
                                          Canine distemper virus,
                                          Canine parainfluenza 2 virus

               Picornavirus               Polio virus, Foot and mouth
                                          disease virus

               Retrovirus                 Feline leukemia virus, Human
                                          T-cell lymphoma virus, types
                                          I, II and III.

               Rhabdovirus                Vesicular stomatitis virus
                                          rabies
               Togavirus                  Yellow fever virus, Sindbis
                                          virus, Encephalitis virus

--------------------------------------------------------------------------------

    Of particular interest are those viruses for which conventional vaccine approaches have been unsuccessful or marginally successful. For such viruses, inactivation procedures which are sufficiently rigorous to assure the total loss of infectivity often result in partial or complete destruction of the antigenic characteristics of the virus. With such loss of antigenic characteristics, the viruses are incapable of eliciting a protective immunity when administered to a susceptible host. While it would be possible to utilize less rigorous inactivation conditions in order to preserve the antigenic integrity of the virus, this approach is not desirable since it can result in incomplete inactivation of the virus.

    In preparing the subject vaccines, sufficient amounts of the virus to be inactivated may be obtained by growing seed virus in a suitable mammalian cell culture. Seed virus, in turn, may be obtained by isolation from an infected host. Suitable mammalian cell cultures include primary or secondary cultures derived from mammalian tissues or established cell lines such as Vero cells, monkey kidney cells, BHK21 hamster cells, LMTK(31) cells, and other cells permissive for the desired virus and which may be grown in vitro as monolayer or suspension cultures. The cell cultures are grown to approximately 80% saturation density, and infected with the virus at a low multiplicity of infection (MOI), usually between about 0.05 and 0.005, preferably at about 0.01. After absorbing the viral inoculum to the cells by incubation for a limited period of time at a temperature in the range from 35 degrees C. to 40 degrees C., an appropriate growth or maintenance medium is added. The cells are further incubated at about the same temperature, in the pres-ence of about 5% carbon dioxide in air, until a sufficient amount of virus has been produced.

    The growth and maintenance medium will usually be a conventional mammalian cell culture medium, such as Eagle's Minimum Essential Medium or Medium 199, usually supplemented with additives such as broth prepared from dehydrated standard microbial culture media, fetal bovine serum, fetal calf serum, or the like.

    The furocoumarins useful for inactivation are primarily illustrated by the class of compounds referred to as psoralens, including psoralen and substituted psoralens where the substituents may be alkyl, particularly having from one to three carbon atoms, e.g., methyl; alkoxy, particularly having from one to three carbon atoms, e.g., methodoxy: and substituted alkyl having from one to six, more usually from one to three carbon atoms and from one to two heteroatoms, which may be oxy, particularly hydroxy or alkoxy having from one to three carbon atoms, e.g., hydroxy methyl and methoxy methyl, or amino, including mono- and dialkyl amino or aminoalkyl, having a total of from zero to six carbon atoms, e.g., aminomethyl. There will be from 1 to 5, usually from 2 to 4 substituents, which will normally be at the 4, 5, 8, 4' and 5' positions, particularly at the 4' position. Illustrative compounds include 5-methoxypsoralen; 8-methoxypsoralen (8-MOP); 4.5', 8-trimethylpsoralen (TMP); 4'-hydroxymethyl-4.5', 8-trimethylpsoralen (HMT); 4'-aminomethyl-4.5', 8-trimethylpsoralen (AMT); 4-methylpsoralen; 4.4'-dimethylpsoralen; 4.5'-dimethylpsoralen;
4', 8-dimethylpsoralen; and 4'-methoxymethyl-4.5', 8-trimethylpsoralen. Of particular interest are AMT and 8-MOP.

    The furocoumarins may be used individually or in combination. Each of the furocoumarins may be present in amounts ranging from about 0.01 (greek mu)g/ml to 1 mg/ml, preferably from about 0.5 (greek mu)g/ml to 100 (greek mu)g/ml, there not being less than about 1 (greek mu)g/ml nor more than about 1 mg/ml of furocoumarins.

    In carrying out the invention the furocoumarin(s), in an appropriate solvent which is substantially inert and sufficiently non-polar to allow for dissolution of the furocoumarin(s), are combined with the viral suspension, conveniently a viral suspension in an aqueous buffered medium, such as used for storage. The amount of virus will generally be about 1x10(6) to 10(11), more usually about 1x10(7) to 10(9) and preferably about 1x10(8) to 5x10(8) pfu/ml. The furocoumarin(s) will be at a concentration of about 0.001 mg/ml to 0.5 mg/ml, more usually about 0.05 mg/ml to 0.2 mg/ml. The amount of solvent which is used to dissolve the furocoumarin will be sufficiently small so as to readily dissolve in the aqueous viral suspension.

    Although viral inactivation according to the present invention will normally be carried out in an inactivation medium as just described, in some cases it may be desirable to introduce furocoumarins to the virus by addition to a cell culture medium in which the virus is grown. The inactivation is then carried out by separating the live viral particles from the culture medium, and exposure of the particles to ultraviolet light in an inactivation medium which may or may not contain additional furocoumarins. This method of inactivation is useful where the virus is resistant to inactivation when the furocoumarin is added to the inactivation medium only.

     When employing furocoumarins with limited aqueous solubility, typically below about 50 g/ml, it has been found useful to add an organic solvent, such as

                                   4,693,981
dimethyl sulfoxide (DMSO), ethanol, glycerol, polyethylene glycol (PEG) or polypropylene glycol, to the aqueous treatment solution. Such furocoumarins having limited solubility include 8-MOP, TMP, and psoralen. By adding small amounts of such organic solvents to the aqueous composition, typically in the range from about 1 to 25% by weight, more typically from about 2 to 10% by weight, the solubility of the furocoumarin can be increased to about 200 greek mu g/ml. or higher. Such increased furocoumarin concentration may permit the use of shorter irradiation times. Also, inactivation of particularly recalcitrant microorganisms may be facilitated without having to increase the length or intensity of ultraviolet exposure, and the addition of an organic solvent may be necessary for inactivation of some viruses with particular furocoumarins. The ability to employ less rigorous inactivation conditions is of great benefit in preserving the antigenicity of the virus during inactivation.

     At times, it may be desirable to employ organic solvents, particularly DMSO, with all furocoumarins regardless of solubility. For some microorganisms, particularly viruses having tight capsids, the addition of the organic solvent may increase the permeability of the outer coat or membrane of the microorganism. Such increase in permeability would facilitate penetration by the furocoumarins and enhances the inactivation of the microorganism.

     The furocoumarin may be added to the viral suspension in a single addition or in multiple additions, where the virus is irradiated between additions, or may be added continuously during the entire treatment period, or a portion thereof. Usually, the number of additions will be from about 1 to 50, more usually from about 10 to 40, and preferably from about 2 to 4. The total amount of furocoumarin which will be added will be sufficient to provide a concentration of at least about 0.01 mg/ml to about 1 mg/ml. usually not more than about 0.75 mg/ml. and preferably not more than about 0.5 mg/ml. Since a substantial proportion of the furocoumarin will have reacted with the nucleic acid between additions, the total concentration of furocoumarin in solution will generally not exceed about 0.1 mg/ml. In cases where the furocoumarin(s) employed are particularly unstable, it may be beneficial to add the furocoumarin solution continuously during the irradiation procedure.

     In order to preserve the antigenic characteristics of the virus, irradiation is carried out in the substantial absence of oxygen and other oxidizing species. This is particularly important when employing psoralens that generate more singlet oxygen on a molar basis. For example, AMT generates more singlet oxygen than 8-MOP. Conveniently, oxygen and other gases may be removed from the inactivation medium by maintaining the medium in a non-oxidizing gas atmosphere, e.g., hydrogen, nitrogen, argon, helium, neon, carbon dioxide, and the like. The inactivation medium may be held in an enclosed vessel, and the space above the liquid medium surface filled with the non-oxidizing gas. Oxidizing species initially in the medium will be exchanged for the non-oxidizing gases according to gas-liquid equilibrium principles. Preferably, the space above the inactivation medium will be flushed with non-oxidizing gas to remove the oxidizing species and further lower their equilibrium concentration in the liquid medium. Depending on the volume of the inactivation medium, the flushing should be continued for at least 1 minute, pref-erably at least 2 minutes, usually being in the range from about 3 to 30 minutes. Flushing may be continued during the irradiation period, but need not be so long as the oxidizing species have been substantially removed and the vessel remains sealed to prevent the intrusion of air. Optionally, a single oxygen scavenger may be added to the inactivation medium prior to irradiation to further prevent interaction of oxygen with the furocoumarin and the virus. Suitable oxygen scavengers include ascorbic acid, dithioerythritol, sodium thionate, glutathione, and the like. The scavenger will be present at a concentration sufficient to block active oxygen species, usually being between 0.001M and 0.5M. more usually being between about 0.005M and 0.02M, where the addition may be in single, multiple, or continuous additions.

     The concentration of dissolved oxygen may be reduced through the use of enzyme systems, either in solution or immobilized on a solid substrate. Suitable enzyme systems include glucose oxidase or catalase in the presence of glucose and ascorbic acid oxidose in the presence of ascorbate. Such enzyme systems may be employed alone or together with the other methods for oxygen reduction discussed above.

     The total time for the irradiation will vary depending upon the light intensity, the concentration of the furocoumarin, the concentration of the virus, and the manner of irradiation of the virus, where the intensity of the irradiation may vary in the medium. The time of irradiation necessary for inactivation will be inversely proportional to the light intensity. The total time will usually be at least about 2 hrs. and not more than about 60 hrs., generally ranging from about 10 hrs. to 50 hrs. The times between additions of furocoumarin, where the furocoumarin is added incrementally, will generally vary from about 1 hour to 24 hrs., more usually from about 2 hrs. to 20 hrs.

     The light which is employed will generally have a wavelength in the range from about 300 nm to 400 nm. Usually, an ultraviolet light source will be employed together with a filter for removing UVB light. The intensity will generally range from about 0. 1mW/cm(2) to about 5W/cm(2), although in some cases, it may be much higher.

     The temperature for the irradiation is preferably under 25 degrees C., more preferably under 20 degrees C. and will generally range from about -10 degrees
C. to 15 degrees C., more usually from about 0 degrees to 10 degrees C.

     During irradiation, the medium may be maintained still, stirred or circulated and may be either continuously irradiated or be subject to alternating periods of irradiation and non-irradiation. the circulation may be in a closed loop system or in a single pass system ensuring that all of the sample has been exposed to irradiation.

     It may be desirable to remove the unexpended furocoumarin and/or its photobreakdown products from the irradiation mixture. This can be readily accomplished by one of several standard laboratory procedures such as dialysis across an appropriately sized membrane or through an appropriately sized hollow fiber system after completion of the irradiation. Alternatively, one could use affinity methods for one or more of the low molecular weight materials to be removed.

     The inactivated virus may then be formulated in a variety of ways for use as a vaccine. The concentration of the virus will generally be from about 10(6) to 10(9) pfu/ml, as determined prior to inactivation, with a total

                                   4,693,981
dosage of at least 10(5) pfu/dose, usually at least 10(6) pfu/dose, preferably at least 10(7) pfu/dose. The total dosage will usually be at or near about 10(9) pfu/dose, more usually being about 10([ILLEGIBLE]) pfu/dose. The vaccine may include cells or may be cell-free. it may be an inert physiologically acceptable medium, such as ionized water, phosphate-buffered saline, saline, or the like, or may be administered in combination with a physiologically acceptable immunologic adjuvant, including but not limited to mineral oils, vegetable oils, mineral salts and immunopotentiators, such a muramyl dipeptide. The vaccine may be administered subcutaneously, intramuscularly, intraperitoneally, orally, or nasally. Usually, a specific dosage at a specific site will range from about 0.1 ml to 4 ml. where the total dosage will range from about 0.5 ml to 8 ml. The number of injections and their temporal spacing may be highly variable, but usually 1 to 3 injections at 1, 2, or 3 week intervals are effective.

     The following examples are offered by way of illustration, not by way of limitation.

                                  EXPERIMENTAL

                             Materials and Methods

                       A. Virus Growth and Tissue Culture

     Hamster cells [BHK-21(C-13), American Type Culture Collection (ATCC), CCL 10] were grown as monolayers in plastic cell culture vessels in Eagle's Minimum Essential Medium (MEM) with Earle's salts and nonessential amino acids (MEN) supplemented with 10% heat inactivated calf serum (C(i)) and 10% tryptose phosphate broth (Tp. e.g., Difco 0060). Cell cultures were used to produce live vesicular stomatitis virus. New Jersey serotype (VSV-NJ) from master seed virus originally obtained from the ATCC (VR-159), and live blue-tongue virus (BTV) from master seed virus originally obtained from Dr. T.
L. Barber, USDA, Denver, Colorado. Cells were grown in culture vessels to 80% to 100% confluency (approximately 2 x 10(5) cells per cm(2) of growth surface area) using standard mammalian cell culture techniques. Corning plastic roller bottles (Corning No. 25140-850) with a growth surface area of 850 cm(2)-containing 100 ml of MEN supplemented with 10% C(i) and 10% Tp and 1 x 10(8) to 2 x 10(8) CCL 10 cells/bottle were used for virus production. The cell cultures were initiated by seeding approximately 1 x 10(6) to 5 x 10(7) cells into 100 mls of growth medium in a roller bottle containing 5% CO(2) in air on a roller bottle rotator at 1 to 5 rpm at 35 degrees C. to 38 degrees C. The cultures were grown to 80% to 100% confluency over a six to fourteen day period with a medium change every two to four days.

     When the monolayers reached 80% to 100% confluency, the culture medium was removed and the monolayer was infected with approximately 1 x 10(6) to 2 x 10(6) plaque forming units (pfu) of VSV or BTV in 20 mls of MEN, with 2% heat-inactivated fetal bovine serum (F(i)) added for BTV. The multiplicity of infection (MOI) was approximately 0.01. the MOI may range from 0.001 pfu/cell to 0.033 pfu/cell. The virus inoculum was adsorbed to the cells by incubation at 35 degrees C. to 38 degrees C. for one hour at 1 to 5 rpm. One hundred mls of MEN containing 10% YELP supplement (v/v) for VSV, or 10% C(1) and 10% Tp for BTV, was added per roller bottle. YELP supplement contains: yeast extract BBL 11929, 5 g/liter; lactalbumin hydrolysate GIBCO 670-1800, 25 g/liter; and Bacto-Peptone (Difco 0118), 50 g/liter. The post-infection incubation was carried out at 35 degrees C. to 38 degrees C. in 5% CO(2)/95% air with rotation. Sixteen to forty-eight hours post-infection, VSV cytopathic effect
(CPE) was evident, while BTV CPE became apparent from 2 to 4 days post infection.

        The CPE was characterized by cell rounding, cell detachment, and cell degeneration. When visual or microscopic examination indicated that at least 50% of the cell monolayer exhibited CPE, the contents of the roller bottle were swirled to remove loosely attached materials from the roller bottle walls. The harvest material was decanted from the roller bottles into centrifuge bottles. The crude VSV harvest was clarified by centrifugation at 500 to 1000 x g for 20 minutes, at 4 degrees C. The BTV harvest was centrifuged at 2,000 x g for 60 minutes at 4 degrees C.

        The clarified VSV preparations were concentrated by ultrafiltration using a Pellicon cassette system (Millipore XX42ASY60) with a cassette having a nominal exclusion limit of 10(5) daltons (Millipore PTHK 000C5). The Pellicon cassette system was sterilized by filling the assembled unit with IN NaOH and incubating the unit 12 to 24 hours at room temperature. The NaOH solution was pumped out of the cassette system and the system was flushed with two to four liters of sterile H(2)O. The assembly and operation of the Pellicon system were in accordance with the instructions furnished by the manufacturer. All steps in the concentration were performed aseptically. The clarified VSV was concentrated 15 to 40 fold, dimethylsulfoxide (Sigma D-5879) added to a final concentration of 7.5% v/v, and suitable aliquots of the virus stored frozen at -80 degrees C. to -100 degrees C.

        For BTV, the pellet resulting from centrifugation was resuspended aseptically in 8 ml of 2mM Tris-HCl, pH 8.8, for each original roller bottle. The suspension was mixed vigorously on a vortex mixer, and/or sonicated at 4 degrees C for 1 min., and centrifuged at 1,400 times g for 30 min. at 4 degrees
C. The virus-containing supernatant was collected and the pellet was extracted twice more with 8 ml/roller bottle aliquots of 2mM Tris-HCl, pH 8.8. The virus-containing supernatants were pooled and clarified by centrifugation at 4,000 x g for 30 min. at 4 degrees C. The clarified supernatant was stored at 4 degrees C.

        Feline herpes I virus (FVR, the infective agent of feline viral rhinotracheitis) was grown as follows.

        Cat cell lines AKD (ATCC CCL150) or Fc3Tg (ATCC CCL176) were grown as monolayers in plastic cell culture vessels in a standard defined culture medium consisting of MEN; F12K; MEM; or alpha MEM. Medium was supplemented with 2% to 15% inactivated fetal calf serum (F(i)) or 2% to 20% YELP. Cell cultures were used to produce live Feline Herpes I virus from master seed virus derived from Feline Herpes I virus (ATCC VR636). Cells were grown in culture vessels to 80% to 100% confluency (approximately 1 x 10(5) to 2 x 10(5) cells per cm(2) of growth surface area) using standard mammalian cell culture techniques as follows.

        Corning plastic roller bottles containing 50 to 100 ml of MEN supplemented with 10% F(i) and 1 x 10(8) to 2 x 10(8) AKD or Fc3Tg cells/bottle were used for Feline Herpes I virus production. The cell cultures were initiated by seeding approximately 1 x 10(6) to 5 x 10(6) cells into 50 to 100 mls of growth medium in a roller bottle containing about 5% CO(2) in air and incubating the roller bottle on a roller bottle rotator at 1 to 5 rpm at 35 degrees C. to 38 degrees C. The cultures were grown to 80% to

                                   4,693,981

100% confluency over a 7 to 14 day period with a 100% medium change every 3 to 5 days.

     When the monolayers were 80% to 100% confluent, the culture medium was removed and the monolayer was washed with 20 to 50 mls of phosphate buffered saline (PBS) pH 7.2 to 7.4 (NaCl 8 g+KCl 0.2 g+Na(2)NPO(4) 1.14 g+KH(2)PO(4)0.2
g). The PBS wash was discarded, and the roller bottle was infected by the addition of approximately 1 x 10(7) to 2 x 10(7) plaque forming units (pfu) of Feline Herpes 1 virus in 10 mls of PBS containing 2% F(i). The multiplicity of infection (MOI) was approximately 0.1. The virus inoculum was adsorbed to the cells by incubation at 35 degrees C. to 38 degrees C. for one hour at 1 to 5 rpm. The inoculation fluid was removed and 50 mls of MEN containing 10% F(i) was added per roller bottle. The post-infection incubation was at 35 degrees C. to 38 degrees C. in 5% CO(2) in air with rotation. Herpesvirus cytopathic effect
(CPE) was evident forty to forty-eight hours post-infection. The CPE was characterized by cell rounding, cell detachment, and cell degeneration.

     The contents of the roller bottle were swirled 48 hours post-infection to remove loosely attached materials from the roller bottle walls, and the contents of the roller bottles were decanted into centrifuge bottles. The virus, cells, and cell debris were pelleted by centrifugation at 10,000 x g for 30 minutes.

     Cell associated (CA) Feline Herpes I virus was prepared by:

     1. resuspending the 10,000 x g pellet in approximately 5 ml of a resuspension medium containing 80 parts F12K, 10 parts F(i) and 10 parts dimethylsulfoxide (DMSO) for each original roller bottle;

     2. freezing the resuspended CA virus at -20 degrees C. for 1.5 to 2 hours, and

     3. transferring the CA virus frozen at -20 degrees C. to temperatures ranging from -80 degrees C. to -100 degrees C.

     Cell free (CF) Feline Herpes I virus was prepared by:

     1. resuspending the 10,000 x g pellet in F12K;

     2. freezing and thawing the resuspended material 3 times;

     3. clarifying the freeze-thawed material by centrifugation at 10,000 x g for 30 minutes; and

     4. freezing the clarified supernatant (CF virus) at temperatures ranging from -80 C. to -100 C.

     CF or CA virus was thawed by gentle agitation at 37 degrees C. in a water bath.


                                 B. Virus Assay

     Confluent monolayers of LMTK-, Vero (ATCC CCL 81), Fc3Tg, or AKD cells were prepared in 6 cm diameter mammalian cell culture plastic petri dishes (Corning #25010) or other convenient cell culture vessels. The growth medium used for LMTK- cells was alpha ME (alpha modified Eagles Minimum Essential Medium, Earle's Salts)+10% F(i). The growth medium used for Vero cells was MEN+5% F(i). The growth medium used for Fc3Tg cells was MEN+10% F(i) and the growth medium used for AKD cells was F12K+15% F(i) (VSV and BTV were titered on LMTK- or Vero cells. Feline Herpes I was titered on Fc3Tg or AKD cells). Ten fold serial dilutions of virus samples were made by adding 0.5 ml of the virus sample to 4.5 mls of diluent (phosphate buffered saline, pH 7.2 to 7.4, plus 2% F(i) in a screw cap tube. The growth medium was removed from a 6 cm culture dish cell monolayer, 0.1 ml of virus sample (undiluted or diluted) was added, and the virus was adsorbed to the mono-layer for 1 to 2 hours at 35 degrees C. to 38 degrees C. Two or more monolayers were used for each sample.

     Five ml of overlay medium was added per 6 cm culture dish, except for Feline Herpes I, where the unadsorbed inoculum was removed, and 4 mls of overlay medium was added per 6 cm culture dish. The overlay medium for BTV or VSV was prepared by mixing equal parts of solution A (100 ml 2X MEM with L-glutamine. GIBCO #320-1935, +10 ml F(i) and 1.8% to 2% Noble Agar (Difco 0142)in deionized H(2)0 at 44 degrees C. to 45 degrees C. The overlay medium for Feline Herpes I was prepared by mixing equal parts solution A and 1% methyl cellulose (4,000 centriposes) in deionized H(2)0 (Fisher M-281 sterilized by autoclaving).

     The virus infected cultures were incubated at 35 degrees C. to 38 degrees
C. in 5% CO(2) in air. Twenty-four hours before plaques were counted, a second overlay containing Neutral Red at a final concentration of 0.005% was added. Plaques were counted on day 2 or day 3 post-infection for VSV, on day 2 to 4 for FVR and on day 6 or 7 for BTV. The virus titer in pfu/ml was calculated by multiplying the average number of plaques per dish by the reciprocal of the dilution. The pfu/ml was the value used to determine the amount of virus needed to infect cells at a MOI of approximately 0.01. The pfu/ml in a virus preparation prior to inactivation was used to determine the immunizing dose.

                             C. Virus Inactivation

                              1. VSV Inactivation

     The thawed stock of VSV was pipetted into sterile T-150 tissue culture flasks (nominally 25 ml into each of four flasks). To each flask was added 0.25 ml of 4'-aminomethyl-4.5', 8-trimethylpsoralen (AMT) stock solution (stock solution is 1 mg/ml AMT dissolved in sterile, deionized water). Each flask was allowed to equilibrate in an argon atmosphere for at least 10 minutes. After equilibration, a stream of argon gas was directed into each flask for a least two minutes. The flasks were then tightly capped and placed under a long wavelength ultraviolet (320 nm to 400 nm) light source (GE BLB fluorescent bulbs) at a temperature between 0 degree C. and 20 degrees C. for approximately 11 hours. The incident light intensity was approximately lmW/cm(2) (measured by a J-221 long wavelength UV meter).

     After the irradiation was completed, the flasks were removed from the light source and an additional 0.25 ml of AMT stock solution was mixed into each flask. The contents of each flask were pipetted into new, sterile T-150 flasks, and the flasks were again flushed with argon and irradiated for an additional 11 hours. This procedure was repeated three more times until five additions (a total of approx. 50 (greek mu)g/ml) of AMT had been performed, the virus sample had been irradiated for at least 55 hours, and at least four flask changes had been performed.

     After all of the irradiations had been completed, the contents of the flasks were aseptically transferred to a common sterile container and stored at -85 degrees C.

                              2. BTV Inactivation

     Twenty-five ml of BTV serotype 11 (1.5 x 10(8) pfu/ml) was mixed with 0.25 ml of 4'-aminomethyl 4,5', 8-trimethylpsoralen (AMT; 1 mg/ml in DMSO). The mixture was placed in a 150cm(2) tissue culture flask (T-150; Corning #25120). The viral suspension in the flask was placed in an argon atmosphere for 10 min.,

                                   4,693,981
and a stream of argon gas as then blown over the viral suspension for an additional 2 min. The flask was tightly capped and the suspension irradiated for 3.25 hrs. at 4 degrees C. using GE BLB fluorescent bulbs at an intensity of 1.5mW/cm(2). An additional 0.25 ml of AMT was then added to the viral suspension, the suspension transferred by pipette to a new T-150 flask, and the solution again flushed with argon. The flask was irradiated for an additional
14.75 hours at 4 degrees C. under the same long wavelength UV light source. After this irradiation an additional 0.25 ml of AMT solution was added to the suspension, and it was again transferred to a new T-150 flask. The solution was flushed with argon as before and irradiated for an additional 5.5 hours at 4 degrees C. The inactivated BTV was stored at 4 degrees C.

                        3. Feline Herpes I Inactivation

                               a. Cell Free Virus

     Nineteen mls of CF-FVR (1.9 x 10(7) pfu/ml) were mixed with 0.4 ml of hydroxymethyltrioxsalen (HMT: 1 mg/ml in DMSO) and 1.9 ml of sodium ascorbate (0.1 M in H(2)O). The mixture was prepared in 150 cm(2) tissue culture flasks (T-150, Corning No. 25120) that were subsequently deaerated for 2 minutes with pure argon gas. The virus-containing flasks were irradiated for 55 minutes at 4 degrees C. using G.E. BLB fluorescent bulbs at an intensity of 1.5 mW/cm(2). The FVR/HMT/ascorbate mixture was then transferred by pipet into a second T-150 flask, which was deaerated for 2 minutes using pure argon gas. The second T-150 flask was irradiated for an additional 28 minutes at 4 degrees C. under the same long wavelength UV light source.

     The CFV-FVR preparation was stored at -100 degrees C. in a REVCO freezer. Subsequently the CF-FVR preparation was thawed and placed into a T-150 flask. The flask was deaerated with pure argon gas for 2 minutes and irradiation was continued as described above for an additional 15 hours and 40 minutes.

                            b. Cell Associated Virus

     Cells from 10 roller bottles (about 1x10(8) to 2x10(8) cells/roller bottle) were resuspended in 28 mls of cell culture media. Twenty mls of the suspension were placed into a T-150 flask. To this flask was added 2 ml of freshly prepared sterile 0.1 M sodium ascorbate and 0.4 ml HMT (1 mg/ml in DMSO). The flask was deaerated with pure argon gas for 2 minutes, and the flask was irradiated at 4 degrees C. using G.E. BLB fluorescent bulbs at an intensity of 1.5 mW/cm(2) for 75 minutes. The viral suspension was then transferred by pipet from the T-150 flask into a second T-150 flask and again deaerated with pure argon gas for 2 minutes. Irradiation was continued for an additional 95 minutes. The CA-FVR preparation was adjusted to 10% DMSO and the suspension was frozen at -20 degrees C. for 1 hour and then stored at -100 degrees C. in a REVCO freezer.

     The stored frozen CA-FVR preparation was subsequently thawed, and the cells were pelleted in a clinical centrifuge. The cells were resuspended in 21 mls of serum-free medium to which 2.1 mls of freshly prepared 0.1 M sodium ascorbate and 0.4 ml of HMT (1 mg/ml in DMSO) were added. The sample was transferred by pipet to a T-150 flask, and irradiation was continued for an additional 15 hours and 40 minutes.

                                    Results

                              A. Bluetongue Virus

                 1. Assessment of Inactivation by Blind Passage

     CCL 10 cells were grown to confluency in 850 cm(2) roller bottles using standard cell culture procedures, as described above. The culture medium was removed from the roller bottle, and 2.0 ml of the inactivated virus preparation mixed with 18 ml of medium containing 2% F(i) was adsorbed to the roller bottle monolayer for 60 min at 35 degrees C. to 38 degrees C. with rotation at 1 to 5rpm. After adsorption, the residual unabsorbed inoculum was removed, and 100 ml of growth medium (MEN with 10% C(i) and 10% Tp) was added and the roller bottle culture incubated at 35 degrees C. to 38 degrees C. for 7 days with daily observation for viral CPE. The roller bottle culture received a 100% medium change every 2 to 3 days. If no CPE was observed during the first roller bottle passage, the cell monolayer was chilled at 4 degrees C. for 12 to 24 hrs. The cells were scraped into the medium which was then decanted into a centrifuge bottle. The cells were pelleted by centrifugation at 4 degrees C. at 2,000 x g for 30 min. and resuspended in 2.0 ml of 2mM Tris-HCl (pH 8.8) by vigorous mixing using a vortex mixer. The resuspended material was centrifuged at 2,000 x g for 20 min. at 4 degrees C. The supernatant was added to 18 ml of growth medium containing 2% F(i) and used to infect a new confluent roller bottle culture of CCL 10 cells, as described immediately above. The second roller bottle blind passage was observed for 7 days and fed ever 2 to 3 days. If no CPE was observed during the second roller bottle blind passage, a third roller bottle blind passage was performed. If no CPE had been observed by the end of the third roller bottle blind passage the virus preparation was considered inactivated and suitable for in vivo testing.

              2. Immunization of Rabbits with Psoralen-inactivated
                                  BTV Vaccine

                                  a. Example 1

     Four New Zealand white rabbits were randomly assigned to 2 groups, designated A and B. Both groups were given 4 immunizations at two week intervals. The first immunization consisted of 1 ml of vaccine (10(8) pfu BTV serotype 11) and 1 ml of Freund's Complete Adjuvant. The second through fourth immunizations utilized 1 ml of vaccine (10(6) pfu BTV serotype 11) and 1 ml of Freund's Incomplete Adjuvant. All immunizations were given intramuscularly (IM). The vaccine given to Group A (Vaccine #1) was inactivated with AMT-UVA in the presence of 0.01M ascorbic acid. Vaccine #1 was dialyzed for 12 hours against 2mM Tris, pH 8.6. The vaccine given to Group B (Vaccine #2) was inactivated with AMT-UVA without ascorbic acid and sonicated three times (2 minutes each time) using a cup horn probe (Heat Systems Model 431A) at a power setting of 3 (Heat Systems Model W220). Both Vaccine #1 and Vaccine #2 were deemed inactivated since no live virus was detected during blind passage. Inactivated vaccine was also tested for safety by chicken embryo inoculation. Egg deaths attributable to live virus were not encountered. Both rabbit groups were bled via auricular venipuncture one week following the second, third, and fourth immunizations. Serum from each rabbit was pooled with that of its groupmate, and the pooled sera were tested for anti-BTV antibodies by two standard

                                   4,693,981
serologic assays, serum neutralization (Jochim and Jones, Am. J. Vet. Res.
(1976) 37:1345-1347) and agar gel precipitation (Jochim et al., Am. Assoc. Vet. Lab. Diag., 22nd Proceed.: 463-471, 1979) Pre-immunization rabbit serum was used as the negative control; BTV immune sheep serum was used as the positive control for both immunologic procedures.

     Pooled sera from Groups A and B reduced the number of viral plaques (serum neutralization) greater than eighty percent (arbitrarily selected end point) when the sera were diluted 1:40, which was the highest dilution examined. Negative and positive control sera behaved as expected.

                                    TABLE 1
--------------------------------------------------------------------------------

                     Serum Neutralization Data From Rabbits
                      Vaccinated with AMT-UVA-inactivated
                           Bluetongue Virus Vaccines
                    ---------------------------------------
                                                            Titer*
                                             -----------------------------------
          Group                                        1       5       40
--------------------------------------------------------------------------------
          A                                            +       +       +
          B                                            +       -       +
          Normal Rabbit Serum                          -       -       -
          BTV-Immune Sheep Serum                       +       +       plus or
                                                                       minus
--------------------------------------------------------------------------------
* Reciprocal of serum dilution neutralizing [ILLEGIBLE] percent of BTV plaque activity on BHA cells. The data are from the post-second immunization serum samples.

     Pooled post-immunization sera from Groups A and B precipitated BTV antigen in immunodiffusion plates when tested at dilutions up to 1:16. Normal rabbit serum did not precipitate the standard BTV antigen. BTV-immune sheep serum did precipitate the BTV antigen, but not at dilutions greater than 1:2.

     Of the two immunologic procedures utilized, serum neutralization is considered predictive for immunity to live BTV challenge in the target species.

                                  b. Example 2

     Twelve New Zealand white rabbits were randomly assigned to six groups, A-F, two rabbits per group. An additional four rabbits were assigned to group
G. These sixteen rabbits were vaccinated twice subcutaneously with the AMT-UVA inactivated Bluetongue virus vaccines described in Table 2. Preinactivation titer was approximately 10(8) pfu for each serotype. The vaccines were formulated with 20% (v/v) aluminum hydroxide adjuvant, and were given with a three week interval between the first and second inoculations.

     The sixteen rabbits were bled by auricular venipuncture on days 0, 14 and
35. Each serum was heat-inactivated and tested against BTV serotypes 10, 11, 13 and 17 for serum neutralizing antibody. All vaccinated rabbits developed SN titers against the homologous vaccine serotypes (Table 3). These data demonstrated the immunopotency of a multivalent AMT-UVA inactivated Bluetongue virus vaccine.

                                    TABLE 2
--------------------------------------------------------------------------------

                 Serotype Composition of Inactivated Bluetongue
                        Virus Vaccines Tested in Rabbits
                 ----------------------------------------------
                                                       BTV Serotype
          Group               Rabbit #                 Composition
--------------------------------------------------------------------------------
          A                   1, 2                     10
          B                   3, 4                     11
          C                   5, 6                     13
          D                   7, 8                     17
          E                   9, 10                    11, 17
          F                  11, 12                    10, 11, 17
          G                  13, 14, 15, 16            10, 11, 13, 17
--------------------------------------------------------------------------------

                                       14



                                    TABLE 3
--------------------------------------------------------------------------------

                Serum Neutralizing Data from Rabbits Vaccinated
               with AMT-UVA Single and Multi-Serotypes Bluetongue
                                 Virus Vaccines
               ---------------------------------------------------
                                         SN Titer* Against
                          ------------------------------------------------------
  Group      Rabbit       BTV-10       BTV-11       BTV-13       BTV-17
--------------------------------------------------------------------------------
    A           1         1:160        1:10         1:10         1:10
                2         1:320        1:10         1:10         1:10
    B           3         1:10         1:320        1:10         1:10
                4         1:10         1:80         1:10         1:10
    C           5         1:20         1:20         1:160        1:10
                6         1:20         1:10         1:40         1:10
    D           7         1:10         1:10         1:10         1:320
                8         1:10         1:10         1:10         1:320
    E           9         1:20         1:160        1:20         1:160
               10         1:20         1:160        1:20         1:160
    F          11         1:160        1:160        1:20         1:160
               12         1:40         1:40         1:20         1:80
    G          13         1:160        1:160        1:80         1:160
               14         1:160        1:160        1:80         1:160
               15         1:160        1:160        1:40         1:160
               16         1:80         1:160        1:160        1:160
--------------------------------------------------------------------------------
* Reciprocal of serum dilution neutralizing [ILLEGIBLE] of BTV plaque activity on [ILLEGIBLE] cells. The data are from the post-second immunization sera (Day
35). Negative and positive control sera behaved as expected in the SN assay.

               3. Immunization of Sheep with Psoralen-inactivated
                                  BTV Vaccine

                                  a. Example 1

     Each of two adult sheep, known to be susceptible to BTV, was inoculated subcutaneously (SQ) with 2 ml of AMT-UVA inactivated BTU plus adjuvant (1:1; vaccine to aluminum hydroxide adjuvant). The vaccine contained approximately 10(8) pfu/ml of BTV prior to inactivation. A third sheep was inoculated SQ with 6 ml of the identical vaccine without adjuvant. Seven weeks later the three sheep were given identical inoculations SQ that consisted of 5 ml of vaccine and aluminum hydroxide adjuvant (2:1 vaccine to adjuvant; 10(8) pfu BTV/ml of vaccine).

     The three sheep were monitored for clinical evidence of BTV, including daily body temperature recording and bi-daily virus isolation attempts. No evidence of BTV was observed, indicating that the vaccine was inactivated.

     Serum was collected weekly for serum neutralization and agar gel precipitation testing. Normal sheep sera and BTV-immune sheep sera were used for negative and positive control samples in the serologic tests.

     The first vaccine inoculations induced precipitating anti-BTV antibody in all three sheep. Their pre-exposure sera were uniformly negative for anti-BTV precipitating antibody. Modest neutralizing anti-BTV antibody titers (1:5) were elicited in two of three sheep following one immunization. The second immunization elicited a distinct immunologic anamnestic response, inducing neutralizing titers of 1:40, 1:80, or 1:160 in the three sheep.

                                    TABLE 4
--------------------------------------------------------------------------------

                 Serum Neutralization Data From Sheep Immunized
                    with an AMT-UVA Inactivated BTV Vaccine
                 ----------------------------------------------
                                                           TITERS*
                                                          Sheep No.:
                                             -----------------------------------
                                                       1       2       3
--------------------------------------------------------------------------------
          Pre-First Immunization
          Day 0                                       <5      <5      <5

          Post-First Immunization
          Day 21                                       5       5      <5

          Post-Second Immunization
--------------------------------------------------------------------------------

                                   4,693,981


                                       15

                               TABLE 4-continued
-------------------------------------------------------------------------------
                 Serum Neutralization Data From Sheep Immunized
                    with an AMT-UVA Inactivated BTV Vaccine.
------------------------------------------------------------------------------
                                                           TITTERS*
                                                           Sheep No.:
                                        ---------------------------------------

                                           1            2              3
-------------------------------------------------------------------------------
     Day 7                                 80           160           40
     Day 14                                80            40           40
     Day 21                                80            80           40
     Day 42                                80            80           80
     Post-Challenge
     -----------
     Day 7                                160           160           80
     Day 14                               320           160           80
-------------------------------------------------------------------------------

*reciprocal of highest 2-fold dilution reducing BTV plaque activity on BHA cell by 80 percent


     The sheep were challenged by SQ syringe inoculation of 10(5) egg lethal doses of BTV serotype 11. The three sheep remained clinically normal during the BTV challenge period, indicating that the vaccine was efficaceous.

     It is evident from the above results that the BTV which is psoralen-inactivated retains its immunogenicity, particularly as to those sites which elicit an immune response which is effective in protecting a host against subsequent BTV-infection. Thus, the psoralen inactivation can be carried out under conditions which do not modify the immunogenic sites of the virus, so as to elicit an immunogenic response which will be effective against the live BTV. Furthermore, the BTV RNA virus is efficiently inactivated under mild conditions to the point of complete inactivation, whence it may be safely administered to a host.

                                  b. Example 2

     Eight experimental and four control sheep, known to be Bluetongue Virus susceptible, were housed together in an insect-proof facility. The experimental sheep were inoculated twice subcutaneously with AMT-UVA inactivated BTV Serotype 11 vaccine. Each vaccinate received approximately 3 x 10(8) pfu BTV-11 formulated with twenty-five percent (v/v) aluminum hydroxide adjuvant. Three weeks elapsed between immunizations. Control sheep were inoculated with tissue culture fluid in 25% percent (v/v) aluminum hydroxide. Serum samples were collected prior to vaccination, following vaccinations, and following challenge, and tested for SN antibodies. All sheep were challenged by subcutaneous inoculation of 2 x 10(5) ELD(50) BTV-11 four weeks post-second vaccination. Virus isolation was performed twice weekly post-challenge for six weeks. Virus isolation from sheep blood was done by intravenous chicken embryo inoculation, followed by specific BTV serotype identification by neutralization in vitro.
     Five of the eight vaccinated sheep developed SN titers of 1:20 post-second vaccination. All eight vaccinates resisted subcutaneous challenge with 2 x 10(5) ELD(50) BTV-11, whereas the four control sheep developed uniform viremia as assessed by egg inoculation. Sheep data are given in Table 5.


                                     TABLE 5
-------------------------------------------------------------------------------
            Serum Neutralization and Virus Isolation Data from Sheep
             Vaccinated with AMT-UVA Inactivated BTV-11 Vaccine and
          Subsequently Challenged with 2 x 10(5) ELD(50) of Live BTV-11
-------------------------------------------------------------------------------
                              SN Titer                        Virus Isolation
Sheep            Base-      Post-Second        Post-         Post-Challenge Day
                                                             ------------------
No.              line       Vaccination      Challenge        4   11   15   18
-------------------------------------------------------------------------------


                                       16

                               TABLE 5-continued
-------------------------------------------------------------------------------
            Serum Neutralization and Virus Isolation Data from Sheep
             Vaccinated with AMT-UVA Inactivated BTV-11 Vaccine and
          Subsequently Challenged with 2 x 10(5) ELD(50) of Live BTV-11
-------------------------------------------------------------------------------

                              SN Titer                        Virus Isolation
Sheep            Base-      Post-Second        Post-         Post-Challenge Day
                                                             ------------------
No.              line       Vaccination      Challenge        4   11   15   18
-------------------------------------------------------------------------------
Experimental
-----------
  650           neg           1:20           1:160            -    -     -    -
  651           neg           1:20            1:40            -    -     -    -
  652           neg           1:20           1:160            -    -     -    -
  653           neg           1:20            1:40            -    -     -    -
  656           neg           1:10           1:160            -    -     -    -
  658           neg           1:10            1:40            -    -     -    -
  659           neg           1:20           1:160            -    -     -    -
  660           neg           1:10           1:160            -    -     -    -
Controls
--------
  654           neg            neg            1:10            -    +     +    +
  655           neg            neg             neg            +    +     +    +
  661           neg            neg            1:40            +    +     +    +
  662           neg            neg           1:160            -    -     -    -
-------------------------------------------------------------------------------

                            B. Feline Herpes Virus I

                 1. Assessment of Inactivation by Blind Passage

     Fc3Tg or AKD cells were grown to confluency in 850 cm(2) roller bottles using standard cell culture procedures as described above. The culture medium was removed from the roller bottle, and 2.0 mls of the inactivated virus preparation, mixed with 18 mls of medium containing 2% F(i), were absorbed to the roller bottle cell monolayer for 60 minutes at 35 degrees C. to 38 degrees
C. with rotation at 1 to 5 rpm. After adsorption, the inoculum was removed and 150 ml of maintenance medium (MEN or F12K with 2% F(i)) added. The roller bottle culture was then incubated at 35 degrees C. to 38 degrees C. for 7 days with daily observation for viral CPE. The roller bottle culture received a 100% medium change after 3 to 5 days. If no CPE was observed during the first roller bottle passage, the cell monolayer was scraped into the maintenance medium which was then decanted into a centrifuge bottle. The cells were pelleted by centrifugation at room temperature at 1,000 x g for 15 minues, resuspended in 20 ml of fresh maintenance medium, and passed to a new confluent roller bottle culture of Fc3Tg or AKD cells as described above. The second roller bottle blind passage was observed for 7 days and fed once on day 3 to 5. If no CPE was observed during the second roller bottle behind passage, a third roller bottle blind passage was performed. If no CPE was observed by the end of the third roller bottle passage, the virus preparation was considered inactive.

              2. Administration Procedure for Psoralen-inactivated
                                  FVR Vaccines

     Photochemically inactivated FVR was inoculated via syringe into cats by various routes, including but not limited to intravenously (IV), subcutaneously
(SQ), intramuscularly (IM), or intraperitoneally (IP). The vaccine was administered in various volumes (0.5 to 3.0 ml) and in various concentrations (10(6) to 10(8) pfu; either CF, CA or in combination). In the following examples, the vaccine was administered in combination with aluminum hydroxide as an immunologic adjuvant. The number of injections and their temporal spacing was as set forth in each example.

                                   4,693,981

                                       17
            3. Immunization with Psoralen-inactivated CF-FVR Vaccine

     The experimental group consisted of four specific pathogen free kittens (2 males, 2 females) four months old (Liberty Laboratories, Liberty Corner, N.J.). The control group consisted of two similar female kittens. The experimental group was inoculated IM with 3x10(7) pfu (3 mls) of HMT inactivated CF-FVR on days 0 and 21, and again inoculated with 3x10(7) pfu HMT inactivated with an equal amount of 2% aluminum hydroxide [AI(OH)(3)] adjuvant on day 61. Controls were vaccinated at eight weeks and at thirteen weeks of age with a commercial FVR vaccine using the manufacturer's recommended procedure. Sireum samples were collected weekly and tested for anti-FVR neutralizing antibodies.

     Following live virus challenge (10(6) pfu intranasally and intraconjunctivally), a numerical scoring system (Table 6) was used to assess the clinical response of both experimental and control cats.

                                    TABLE 6

-------------------------------------------------------------------------------
                          Scoring System for Clinical
                    Effects of Herpesvirus Challenge in Cats

          Factor              Degree                        Score
-------------------------------------------------------------------------------

          Fever               101 to 102 degrees F.         0
                              102 to 103                    1
                              103 to 104                    3
                              greater than 104              5

          Depression          slight                        1
                              moderate                      3
                              severe                        5

          Sneezing            occasional                    1
                              moderate                      3
                              paroxysmal                    5

          Lacrimation         serous                        1
                              mucoid                        3
                              purulent                      5

          Nasal Discharge     serous                        1
                              mucoid                        3
                              purulent                      5

          Appetite            normal, eats all food         0
                              fair, eats more than          1
                              1/2 of food
                              poor; eats less than          3
                              1/2 of food
                              none; eats nothing            5
-------------------------------------------------------------------------------

     Three of four experimental cats developed serum neutralizing anti-FVR antibody (SN) titers of 1:2 that were detected between day 42 and day 58. Following the third immunization (day 61), four of four experimental cats had SN titers of 1:4 (day 80). Baseline SN antibody titers on the experimental cats were negative. The control cats die not develop detectable SN antibody titers during the pre-challenge period.

     All cats were exposed to 10(6) pfu of live FVR by intraconjunctival and intranasal exposure on day 91. Each cat was monitored twice daily for the absence, presence and degree of severity of factors given in Table 6. A composite clinical score was derived for each cat after a 15 day observation period.

     Three of four experimental cats demonstrated mild temperature elevation and serous ocular or nasal discharge along with mild intermittent depression and appetite suppression. Their composite scores were 39, 42, and 35 respectively for the 15 day observation period. The fourth experimental cat was more severely affected (composite score = 84) by moderate, but transient, sneezing and mucoid nasal discharge. Both control cats were severely affected by live virus challenge. Severe purulent nasal and ocular discharge and lack of appetite were apparent. The control cats had composite scores of 133 and 253.

     Three weeks following live FVR challenge, all cats were tested for SN antibody titers against FVR. Three of four experimental cats had SN antibody titers of 1:16 while the fourth cat had a 1:8 titer. One of the control cats had an SN antibody titer of 1:4 while the second control lacked an SN antibody titer against FVR.

            4. Immunization with Psoralen-inactivated CA-FVR Vaccine

     Nine age-matched specific pathogen free kittens, 4 months old (Liberty Laboratories, Liberty Corner, N.J.), were randomly assigned to three experimental groups designated A, B, and C.

     Group A (controls) was inoculated twice with 1 ml tissue culture fluid and 1 ml aluminum hydroxide adjuvant. Group B was inoculated twice with a commercial FVR vaccine according to the manufacturer's recommendation. Group C was inoculated three times with 10(7) HMT-inactivated CA-FVR in aluminum hydroxide (total volume = 2 ml; 1:1 vaccine to adjuvant). All injections were given IM at three week intervals.

     Live FVR virus (10(6) pfu intransally and intraconjunctivally) was given on day 63 and a numerical scoring system (Table 6) was used to assess the kittens' clinical response for a 15 day post-challenge period. Serum samples were collected from all kittens prior to vaccination, prior to the second and third immunizations, prior to live FVR challenge, and at 15 days post-challenge. The sera were utilized to assess neutralizing antibody titers by standard procedures.

     The control kittens (Group A) maintained SN antibody titers less than 1:2 (negative) throughout the pre-challenge period. Fifteen days following live FVR challenge Group A kittens uniformly had SN antibody titers of 1:2. Kittens in Groups B and C lacked detectable anti-FVR antibody titers pre-immunization, but all kittens in Groups B and C had SN antibody titers of 1:2 or 1:4 after two immunizations. The third immunization in Group C kittens did not significantly alter their SN antibody titers. Following a 15 day post-challenge period, kittens in Groups B and C demonstrated an anamnestic immunologic response, with SN antibody titers ranging from 1:16 to 1:64.

     Clinically, Group A kittens were severely affected by live FVR challenge, whereas kittens in Groups B and C were significantly protected by their respective vaccines.

     The composite clinical scores for Group A were 125, 141, and 128 for the 15 day post-challenge period. The composite clinical scores for Group B were 25, 20, and 64, while Group C had composite clinical scores of 21, 15, and 34. The clinical signs evident were characteristic of FVR.

     From the SN data and clinical scoring, it is evident that kittens immunized with the experimental HMT-inactivated FVR vaccines (cell-free or cell associated) in the above examples were significantly immune to the clinical effects of severe FVR challenge.

                         C. Vesicular Stomatitis Virus

       1. Assessment of Inactivation by Intracerebral Inoculation of Mice

     Suckling mice (0 to 10 days old) were inoculated intracerebrally with 0.02 ml of the psoralen-inactivated

                                   4,693,901

VSV-NJ using a tuberculin syringe and a 28 or 30 gauge needle. Each vaccine lot was tested in four to nine suckling mice. The mice were observed three times daily for a minimum of seven days. Residual low-level live VSV kills suckling mice in two to five days. The sensitivity of this assay is approximately 1 to 5 pfu of live VSV per intracerebral dose. Inactivated VSV-NJ vaccine was considered safe (inactivated) if all inoculated suckling mice survived the seven day observation period. The VSV-NJ vaccine batches used hereinafter each passed the suckling mouse safety test prior to use.

     2. Virus Neutralization in Mice Immunized with Psoralen-inactivated VSV-NJ Vaccine

     Groups of ten adult white mice each were injected using three immunological adjuvants (aluminum hydroxide gel, incomplete Freund's, or oil emulsion) with one of three psoralen-inactivated VSV-NJ vaccine doses (10(9), 10(8), or 10(7) pfu/dose). The oil emulsion was prepared as described by Stone et al. (1978) Avian Dis. 22:666-674. All mice were injected IP once each, on day 0 and day 21. Serum samples were collected from the orbital sinus on day 20 and on day 33 and pooled serum samples were assessed for serum neutralization (SN) activity by standard procedures. See, Castaneda et al. (1964) Proc. US Livestock San. Assoc. 68:455-468. Serum samples were negative for neutralizing antibodies to VSV-NJ prior to vaccination.

The vaccine with oil emulsion adjuvant induced the highest SN titers after one injection. All three vaccine doses, regardless of adjuvant, induced SN titers of at least 1:2000 after two injections. Serum dilutions were tested for SN activity only to 1:2560. The results are set forth in Table 7.

                                    TABLE 7
--------------------------------------------------------------------------------
                  Virus Neutralization Indices* of Mouse Sera
                   After One and Two Injections of Psoralen-
                           Inactivated VSV-NJ Vaccine
--------------------------------------------------------------------------------
                                                     Log(10) of Vaccine
                                                  Concentration (pfu/dose)
                             No. of       --------------------------------------
Adjuvant                   Injections            7            8           9
--------------------------------------------------------------------------------
Aluminum hydroxide gel         1                 67*         905          905
Aluminum hydroxide gel         2              >2560         2560        >2560
Freund's Incomplete            1                226           57          905
Freund's Incomplete            2               2033        >2560        >2560
Oil Emulsion                   1              >2560        >2560        >2560
Oil Emulsion                   2              >2560        >2560        >2560
--------------------------------------------------------------------------------
*Virus neutralization index is the reciprocal of the serum dilution that neutralized 32 TCID(30) of VSV-NJ

     3. Virus Neutralization in Hamsters Vaccinated with Psoralen-inactivated VSV-NJ Vaccine

     Groups of five MHA hamsters each were injected with either 10(9), 10(8), or 10(7) pfu psoralen-inactivated VSV-NJ per dose, with or without aluminum hyroxide adjuvant (1:1). All hamsters were injected intramuscularly (IM) once each, on day 0 and again on day 21. Pooled serum samples were collected on day 21 and on day 34 for serum neutralization testing by standard procedures. Serum neutralizing antibodies were elicited by all three vaccine doses tested, with or without aluminum hydroxide adjuvant. SN titers are given in Table 8.

                                    TABLE 8
--------------------------------------------------------------------------------
                    Virus Neutralization Indices* of Hamster
                      Sera After One and Two Injections of
                      Psoralen-Inactivated VSV-NJ Vaccine
--------------------------------------------------------------------------------
                                                     Log(10) of Vaccine
                                                  Concentration (pfu/dose)
                             No. of       --------------------------------------
Adjuvant                   Injections           7            8           9
--------------------------------------------------------------------------------
None                           1                134*         134         1076
None                           2              >1280         1810        >2560
Aluminum hydroxide gel         1                538          538        >2560
Aluminum hydroxide gel         2              >1810         1920         2560
--------------------------------------------------------------------------------
*Virus neutralization index is the reciprocal of the serum dilution that neutralized 32 TCID(30) of VSV-NJ

     4. Live VSV-NJ Challenge of Mice Vaccinated with Psoralen-inactivated VSV-NJ Vaccine

     Three groups of fourteen, sixteen and seventeen adult white mice each were injected with either 10(7), 10(6), or 10(5) pfu psoralen-inactivated VSV-NJ per dose, respectively, using oil emulsion adjuvant with all injections. Each mouse was injected once IP (day 0). Pooled serum samples were collected on day 0 and again on day 21, and these samples were tested for SN antibody titers by standard procedures. The results are set forth in Table 9.

                                    TABLE 9
--------------------------------------------------------------------------------
                     Virus Neutralization Indices* of Mouse
                     Sera After One Injection with Psoralen-
                      Inactivated VSV-NJ Vaccine, Using Oil
                               Emulsion Adjuvant
--------------------------------------------------------------------------------
                                       Log(10) of Vaccine
                                    Concentration (pfu/dose)
--------------------------------------------------------------------------------
               Day              5              6             7
--------------------------------------------------------------------------------
               0                --*            --            --
               21               --             --            40
--------------------------------------------------------------------------------
* Virus neutralization index is the reciprocal of the serum dilution that neutralized 56 TCID(30) of VSV-NJ

     Each group of white mice was subdivided into three groups of about five mice each. Each mouse group was challenged with either 1, 10 or 100 minimum lethal doses (MLD) of live VSV by intracerebral inoculation on day 33.

     Two of five mice that were immunized with 10(6) pfu psoralen-inactivated VSV-NJ survived a one MLD VSV challenge but five of five mice that were immunized with 10(7) pfu psoralen-inactivated VSV-NJ vaccine survived both a 1 or 10 MLD VSV challenge. One of four mice that were vaccinated at 10(7) pfu/dose psoralen-inactivated VSV-NJ survived a 100 MLD VSV challenge. The results (no. dead/no. challenged) are set forth in Table 10.

                                    TABLE 10
--------------------------------------------------------------------------------
                  Live VSV-NJ Challenge of Mice Injected with
                          Psoralen-Inactivated VSV-NJ
--------------------------------------------------------------------------------
                                          Challenge Dilution
Dose Psoralen-     -------------------------------------------------------------
Inactivated                   10-(5)           10-(4)            10-(3)
VSV-NJ Vaccine               (1 MLD)          10 (MLD)         (100 MLD)
--------------------------------------------------------------------------------
   10(7) pfu                  0/5*             0/5               3/4
   10(6) pfu                  3/5              4/5               3/6
   10(5) pfu                  5/5              4/5               7/7
--------------------------------------------------------------------------------
*Number dead/number challenged

                                   4,693,981

        5. Virus Neutralization in Cattle Immunized with Psoralen-inactivated VSV-NJ Vaccine

        Four groups of six mature beef cattle each were injected with either 10(6) or 10(7) pfu/dose psoralen-inactivated VSV-NJ vaccine, with or without aluminum hydroxide adjuvant (1:1). Each cow was vaccinated subcutaneously (SQ) on day 0 and again on day 21. A control group consisted of an additional six cattle that were inoculated only with adjuvant on day 0 and again on day 21. All cattle were bled on days 0, 14, 21, and 35. Serum from each animal was tested for SN antibodies to VSV-NJ by standard procedures.

        The aluminum hydroxide adjuvant was required to elicit significant SN titers in cattle, and 10(8) pfu/dose induced the highest responses. The results are set forth in Table 11. A VSV-NJ virus neutralization index greater than 1000 has been reported to represent protection against 10(6) ID(50) of live VSV by intralingual challenge in cattle. See, Castaneda et al. (1964) Proc. US Livestock San Assoc. 68:455-468.

                                    TABLE 11
------------------------------------------------------------------------------
                    Virus Neutralization Indices* From Cattle
                    Injected With Psoralen-Inactivated VSV-NJ
                                     Vaccine
                    ------------------------------------------
                                                      Day Serum Collected
                                                ------------------------------
Group     Treatment             Animal          0**     14      21**    15
------------------------------------------------------------------------------
A         10(8) pfu/dose         310            --      16      16      256
          + Al(OH) (3)           731            --      --      --     >16
                                 911            --     128      64     2048
                                 921            --       8       8     1024
                                 943            --      16      32     1024
                                 944            --      32      32      512
B         10(7) pfu/dose         303            --      --      --      256
          + Al(OH) (3)           304            --      --      --       64
                                 308             4       4       8      512
                                 542            --      --      --        8
                                 914            --      16       4      512
                                1670            --      --      --     >128
C         Controls               305            --      --      --       --
                                 309            --      --      --       --
                                 314            --      --      --       --
                                 315            --      --      --       --
                                 316            --      --      --       --
                                 318            --      --      --       --
D         10(8) pfa/dose         302            --      --      --        4
          without adjuvant       611            --      --      --        4
                                 714            --      --      --        8
                                 732            --      --      --        4
                                 747            --      --      --       --
                                 996            --      --      --       32
E         10(7) pfa/dose         101            --      --      --       --
          without adjuvant       312            --      --      --        4
                                 616            --      --      --       --
                                 721            --      --      --       --
                                 722            --      --      --       --
                                1944            --      --      --       --
------------------------------------------------------------------------------
 * Virus neutralization nodes in the required of the serum dilutions that neutralized 32 TCID (50) of VSV-NJ
** Immunization Days

        6.  Live VSV-NJ Challenge of Cattle Vaccinated with
            Psoralen-inactivated VSV-NJ Vaccine

        Ten mature cattle were divided into two groups of five animals each. Group I was designated experimental and Group II was designated control. All ten cattle were clinically normal and lacked evidence of previous VSV exposure; that is, they were negative for serum neutralizing (SN) antibody. Group I cattle were vaccinated subcutaneously with 10(8) pfu (prior to inactivation) psoralen-inactivated VSV twice with a three week interval. Vaccine volume was 2 ml. containing aluminum hydroxide adjuvant. Group II cattle were not exposed to the psoralen-inactivated VSV.

        Approximately two weeks post-second vaccination, the cattle of both Groups I and II were challenged intradermalingually with 0.1 ml live VSV in log dilutions of 5.6 pfu to 5.6 x 10(5) pfu/injection site. Thus each animal's tongue received six separate 0.1 ml injections, representing a quantitative challenge system. Serum neutralizing titers for cattle in each group measured before and after challenge are presented in Table 12.

                                    TABLE 12
-------------------------------------------------------------------------------
                    Serum Neutralization Titers From Cattle
                  Vaccinated With Psoralen-Inactivated VSV-NJ
                                    Vaccine
                  -------------------------------------------
                      After         After        Day of          Post
          Arrival     1st vacc  2nd vacc[ILLE-  Challenge[ILLE-  Challenge[ILLE-
                                GIBLE]          GIBLE]           GIBLE]
Animal                                 Day
No.        0            18            35            42             60
-------------------------------------------------------------------------------
Group I
-------
4009-V     neg*         1:160           1:1280      1:1280         1:1280
4383-V     neg          1:80            1:1280      1:1280         1:2560
4389-V     neg          1:80            1:640       1:2560         ND
6153-V     neg          1:80            1:1280      1:1280  (equal 1:20480
6244-V     neg          1:320           1:1280      1:1280  to or  ND
GROUP II                                                    greater
--------                                                    than)
3780-C     neg          neg             neg         neg            1:10240
3781-C     neg          neg             neg         neg            1:10240
3784-C     neg          neg             neg         neg            1:10240
4007-C     neg          neg             neg         neg            1:10240
7912-C     neg          neg             neg         neg            1:10240
-------------------------------------------------------------------------------
 * 100 TCID (50) of VSV-NJ
   8 = 1000 TCDI (50) OF VSV-NJ
   [ILLEGIBLE] 37 TCID (50) of VSV-NJ
 * negative at 1:20, the lowest dilution tested
 ND = not done

        Vaccinated animals had a fifty percent reduction in lesion number, and lesions on vaccinates were fifty percent smaller and healed faster than on controls. Control animals developed lesions at both earlier and later time points. On post-challenge day eighteen, all five controls had lesions, whereas four of five vaccinates were normal. The fifth vaccinate's lesions were milder than those of any control animal on post-challenge day eighteen.

        Using the Mann-Whitney modification of Wilcoxon's two sample test, the vaccinates were significantly protected against live VSV challenge (P=.075). On the average, vaccinated cattle were protected against 25 times the minimum infectious dose required to produce lesions in control animals.

        According to the present invention, viruses inactivated with furocoumarins and ultraviolet radiation in the substantial absence of oxygen and other oxidizing species retain their immunogenicity and are suitable as the immunogenic substance in vaccines against a number of virally-induced diseases. The inactivated viruses of the present invention are non-infectious and safe when administered to a host for vaccination, yet display enhanced antigenic integrity when compared to vaccines inactivated in the presence of oxygen.

        Although the foregoing invention has been described in some detail by way of illustration and example for purposes of clarity of understanding, it will be obvious that certain changes and modifications may be practiced within the scope of the appended claims.

        What is claimed is:

                                   4,693,981

     1. A method for inactivating a live virus without substantially degrading their antigenic characteristics, said method comprising:

     exposing the virus to a preselected intensity of long wavelength ultraviolet radiation and a preselected concentration of an inactivating furocoumarin for a time period sufficiently long to render the virus non-infectious but less than that which would result in degradation of its antigenic characteristics, wherein said exposure is performed in the substantial absence of oxygen and other oxidizing species.

     2. A method as in claim 1, wherein the furocoumarin is added to an inactivation medium containing the live virus.

     3. A method as in claim 1, wherein the furocoumarin is introduced to the live virus by addition to a cell culture medium in which the virus is grown.

     4. A method as in claim 1, wherein the inactivation medium is maintained under a non-oxidizing gas atmosphere.

     5. A method as in claim 4, wherein the inactivation medium is flushed with the non-oxidizing gas.

     6. A method as in claim 4, wherein the non-oxidizing gas is selected from the group consisting of hydrogen, nitrogen, argon, helium, neon, carbon dioxide, and mixtures thereof.

     7. A method as in claim 1, wherein an oxygen scavenger is added to the inactivation medium.

     8. A method as in claim 7, wherein the oxygen scavenger is sodium ascorbate.

     9. An improved method for inactivating viruses, said method being of the type wherein the virus is inactivated by exposure to long wavelength ultraviolet radiation in the presence of an inactivating furocoumarin, said improvement comprising performing said exposure to ultraviolet radiation in the substantial absence of oxygen and other oxidizing species.


                                   * * * * *

                                                                       EXHIBIT C

United States Patent [19]                    [11] Patent Number 4,727,027
Wiesehahn et al.                             [45] Date of Patent:  Feb. 23, 1988


[54] PHOTOCHEMICAL DECONTAMINATION TREATMENT OF WHOLE BLOOD OR
     BLOOD COMPONENTS

[75] Inventors:  Gary P. Wiesehahn, Alameda;
                 Richard P. Creagan, Alta Loma, both
                 of Calif.

[73] Assignee:  Diamond Scientific Co.,
                Des Moines, Iowa

[21] Appl. No.: 785,356

[22] Filed:     Oct. 7, 1985


                         Related U.S. Application Data

[63] Continuation-in-part of Ser. No. 928,841, Oct. 20, 1986, which is a continuation of Ser. No. 490,681, May 2, 1983, abandoned.

[51] Int. Cl.(4) ................C12N 13/00; C07K 13/00;
                               A61K 39/00; C07G 7/00
[52] U.S. Cl. ......................435/173; 530/380;
        530/381; 530/382; 530/385; 530/386; 530/387;
          530/388; 530/392; 530/393; 530/347; 514/2;
             514/6; 424/88; 424/89; 424/92; 424/101;
           422/24; 422/28; 422/29; 426/234; 426/318;
[58] Field of Search.........435/173, 183, 188, 236,
       435/238, 269, 800, 814, 172.1; 260/112 R, 112
       B, 121; 424/89, 90, 101, 88, 92; 514/2, 6, 8;
                 530/350, 363, 380-394, 412-414, 427

[56]                            References Cited

                             U.S. PATENT DOCUMENTS

    4,124,598 11/1978 Hearst et al. ........................260/343.21
    4,169,204  9/1979 Hearst et al. ...........................546/270
    4,321,919  3/1982 Edelson................................128/214 R
    4,327,086  4/1982 Fukushima et al. ....................... 424/177
    4,568,542  2/1986 Kronenberg............................... 424/90
    4,595,653  6/1986 Kronenberg................................ 435/5

                               OTHER PUBLICATIONS

deMol and van Henegouwen (1981) Photochem.
Photobiol. 33:815-819.
deMol et al. (1981) Photochem. Photobiol, 34:661-666.
Joshi and Pathak (1983) Biochem. Biophys. Res. Comm., 112:638-646. Grossweiner (1982) NCI Monograph No. 66, 47-54.
Rodighiero and Dall'Acqua (1982), NCI Monograph No. 66, 31-40.
deMol et al. (1981) 95:74462k,p. 74467 Chem. Interactions.
Hyde and Hearst (1978) Biochemistry 17:1251-1257.
Hanson et al. (1978), J. Gen. Virol. 40-345-358.
Swanstrom et al. (1981), Virol. 113:613-622.
Redfield et al.(1981), Infec. and Immun. 32:1216-1226.
Hanson "Inactivation of Viruses for Use as Vaccines ...
  Med. Virol, II, de La Maza & Peterson, eds.
Cremer et al., (1982) J. Clin, Microbiol., 15:815-823.
Veronese, F. M., et al., (1981), Photochem. Photobiol.
34:351.
Veronese et al. (1982), Photochem. Photobiol. 36:25.
Singh and Vadasz (1978) Photochem. Photobiol. 28:539-545.
Musajo et al., Experentia, vol. XXI, pp. 22-24, "Photosensitizing
Furocovmanhs-Interaction with DNA and Photoinactivation of DNA Containing Viruses".

Primary Examiner--Thomas G. Wiseman
Assistant Examiner--Robin Lyn Tieskin
Attorney, Agent, or Firm--Zarley McKee, Thomte, Voorhees & Sease

[57]                                ABSTRACT

Biological compositions are decontaminated by treatment with furocoumarin derivatives and irradiation under particular conditions in which the proteins retain their original physiological activities and any pathogenic microorganisms and polynucleotide fragments thereof are rendered inactive. It has been found that reduction of the amount of dissolved oxygen in the treatment solution substantially inhibits denaturation of the proteins.


                             22 Claims, No Drawings

                                   4,727,027

             PHOTOCHEMICAL DECONTAMINATION TREATMENT OF WHOLE BLOOD
                              OR BLOOD COMPONENTS

     This application is a continuation-in-part of application Ser. No. 928,841, filed Oct. 20, 1986, which is a continuation of application Ser. No. 490,681, filed on May 2, 1983 now abandoned.

                          BACKGROUND OF THE INVENTION

     1.   Field of the Invention

     Recipients of blood and blood components risk acquiring infections from pathogenic microorganisms, either pre-existing in the blood at the time of collection or transmitted to the blood product during manipulation. Medical personnel who are in contact with collected human blood or clinical samples also have a significant chance of being exposed to potentially lethal blood-borne or sample-borne organisms. Blood components today are obtained from blood donors and frequently involve pooled lots, where one or more of the donors may be harboring a viral, bacterial or other infection. Since the blood or blood components are required to provide physiological functions in a mammalian host, normally a human host, these functions must not be impaired by the decontamination treatment of the biological composition. In addition, the blood or blood components may not be modified in such a way as to make them immunogenic which could result in an adverse immune response. Finally, any treatment should not leave residues or products detrimental to the health of the host or such residues or products should be readily removable.

     2.   Description of the Prior Art

     U.S. Pat. No. 4,327,086 describes a method for heat treating an aqueous solution containing human blood coagulation factor XIII. U.S. Pat. No.
4,321,919 proposes extracorporeal treatment of human blood with 8-methoxypsoralen (8-MOP) and ultraviolet light. Hyde and Hearst, Biochemistry
(1978) 17: 1251-1257, describe the binding of two psoralen derivatives to DNA and chromatin. Musajo et al., Experientia (1965) XXI, 22-24, describe photo-inactivation of DNA-containing viruses with photosensitizing furocoumarins. See also, Hanson et al. (1978) J. Gen. Virol. 40: 345-358; Swanstrom et al. (1981) Virol. 113: 613-622; Redfield et al. (1981) Infec. and Immun. 32: 1216-1226; Hanson (1983) "Inactivation of viruses for Use as
Vaccines and Immunodiagnostic Reagents" in Medical Virology II, de al Maza and Peterson, eds, and Cremer et al. (1982) J. Clin. Microbiol. 15: 815-823, each of which describe viral inactivation by exposure to ultraviolet radiation in the presence of furocoumarins.

     Some data showing substantial impairment of the biological function of certain enzyme proteins using furocoumarins are published in the scientific literature (see for example, Veronese, F. M. et al., Photochem. Photobiol. 34:
351 (1981); Veronese, F. M. et al., Photochem. Photobiol. 36: 25 (1982)). Singh and Vadasz (1978) Photochem. Photobiol. 28: 539-545 attribute the photoinactivation of E. coli ribosomes by ultraviolet radiation in the presence of furocoumarins to the presence of singlet oxygen.

                            SUMMARY OF THE INVENTION

     Methods and compositions are provided for the decontamination of biological compositions, such as blood and blood products, by inactivating microorganisms and polynucleotide fragments thereof capable of causing a pathological effect in mammalian hosts. The biological compositions are decontaminated by treatment with furocoumarins and long wavelength ultraviolet (UVA) light under conditions which limit the availability of oxygen and other reactive species. It has been found that such conditions allow for inactivation of even recalcitrant viral pathogens without degrading biologically active proteins, such as Factor VIII, which are present in the composition.


                    DESCRIPTION OF THE SPECIFIC EMBODIMENTS

     In accordance with the subject invention, biological compositions which may harbor microorganisms capable of causing harmful physiological effects in a host are combined with furocoumarin compositions and treated with UVA light under predetermined conditions, whereby the microorganisms and polynucleotide fragments thereof are inactivated while the physiological activities of non-nucleic acid components of the compositions are retained. The treatment conditions are selected to minimize the likelihood that biologically active non-nucleic acid components of the compositions, such as proteins, are degraded. In particular, precautions are taken to reduce the level of dissolved oxygen and other reactive species in the composition during exposure to the ultraviolet light. As used hereinafter and in the claims, the term "microorganisms" should be understood to mean

     (1) prokoryotic, eukaryotic and viral microorganisms containing nucleic acids (either DNA or RNA), and

     (2)  nucleic acid genomes or sub-genomic fragments from microorganisms.

     Various biological compositions may be decontaminated by the methods of the present invention, particularly aqueous compositions containing biologically active proteins derived from blood or blood components. Whole blood, packed red cells, platelets, and plasma (fresh or fresh frozen plasma) are exemplary of such compositions. Blood components of particular interest include plasma, protein portion, antihemophilic factor (AHF, Factor VIII); Factor IX and Factor IX complex (Factors II, VII, IX and X); fibrinogens, Factor XIII, prothrombin and thrombin (Factor II and IIa); immunoglobulins (e.g. IgA, IgD, IgE, IgG and IgM and fragments thereof e.g., Fab, F(ab')(2), and Fc); hyper-immune globulins as used against tetanus and hepatitis B; cryoprecipitate; albumin; interferons; lymphokines; transfer factors; etc. Other biological compositions include vaccines, recombinant DNA produced proteins, oligopeptide ligands, etc. The protein concentration in the acqueous biological compositions will generally range from about 1 (greek mu)g/ml to 500 mg/ml, more usually from about 1 mg/ml to 100 mg/ml. The pH will normally be close to physiologic pH (-7.4), generally in the range of about 6 to 9, more usually about 7. Other components may be present in the compositions, such as salts, additives, buffers, stabilizers, or the like. These components will be conventional components, which will be added for specific functions.

     Furocoumarins useful for inactivation include psoralen and derivatives, where the substituents will be: alkyl, particularly of from 1 to 3 carbon atoms, e.g. methyl; alkoxy, particularly of from 1 to 3 carbon atoms, e.g., methoxy; and substituted alkyl, of 1 to 6, more usually 1 to 3 carbon atoms having from 1 to 2

                                   4,727,027
heteroatoms, which will be oxy, particularly hydroxy or alkoxy of from 1 to 3 carbon atoms, e.g. hydroxymethyl and methoxymethyl, or amino, including mono-and dialkyl amino having a total of from 1 to 6 carbon atoms, e.g., aminomethyl. There will be from 1 to 5, usually 2 to 4 substituents, which will normally be at the 4, 5, 8, 4' and 5'-positions, particularly at the 4'-position. Illustrative compounds include 5-methoxypsoralen, 8-methoxypsoralen (8-MOP), 4,5',8-trimethylpsoralen (TMP), 4'-hydroxymethyl-4,5',8-trimethylpsoralen (HMT), 4'-aminomethyl-4,5',8-trimethylpsoralen (AMT), 4-methylpsoralen,
4,4'-dimethylpsoralen, 4,5'-dimethylpsoralen, 4',8-dimethylpsoralen, and 4'-methoxymethyl-4,5',8-trimethylpsoralen.

     When employing furocoumarins with limited aqueous solubility, typically below about 50 (greek mu)g/ml, it has been found useful to add an organic solvent, such as dimethyl sulfoxide (DMSO), ethanol, glycerol, polyethylene glycol (PEG), or polypropylene glycol to the aqueous treatment solution. Such furocoumarins having limited solubility include 8-MOP, TMP, and psoralen. By adding small amounts of such organic solvents to the aqueous composition, typically in the range from about 1 to 25% by weight, more typically from about 2 to 10% by weight, the solubility of the furocoumarin can be increased to about 200 (greek mu)g/ml, or higher. Such increased furocoumarin concentration may permit the use of shorter irradiation times. Also, inactivation of particularly recalcitrant microorganisms may be facilitated without having to increase the length or intensity of ultraviolet exposure, and the addition of an organic solvent may be necessary for inactivation of some viruses with particular furocoumarins. The ability to employ less rigorous inactivation conditions is of great benefit in preserving the biologic activity of blood proteins during decontamination.

     At times, it may be desirable to employ organic solvents, particularly DMSO, with all furocoumarins regardless of solubility. For some microorganisms, particularly viruses having tight capsids, the addition of the organic solvent may increase the permeability of the outer coat or membrane of the microorganism. Such increase in permeability would facilitate penetration by the furocoumarins and enhances the inactivation of the microorganism.

     The subject furocoumarins are active with a wide variety of pathogenic microorganisms, viruses, and polynucleotide fragments thereof, DNA or RNA, whether single stranded or double stranded. Illustrative viruses include: adenovirus, arenavirus, bacteriophage, bunyavirus, hepatitis viruses, including types A, B and non-A, non-B (also designated type C), herpesvirus, retroviruses such as human T-lymphtropic viruses (HTLV), including HTLV types I, II and III, orthomyxovirus, papovavirus, paramyxovirus, picornavirus, poxvirus, reovirus, rhabdovirus, and togavirus. Additional pathogenic microorganisms include bacteria, chlamydia, mycoplasma, protozoa, rickettsia and other unicellular microorganisms. This inactivation method will also be effective against uncharacterized infectious agents which contain nucleic acids, either DNA or RNA.

     The furocoumarins may be used individually or in combination. Each of the furocoumarins may be present in amounts ranging from about 0.01 (greek mu)g/ml to 1 mg/ml, preferably from about 0.5 (greek mu)g/ml to 100 (greek mu)g/ml, there not being less than about 1 (greek mu)g/ml nor more than about 1 mg/ml of furocoumarins.

     The furocoumarins may be added to the biological composition by any convenient means in a manner substantially assuring the uniform distribution of the furocoumarins in the composition. Such addition may be made in a single dose, in a series of doses over time, or continuously during the entire treatment period or a portion thereof. The composition may be irradiated under conditions ensuring that the entire composition is exposed to sufficient irradiation, so that the furocoumarins may react with any polynucleotide present to inactivate the polynucleotide. Depending upon the nature of the composition, particularly its opacity, as in the case of blood, the depth of the solution subject to irradiation will vary widely. Usually, the depth will be not less than about 0.025 millimeter, but may be a centimeter or more. With whole blood, the depth will generally range from about 0.025 millimeter to 2.5 millimeters. The light which is employed will generally have a wavelength in the range of about 300 nm to 400 nm. Usually, an ultraviolet light source will be employed together with a filter for removing UVB light. The intensity will generally range from about 0.1 mW/cm(2) to about 5 W/cm(2), although in some cases it may be much higher. The medium being irradiated may be irradiated while still, stirred or circulated, and may either be continuously irradiated or be subject to alternating periods of irradiation and non-irradiation. The circulation may be in a closed loop system or it may be in a single pass system ensuring that all of the sample has been exposed to irradiation. The total time for irradiation will vary depending upon the nature of the sample, the furocoumarin derivative used, the intensity and spectral output of the light source and the nature of the polynucleotides which may be present. The time of irradiation necessary for inactivation will be inversely proportional to the light intensity. Usually, the time will be at least 1 min. and not more than about 20 hrs., more usually from about 15 mins. to about 2 hrs. When circulating the solution, the rate of flow will generally be in the range of about 0.1 ml/min to 50 liters/min.

     In order to inhibit denaturation of biologically active proteins, it is desirable to reduce the availability of dissolved oxygen and other reactive species in the biological composition before or during the exposure to ultraviolet radiation. A variety of steps to reduce the oxygen availability may be taken, either individually or in combination. Oxygen scavengers, such as ascorbate, glutathione, sodium thionate, and the like, may be added which combine with singlet oxygen and other reactive oxygen species to prevent reaction with the proteins. Physiologically acceptable proteins, such as human or bovine serum albumin (BSA), and the like, may also be added. Such large proteins act both to bind metals which catalyze reactions involving oxygen as well as by preferentially binding the oxygen and other reactive radicals. The biological composition may also be flushed with inert or less reactive gases, such as hydrogen, helium, neon, carbon dioxide, nitrogen, argon, and the like, to reduce the concentration of oxygen and other dissolved gases in the biological composition by equilibrium exchange (mass transfer) with the flushing gas. Flushing may be accomplished by passing the inert gas over or through the biological composition, for a predetermined minimum amount of time, usually at least 30 minutes, more usually at least one hour, prior to exposure to the ultraviolet radiation.

     The concentration of dissolved oxygen may also be reduced through the use of enzyme systems either in

                                   4,727,027
solution or immobilized on a solid substrate. Suitable enzyme systems include glucose oxidase or catalase in the presence of glucose and ascorbic acid oxidase in the presence of ascorbate. Such enzyme systems may be employed alone or together with the other methods for oxygen reduction discussed above.

     To further inhibit denaturation of the biologically active proteins, the temperature of the biological composition should be maintained below about 60 degrees C., preferably below 40 degrees C., more preferably in the range from -10 degrees C. to 30 degrees C., during exposure to the ultraviolet radiation.

     It may be desirable to remove the unexpended furocoumarin and/or its photobreakdown products from the irradiation mixture. This can be readily accomplished by a variety of conventional separation techniques, such as dialysis across an appropriately sized membrane or through an appropriately sized hollow fiber system after completion of the irradiation. It may be desirable in certain applications to remove bound or unbound furocoumarins using affinity methods (e.g., magnetic beads) or using antibodies, including monoclonal antibodies, either in solution or attached to a substrate. Enzymes, either in solution or attached to a substrate, could be used to convert the furocoumarins to nontoxic unreactive products. Alternatively, desirable components such as factor VIII could be removed by precipitation or affinity methods by leaving the furocoumarins in solution.

     The following examples are offered by way of illustration and not by way of limitation.

                                  EXPERIMENTAL

     The following experiments were performed in order to demonstrate the ability of psoralen photoreaction to destroy microbial contaminants contained in whole blood and blood products without destroying the biological activity of blood proteins.

     Since whole blood exhibits very high optical density for longwave UV light (320 nm to 380 nm), the blood was irradiated through a suitably short optical path length. In Example 1, blood was pumped through polyethylene capillary tubing of 0.875 millimeter inside diameter. The tubing was coiled around a 1.27 centimeter diameter tube and immersed in water which was maintained at 18 degrees C. The blood was continuously circulated through the tubing by means of a peristaltic pump. The blood required approximately 2.5 minutes for a complete cycle through the capillary tubing and was in the light beam for approximately 20% of the stated irradiation time. The light source was a low pressure mercury lamp filtered through a cobalt glass filter. The filter transmits light of approximately 320 nm - 380 nm. with peak transmittance at 360 nm. The incident intensity at the sample was approximately 40 mW/cm(2). The apparatus employed for Examples II through XI consisted of an upper and lower bank of lamps emitting longwave ultraviolet light (e.g. GE F20T 12 BLB bulbs, 320 - 400 nm). Samples were placed on plate glass between the light sources. Irradiation times and intensities were as described for each Example.

                                   EXAMPLE I

                     Inactivation of feline rhinotracheitis

     Feline rhinotracheitis virus, a member of herpes-virus family, was added to heparinized whole rabbit blood in an amount that would give a final concentration of approximately 2 x 10(7) PFU/ml. 4'-hydroxymeth-yl-4,5',8-trimethylpsoralen (HMT) was added to a portion of the rabbit blood and aliquots were irradiated for various periods of time. To test for remaining live virus, duplicate plaque assays were performed using cultured feline cells (Fc3Tg) (ATCC CCL 176), with a methyl-cellulose overlay. Virus titers were obtained as the arithmetical mean of viral plaques observed in duplicate assays cultures 72 hours after exposure to test samples.

     The blood aliquot that received HMT only and no irradiation gave a titer of 5.3 x 10(6)PFU/ml. The aliquot that received HMT and five minutes of irradiation exhibited a titer of 4.5 x 10(6)PFU/ml. In the aliquot that received psoralen plus one hour of irradiation there was not detectable live virus remaining. The sensitivity of this assay should have permitted detection of residual virus at titers (greater than or equal to) 1.0 x 10(1) PFU/ml. A blood sample which had received HMT and one hour of irradiation also showed no apparent damage to the red blood cells as judged by phase contrast microscope analysis and by absence of visible hemolysis. These data therefore demonstrate that high virus titers present in whole blood can be inactivated by psoralen plus light treatment which leaves the red cell component of the blood intact.

                                   EXAMPLE II

        Protective effect of inert gas flushing on Factor VIII activity

     Eight samples of pooled normal plasma were prepared and treated as follows. Samples 5-8 were continuously flushed with argon. AMT (20 (greek mu)g/ml) and TMP (5 (greek mu)g/ml) were added to samples 2, 4, 6, and 8. Samples 3, 4, 7, and 8 were exposed to UVA radiation (4.2 mW/cm(2), 320-400nm). Factor VIII activity was determined for each sample after six hours of such treatment. The results are set forth in Table 1.

                                    TABLE 1
-------------------------------------------------------------------------------
                                       FVIII Activity
       Sample    Argon      UVA  Drugs    units/ml       % Retained
-------------------------------------------------------------------------------

         1         0         0    0         0.86            Control
         2         0         0    +         0.84              98
         3         0         +    0         0.58              67
         4         0         +    +         0.10              12
         5         +         0    0         0.75              87
         6         +         0    +         0.64              74
         7         +         +    0         0.58              67
         8         +         +    +         0.45              52
-------------------------------------------------------------------------------

     These results demonstrate that argon flushing to reduce the level of dissolved oxygen in the treatment solution substantially enhances the retention of Factor VIII activity.

                                  EXAMPLE III

             Protective effect of ascorbate on Factor VIII activity

     Three samples of Factor VIII concentrate were prepared with 3% BSA added. Test samples 2 and 3 were flushed with argon prior to UVA exposure. Nothing further was added to the first sample. AMT (180 (greek mu)g/ml) was added to the second and third samples, while 5 mM ascorbate was added to the third sample only. The second and third samples were exposed to UVA (4.2 mW/cm(2), 320-400 nm) radiation for the four hour period, while the first sample was kept in the dark (control). Factor VIII activity of all samples was measured after the four hour test period and the retained activity was determined. The results are summarized in Table 2.

                                    4,727027

                                    TABLE 2
-------------------------------------------------------------------------------------
                                                                       FVIII ACTIVITY
SAMPLE                 UVA             AMT          ASCORATE              UNITS/ML
--------------------------------------------------------------------------------------
  1                      0               0               0                  0.81
  2                      +               +               0                  0.38
  3                      +               +               +                  0.59
--------------------------------------------------------------------------------------

        These results demonstrate that the addition of ascorbate to the treatment solution substantially enhances the retention of Factor VIII activity in samples treated with psoralens and exposed to ultraviolet radiation.

                                   EXAMPLE IV

        Protective effect of BSA on Factor VIII activity

        Six samples of Factor VIII concentrate were flushed with argon and then exposed for three hours to UVA radiation (4.2 mW/cm2, 320-400 nm). Selected amounts of AMT and/or BSA were added to certain samples prior to irradiation. Factor VIII activity was measured before and after irradiation, and the percentage of retained activity determined. The results are set forth in Table 3.

                                    TABLE 3
-------------------------------------------------------------------
                                                      RETAINED
SAMPLE         AMT ((greek mu)g/ml)    BSA(%)     FVIII ACTIVITY(%)
-------------------------------------------------------------------
  1                      0               0               88
  2                      0              10              110
  3                     30               1               77
  4                     30               5               98
  5                     30              10               86
  6                     60              10               84
-------------------------------------------------------------------

        These results demonstrate that BSA enhances the retention of Factor VIII activity when exposed to UVA radiation, both in the presence and absence of AMT.

                                   EXAMPLE V

                Inactivation of Mycoplasma species Acholeplasma
                              laidlawii with 8-MOP

        Culture: Six days old and approximately 10(7) cells/ml.

        Irradiation: Irradiated samples were exposed to UVA (approximately 4.2 mW/cm(2)) for three exposure periods of two hours each. Samples were transferred to a new vessel for each period of UVA treatment.

        Furocoumarin: 8 metoxypsoralen (8-MOP) in DMSO was used at the concentrations given in Table 4. After each two hour period of irradiation, a fresh aliquot of furocourmarin was added to restore the minimal drug concentration to the level indicated in Table 4.

        Additives: Additional DMSO and/or sodium ascorbate (ASC) were added to samples as indicated in Table 4.

        Assay: Residual live mycoplasma were assayed using the standard microbiological culture tests prescribed by U.S. Department of Agriculture in 9CFR part 113.28.

                                    TABLE 4
---------------------------------------------------------------
                               MYCOPLASMA GROWTH TEST
                         --------------------------------------
                                                            %
                                                         DMSO
                          DIRECT          BULK           FINAL
TREATMENT OF SAMPLES     PLATING          BROTH          (V/V)
---------------------------------------------------------------
UVA only                   +               +               0
DMSO (6% v/v)              +               +               6
ASC (10 mM)                +               +               0
UVA + ASC                  +               +               0
UVA + DMSO + ASC           +               +               6

                                TABLE 4 - continued
---------------------------------------------------------------
                               MYCOPLASMA GROWTH TEST
                         --------------------------------------
                                                            %
                                                         DMSO
                          DIRECT          BULK           FINAL
TREATMENT OF SAMPLES     PLATING          BROTH          (V/V)
---------------------------------------------------------------
ASC + DMSO                 +               +               6
UVA + ASC + 8-MOP
  (100 (greek mu)g/ml)     -               +             2.3
UVA + DMSO + ASC +
  8-MOP                    -               +             8.2
(100 (greek mu)g/ml)
UVA + ASC + 8-MOP
  (200 (greek mu)g/ml)     -               -             4.6
UVA + DMSO + ASC
  8-MOP                    -               -            10.6
(200 (greek mu)g/ml)
---------------------------------------------------------------

+ = growth
- = no growth
        These results demonstrate that the decontamination method of the present invention is useful for the inactivation of bacterial species.

                                   EXAMPLE IV

              Inactivation of Mycoplasma species Mycoplasma orale
                       with AMT and TMP without additives

        Culture: Seven days old and approximately 2.9 X 10(6) cells/ml.

        Irradiation: Same as for Example V except irradiated samples were only exposed for one treatment period of the duration indicated in Table 5.

        Furocoumarins: 4' aminomethyl-4,5', 8-trimethlylpsoralen (AMT) 4,5',8-trimethylpsoralen(TMP)

        Additives: None

        Assay:  Same as for Example V.

                                    TABLE 5

---------------------------------------------------------------
                                      MYCOPLASMA GROWTH TEST
                                   ----------------------------
                                     DIRECT              BULK
TREATMENT OF SAMPLES                 PLATING             BROTH
---------------------------------------------------------------
No treatment                            +                  +
UVA (1 hour)                            +                  ND
UVA (3 hours)                           -                  ND
AMT (30 (greek mu)g/ml)                 +                  ND
AMT (30 (greek mu)g/ml) = UVA (1 hour)  -                  +
AMT (30 (greek mu)g/ml) = UVA (3 hours) -                  -
TMP (7.5 (greek mu)g/ml) = UVA (1 hour) -                  -
---------------------------------------------------------------

ND = not done, + = growth, - = no growth

        These results further confirm the efficacy of the present invention in inactivating bacterial species.

                                  EXAMPLE VII

            Inactivation of vesicular stomatitis virus and retention
                            of Factor VIII activity

        Treatment samples comprising vesicular stomatitis virus (3.3 X 10(8) pfu/ml) were prepared in PBS-diluted AHF concentrate. The VSV was inactivated in two samples by the addition of AMT (180 (greek mu)g/ml), 1% BSA, 10mM ascorbate, and exposure to UVA (6.4 mW/cm(2), 320-400 nm) for approximately nine hours. The samples were continuously flushed with argon. Inactivation was confirmed by plaque assay on LM(TK-) mouse cells any by injection of 20 (greek mu)l into suckling mouse brains. The mouse brain assay will detect 10 pfu/ml. Both samples were shown to be non-infective. Factor VIII activity was monitored in the treated samples as well as a control sample which was not irradiated using a modified APTT assay. The effect on the Factor VIII activity is shown in Table 6.

                                   4,727,027

                                    TABLE 6
--------------------------------------------------------------------------------
                     Elapsed                 VSV                     FVIII
Sample                Time                 (pfu/ml)              Activity (U/ml)
--------------------------------------------------------------------------------
1                      0                     10(8)                    7.2
                       9                      0                       6.6
2                      0                     10(8)                    6.25
                       2                      0                       ND
                       9                      0                       5.6
CONTROL                0                     10(8)                     *
                       9                     10(8)                     *
--------------------------------------------------------------------------------

ND: Not done
*No significant loss of activity


     These results demonstrate that a virally infected biological composition may be decontaminated by the method of the present invention without substantial loss of biological activity of a biologically-active protein.


                                EXPERIMENT VIII

                  Inactivation of non-A, non-B hepatitis virus

     A study was undertaken to evaluate the effects of furocoumarin and UVA on the virus which causes non-A, non-B hepatitis. This virus is believed to be the major cause of post-transfusion hepatitis in the United States. The only suitable animal model for this virus is the chimpanzee model. Samples of Non-A, non-B hepatitis virus were inactivated, as described below, and injected into chimpanzees. The samples were injected intravenously into chimpanzees anesthetized with ketamine. These animals were naive with respect to non-A, non-B hepatitis, had been followed for an extended period with normal liver enzymes (SGPT, SGOT), and had at least two normal liver biopsies examined by light and electron microscopy in the two month period prior to inoculation. During the trial, liver enzymes were checked weekly and periodic liver biopsies were done. Results through 26 weeks post-inoculation indicate that there were no significant liver enzyme elevations, and liver biopsies were negative.

     Inactivation was as follows. Four coded samples were obtained which contained from 100 to 100,000 chimpanzee infectious doses (CID(50)) of the Hutchinson strain of non-A, non-B hepatitis virus in 1.0 ml of fetal calf serum. These samples were treated under code as follows. Each sample was diluted with phosphate buffered saline to a total of 10.0 ml containing a final concentration of the following:

1% Bovine serum albumin
5 mM Sodium ascorbate
20 (greek mu)g/ml AMT
0.5 (greek mu)g/ml TMP

     Each 10.0 ml sample was added to a T-75 flask (Corning) prerinsed with 5% BSA, flushed with argon and incubated in the dark overnight at room temperature (21 degrees C.). The flasks were then irradiated at an average of 5.0 mW/cm(2) under black light bulbs emitting UVA light (G.E. BLB F20T12). At 1 hour intervals an additional 20 (greek mu)g/ml AMT and 0.5 (greek mu)g/ml TMP were added and the flasks reflushed with argon. At three hour intervals the samples were transferred to fresh BSA-rinsed flasks.

     Parallel flasks with 10(8) pfu/ml vesicular stomatitis virus (VSV) in place of the non-A, non-B virus (inactivation control) were prepared and irradiated as above. Samples were taken for testing at 0, 1, 3 and 6 hours. Parallel flasks with 10% factor VIII concentrate (Koate, Cutter Biological) were prepared and irradiated as above. Samples were taken at time 0 and at 3 hour intervals and frozen at -80 degrees C. After 9 hours the experiment was stopped temporarily and resumed the next morning. Samples were kept at room temperature (21 degrees C.) during this time. Conditions for the second 9 hours were the same as for the first 9 hours except that a second parallel VSV sample was prepared with 10(8) VSV/ml. Aliquots from this second VSV sample were removed at 2, 4, and 5 hours for subsequent assays. The VSV aliquots were assayed for residual viral activity by plaque assay on LM(TK-) cells and by injection into suckling mouse brains. Factor VIII activity in the concentrate samples was determined by a one stage clotting test.

     At the conclusion of the second 9 hours, the samples containing non-A, non-B hepatitis were sent under code to Southwest Foundation for Research and Education (SFRE), now known as Southwest Foundation for Biomedical Research
(SFBR), for inoculation of chimpanzees. Chimpanzees received the following doses of inactivated non-A, non-B hepatitis virus:

--------------------------------------------------------------------------------
     Chimp No.                               Inactivated Virus (CID(50))
--------------------------------------------------------------------------------
        72                                                  100
        83                                                1,000
        80                                               10,000
        97                                              100,000
--------------------------------------------------------------------------------


     All four chimps remained negative for non-A, non-B hepatitis infection during six months of clinical observation. Following the six month observation period, chimp no. 97 who had received the highest dose (approx. 100,000 CID(50)) of inactivated non-A, non-B hepatitis virus, was inoculated with approximately 33 CID(50) live virus. This challenge dose was prepared from a reserved aliquot of the original sera from which the inactivated viruses had been obtained. Chimp no. 97 developed symptoms of infection 10 weeks after inoculation, thus demonstrating the chimp's susceptibility to the virus. This experiment demonstrated that the inactivation procedures used were capable of killing at least 10(3.5) CID(50) virus.

     In the parallel experiments, VSV at 3.4 X 10(8) pfu/ml (average of 2 experiments) was reduced to non-detectable levels in plaque assays after two hours of the inactivation procedure. No residual infectivity was detected by the more sensitive suckling mouse brain assay in inocula subjected to four hours of inactivation (Table 7).

                                    TABLE 7
--------------------------------------------------------------------------------
Fucoumarins/UVA                   VSV Plaques                     Suckling Mice
    (hours)                         (pfu/ml)                     (days to death)
--------------------------------------------------------------------------------
       0                           3.4 x 10(8)                    2, 2, 2, 2, 2
       1                           7.2 x 10(2)                          NT
       2                               0                                NT
       3                               0                                NT
       4                               0                             no deaths
       5                               0                             no deaths
       6                               0                             no deaths
--------------------------------------------------------------------------------

NT = not tested


     In the second set of parallel experiments, handling and sample manipulation in the T-75 tissue culture flasks produced greater loss of factor VIII activity than was caused by the inactivation procedure (Table 8). After 18 hours of treatment, activity in the sample containing fucoumarins and exposed to UVA was 98% of that remaining in the shielded handling control which contained no fucoumarins. These results (Table 8)demon-

                                   4,727,027
strated that the activity of a highly labile protein can be preserved under conditions capable of inactivating high titers of non-A, non-B hepatitis virus.

                                    TABLE 8
-------------------------------------------------------------------------------
                      Factor VIII Activity
                            (units/ml)
                    ------------------------
Fucoumarins/UVA                  Handling        % Activity Retained
   (hours)            Test       Control         (Test/Control) x 100
-------------------------------------------------------------------------------
      3               0.91        1.02                   89
      6               0.79        0.82                   96
      9               0.69        0.89                   79
     12               0.74        0.79                   94
     13               0.66        0.73                   90
     18               0.59        0.60                   98
-------------------------------------------------------------------------------

                                 EXPERIMENT IX

             Inactivation of non-A, non-B hepatitis and hepatitis B
                             viruses in combination



     Two samples, each of which contained about 10(4.5) CID(50) of MS-2 (ayw) strain of hepatitis B virus (HBV) and 10(4) CID(50) of the Hutchinson stain of non-A, non-B hepatitis virus (NANB), were prepared for inactivation. The diluent for one sample was reconstituted AHF concentrate (Factor VIII). The diluent for the other sample was phosphate-buffered saline (PES). Each sample contained an aliquot of bacteriophaze R17 as an internal control. The HBV and NANB viruses were portions of National Institutes of Health stock materials diluted in fetal calf serum (FCS) or 1% bovine serum albumin (BSA). Heparin (1 unit/ml) was included in sample preparation to control any activated clotting factors present in the calf serum. 8-Methoxypsoralen was dissolved in dimethyl sulfoxide (DMSO) and added to each sample at final concentration of 300 micrograms per ml. The DMSO was present as 6% of the total sample volume of 5 ml.

     Samples containing vesicular stomatitis virus (VSV), feline leukemia virus
(FeLV), and bacteriophages fd and R17 were prepared in factor VIII diluent and inactivated in parallel with the hepatitis virus samples to serve as external controls.

     Experimental and control samples were mixed in 50 ml polypropylene conical vials, then pipetted gently into silanized glass medicine bottles (250 cc) prior to inactivation. Sample bottles were capped with cuffed rubber stoppers fitted with blunt cannulas. Prior to inactivation, samples were flushed with a mixture of 4% hydrogen in pre-purified nitrogen for 1 hour. The oxygen level throughout the flushing cycle was below 1 ppm of oxygen as measured by a Couloximeter (Chemical Sensor Development, Torrance, CA). Samples were irradiated at approximately 5 mW/cm(2). After five hours irradiation, the hepatitis samples (Nos. 5 and 6) were transferred to fresh bottles, a second aliquot of R17 was added to the hepatitis samples, and the bottles were flushed for 30 minutes with the hydrogen/nitrogen mixture. These samples were then irradiated for an additional five hours. Results of the assays for infectivity of control viruses are presented in Table 9.


                                    TABLE 9
---------------------------------------------------------------------------------------------------
                                             Hours   UVA   (pfu/ml or ffu/ml)
    Sample            -----------------------------------------------------------------------------
   (virus)             0           1            2     2.5     3       4      5      7.5       10
---------------------------------------------------------------------------------------------------

No. 5             [-10(6)]         --          --     --     --      --      0       --        0
(R17)(*)
No. 6             [-10(6)]         --          --     --     --      --      0       --        0
(R17)(*)

                                    TABLE 9 - continued
---------------------------------------------------------------------------------------------------
                                             Hours   UVA   (pfu/ml or ffu/ml)
    Sample            -----------------------------------------------------------------------------
   (virus)             0           1            2     2.5     3       4      5      7.5       10
---------------------------------------------------------------------------------------------------

VSV-2(**)       1.83 x 10(2)       --          --      0     --      --      0        0        0
FeLV-2             2 x 10(4)       --          --      0     --      --      0        0        0
R17-2            6.1 x 10(8)   2.5 x 10(4)      0     --      0       0      0       --       --
fd-2             6.6 x 10(10)       <10         0     --      0       0      0       --       --

---------------------------------------------------------------------------------------------------


Safety tests for endotoxins were performed by injecting 0.2 ml crude R17 filtrate into the ear vein of one rabbit and 0.2 ml of 10([ILLEGIBLE]) dedication into the ear vein of another rabbit. No reactions were seen during the two-week observation period following the injection.

     "An aliquot of this sample inactivated for 10 hours was tested by suckling mouse brain assay for residual infectivity. 10 suckling mice <14 days old were injected intracerebrally with 20 (greek mu)l of the VSV sample. Two died of trauma, while the remaining 8 were alive and well at 14 days.

     As seen in Table 9, the internal control virus (R17), a single stranded RNA bacteriophage, was completely inactivated in both samples No. 5 and No. 6 at the 5 hour time point. Initial titer was 10(8) pfu/ml. A second aliquot containing 10(8) fu/ml was added at five hours. After 10 hours this second aliquot was also completely inactivated.

     Parallel samples containing factor VIII concentrate were prepared and irradiated as described above. Results are shown in Table 10. No loss of factor VIII activity was observed after 10 hours of treatment.


                                    TABLE 10
-------------------------------------------------------------------------------
                                                   Sample
                                         --------------------------
                                            No. 1         No. 2
-------------------------------------------------------------------------------
8-MOP                                         0       0.06 ml (300 (greek mu)g)
UVA (hours)                                   0              10
Barbital Buffer                             0.06 ml           0
Koate                                       0.84 ml           0.84
R.17/fd*                                    0.10              0.10
Viral activity (pfu/ml)                     1.2 x 10(10)      0
Factor VIII activity units/ml               19.4             19.4
-------------------------------------------------------------------------------
*Virus prepared as 1:10 dilution in 5% BSA

     At Southwest Foundation for Biomedical Research, chimp No. 64 was inoculated with sample No. 5 and chimp No. 216 was inoculated with sample No.
6. These chimps had been on baseline evaluation for several months and had no elevations in liver enzymes on weekly testing. The animals were bled weekly, and the samples were tested for SGPT, SGOT, and HBsAg, anti-Hbs and anti-HBc. Liver biopsies were obtained at weeks 5, 7, 9, 11, 13, 15, 20, and 26. Biopsy material was examined by light microscopy immunofluorescence and electron microscopy for changes characteristic of hepatitis infection. During the 26-week observation period following inoculation, enzyme levels remained low, histology examinations were normal, and no HBV markers were detected.


                                  EXPERIMENT X


Inactivation of Simian AIDS (SAIDS) Virus (an RNA virus) with AMT.

     Vacutainer tubes (10cc) were prepared with 0.5 ml of the fresh sterile solutions indicated in Table 11 and stored overnight at 4 degrees C. 0.5 ml of SAIDS virus suspension was added sterilely to each tube. Samples were irradiated with approximately 5 mW/cm(2) UVA for the times indicated in Table 11. Non-irradiated samples were stored in the dark at 4 degrees C. All samples were added to Raji cells and observed fior syncytia induction over a 10 day period. Cultures were then expanded and observed for an additional 10 days. Samples that had been positive (1, 3, 5, 8, 9) were expanded into flasks and

                                   4,727,027
supernatants from the flasks were filtered through a 0.45 (greek mu)g filter. The filtrates were added to fresh Raji cells and observed for syncytia induction.

     Results are show in Table 11. The initial syncytial induction in samples 1, 8 and 9 may have been due to the presence of inactivated virus. The samples which remained positive after expansion were the ones which received no UVA treatment (samples 3, 5, 9 and the untreated control).

                                    TABLE 11
--------------------------------------------------------------------------------

            AMT    Ascorbate  PBS-A               Syncytia      Formation
Sample       1*       1**       1       UVA       Initial       Subculture
--------------------------------------------------------------------------------
  1          -        50       450      2 hr         +               -
  2         20         -       480      2 hr         -               -
  3          -         -       500       -           +               +
  4          -         -       500      2 hr         -               -
  5         20        50       430       -           +               +
  6         20        50       430     15 min        -               -
  7         20        50       430     30 min        -               -
  8         20        50       430      1 hr         +               -
  9         20        50       430      2 hr         +               -
untreated    -         -        -        -           +               +
--------------------------------------------------------------------------------
* AMT, 5 mg/ml in dH(2)O (filter sterilized)
** Sodium ascorbate, 200 mM in dH(2)O (filter sterilized)

                                 EXPERIMENT XI
               Inactivation of Feline Leukemia Virus (FeLV-A) (an
                         RNA virus) with 8-MOP in DMSO.

     Two-ml aliquots of FeLV-A at 2x10(7) FFU/ml in F-12K medium were placed in vacutainer tubes. 8-MOP was dissolved in DMSO and added to the virus-containing samples to a final concentration of 50 (greek mu)g/ml as shown in Table 14. All samples were flushed with argon for 30 min. Irradiated samples were exposed to UVA at approximately 4 mW/cm(2) for the times shown in Table 14. The unirradiated controls were stored in the dark at 4 degrees C. The two 25-hour samples received additions of 8-MOP at 0, 5, 10, 15 and 20 hours. After each addition the tubes were flushed with argon for 30 min. Assessment of inactivation was by Clone 81 focus assay for all samples and blind passage on AK-D cells for 6 weeks for sample H.

     Results of the focus assays are given in Table 12. No live virus was detected in any of the experimental samples following 2 hr UVA irradiation.

                                    TABLE 12
--------------------------------------------------------------------------------

                   8-MOP             UVA           Tube       Cl-81 Focus Assay
  Sample        (greek mu)g/ml      (hrs)        Changes        Titer (FFU/ml)
--------------------------------------------------------------------------------
    A                0                0             3            1.71 x 10(7)
    B                0               25             3            6.45 x 10(6)
    C              250*               0             3             1.8 x 10(7)
    D               50                1             0            9.71 x 10(2)
    E               50                2             0                 0
    F               50                4             0                 0
    G               50                6             0                 0
    H              250*              25             3                 0
--------------------------------------------------------------------------------
* (50 (greek mu)g/ml) x 5 additions

                                 EXPERIMENT XII

               Effect of Oxygen Levels on Factor VIII Exposed to
                             Furocoumarins and UVA

     The following experiment was conducted to determine the effect of different levels of molecular oxygen on factor VIII exposed to furocoumarins and UVA light.

     Furocoumarins used for this experiment were 8-methyoxypsoralen (8-MOP) and 4'-aminomethyl-4,5',8-trimethylpsoralen (AMT). Samples of factor VIII concentrate (Koate, Cutter Biological) were flushed with gas containing various levels of molecular oxygen for a time sufficient to reach equilibrium (equal to or greater than 1 hour). The samples were contained in 10 ml red-top vacutainer tubes (Becton-Dickinson). 8-MOP or AMT was added to give a final concentration of 0.2 mM furocoumarin (8-MOP: 43.2 (greek mu)g/ml; AMT: 58.6 (greek mu)g/ml). Total sample volume was
1.0 ml. The sample tubes were irradiated at approximately 2.5 mW/cm(2) for 10 hours. Results of factor VIII assays are given in Table 13.

                                    TABLE 13
--------------------------------------------------------------------------------
                                           Factor VIII Activity
       Oxygen level                              (units/ml)
                       ---------------------------------------------------------
        (parts per)               8-MOP             AMT           Control
          million                and UVA          and UVA          no UVA
--------------------------------------------------------------------------------
              1                    20.4             20.0              -
             54                    15.2              8.8              -
            988                    10.0              5.3            18.8*
        210,000                     3.4              0.3            20.0**
        (Room air)
--------------------------------------------------------------------------------
* 8-MOP added, flushed
** no drug, no flushing

     Decreasing the oxygen level has a protective effect on factor VIII exposed to furocoumarin and UVA light. There was no discernible loss of factor VIII activity at the lowest level of oxygen used (approx. 1 ppm). This oxygen effect was seen for both 8-MOP and for AMT, although the loss of factor VIII activity at the higher levels of oxygen was more marked for AMT. This is much more active on a molar basis than 8-MOP as a singlet oxygen generator.

     It is evident from the above results, and in accordance with the subject invention, that polynucleotides in biochemical compositions can be inactivated to provide a safe composition of administration to a mammalian host. The proteins present in the composition retain their physiological activity, so that they can fulfill their physiological function in a mammalian host. The method is simple, rapid, and can be expanded to treat large samples. The small amount of chemical reagent required will not generally be harmful to the host.

     Although the foregoing invention has been described in some detail by way of illustration and example for purposes of clarity of understanding, it will be obvious that certain changes and modifications may be practiced within the scope of the appended claims.

     What is claimed is:

     1. A method for decontaminating a blood clotting factor containing composition of viral contaminants, in a manner which substantially maintains the biological activity of the blood clotting factors, said method comprising adding to the blood clotting factor containing composition at least one furocoumarin, and irradiating the furocoumarin containing composition under U-V light, wherein the amount of furocoumarin and irradiation conditions are sufficient to inactivate substantially all the viral contaminants, and wherein the concentration of dissolved oxygen is reduced to a level sufficient to substantially inhibit the denaturation of the blood clotting factors.

     2. A method as in claim 1, wherein the level of dissolved oxygen is reduced by addition of an oxygen scavenger to the composition.

     3. A method as in claim 1, wherein the level of dissolved oxygen is reduced by equilibrium exchange with an inert or less reactive gas.

                                   4,727,027

        4. A method as in claim 1, wherein the level of dissolved oxygen and other reactive species is reduced by addition of a physiologically-acceptable protein.

        5. A method as in claim 4, wherein the physiologically acceptable protein is human or bovine serum albumin.

        6. A method as in claim 1, wherein the solubility of the furocoumarin in the aqueous composition is increased by the addition of from about 1% to 25% by weight of an organic solvent.

        7. A method as in claim 6, wherein the organic solvent is selected from the group consisting of dimethyl sulfoxide, ethanol, glycerol, polyethylene glycol, and propylene glycol.

        8. A method according to claim 1, wherein at least two furocoumarins are present.

        9. A method according to claim 1 wherein any unreacted furocoumarin(s) or photobreakdown products thereof are selectively removed.

       10. A method according to claim 1 wherein furocoumarins or biological components which have reacted with the furocoumarin(s) are selectively removed by antibodies to those modified components.

       11. A method for decontaminating a blood clotting factor containing composition of viral contaminants in a manner which substantially maintains the biological activity of the blood clotting factors, said method comprising adding to the blood clotting factor containing composition at least one furocoumarin such that the total furocoumarin concentration is at least 1 (greek mu)g/ml and not more than 300 (greek mu)g/ml, and irradiating the furocoumarin containing composition under U-V light which wavelengths are in the range of about 300 nm to 400 nm and at an intensity of about 0.1 mw/cm(2) to 5 w/cm(2) and at a depth of at least 0.025 millimeters for a total irradiation time of about 5 minutes to about 12 hours, and wherein the level of dissolved oxygen in the blood clotting factor containing composition is substan-tially reduced to substantially inhibit the denaturation of the blood clotting factors.

       12. A method as in claim 11, wherein the level of dissolved oxygen is reduced by addition of an oxygen scavenger to the composition.

       13. A method as in claim 11, wherein the level of dissolved oxygen is reduced by equilibrium exchange with a less reactive gas.

       14. A method as in claim 11, wherein the level of dissolved oxygen and other reactive species is reduced by addition of a physiologically-acceptable protein.

       15. A method as in claim 14, wherein the physiologically acceptable protein is human or bovine serum albumin.

       16. A method as in claim 11, wherein the solubility of the furocoumarin in the aqueous composition is increased by the addition of from about 1% to 25% by weight of an organic solvent.

       17. A method as in claim 16, wherein the organic solvent is selected from the group consisting of dimenthyl sulfoxide, ethanol, glycerol, polyethylene glycol, and propylene glycol.

       18. A method according to claim 11, wherein two furocoumarins are added to said composition.

       19. A method according to claim 18, wherein said two furocoumarins are 4'-hydroxymethyl-4,5',8-trimethylpsoralen and
4'-aminomethyl-4,5',8-trimethylpsoralen.

       20. A method according to claim 11, wherein the viral contaminants comprise at least one of Hepatitis A, Hepatitis B, and Non-A Non-B Hepatitis viruses.

       21. A method according to claim 11 wherein the viral contaminants comprise a virus which causes Acquired Immune Deficiency Syndrome (AIDS).

       22. A method according to claim 11 wherein the furocoumarin added is 8-methoxypsoralen.

                                   * * * * *

                                                                       EXHIBIT D

UNITED STATES PATENT [19]                   [11]  PATENT NUMBER:       4,748,120
Wiesehahn                                   [45]  DATE OF PATENT:  *May 31, 1988
--------------------------------------------------------------------------------

[54]  PHOTOCHEMICAL DECONTAMINATION TREATMENT OF WHOLE BLOOD OR BLOOD COMPONENTS

[75]  Inventor:   Gary P. Wiesehahn, Alameda, Calif.

[73]  Assignee:   Diamond Scientific Co., Des Moines, Iowa

[* ]  Notice:     The portion of the term of this patent subsequent to Feb. 23,
                  2005 has been disclaimed.

[21]  Appl. No.:  928,841

[22]  Filed:      Oct. 20, 1986

                         RELATED U.S. APPLICATION DATA

[63]  Continuation of Ser. No. 490,681, May 2, 1983, abandoned.

[51]  Int. Cl.(4) ..................................  C12N 13/00; A61K 39/00;
                                                      A61K 35/14; A61K 35/48

[52]  U.S. Cl. .....................................  435/173; 424/85; 424/89;
                                                      424/90; 424/101; 514/2;
                                                      514/6; 530/380; 530/381;
                                                      530/383; 530/387; 530/389;
                                                      530/829

[58]  Field of Search ..............................  435/172.1, 173, 183,
                                                      435/188, 236. 238, 269,
                                                      800, 814; 424/89, 90, 101,
                                                      85; 514/2; 530/350, 363,
                                                      380-388, 412-414, 427

[56]                            REFERENCES CITED

                             U.S. PATENT DOCUMENTS

      4,124,598  11/1978  Hearst et al. ............  260/343.21
      4,169,204   9/1979  Hearst et al. ............  546/270
      4,321,919   3/1982  Edelson ..................  128/214 R

                               OTHER PUBLICATIONS

Musajo et al, Experentia, vol. XXI, pp. 22-24, "Photo-sensitizing Furocoumanns:
Interaction with DNA and Photo-Inactivation of DNA Containing Viruses".

Veronese et al, Photochem Photobiol, vol. 36, pp. 25-30, "Photoinactivation of Enzymes by Linear and Angular Furocoumanns".

De Mol et al., Chem. Abst., vol. 95, No. 74462k, p. 197, 1981, "On the Involvement of Singlet Oxygen in Mutation Induction by 8-Methoxypsoraten and UVA Radiation in Escherichia coli K-12".

De Mol et al, Photochem Photobiol, vol. 33, pp. 815-819, 1981, "Relation Between Some Photobiological Properties of Furocoumanns and their Extent of Singlet Oxygen Formation".

deMol et al. (1981) Photochem. Photobiol. 34:661-666.

Joshi and Pathak (1983) Biochem. Biophys. Res. Comm., 112:638-646.

Grossweiner (1982) NCI Monograph, No. 66, 47-54.

Rodighiero and Dall'Acqua (1982) NCI Monograph, No. 66, 31-40.

Primary Examiner - Thomas G. Wiseman
Assistant Examiner - Robin Lyn Teskin
Attorney, Agent, or Firm - Zarley, McKee, Thomte, Voorhees & Sease

[57]                                ABSTRACT

Biological compositions are freed of functional polynucleotides by treatment of the biological composition with psoralen derivatives under irradiation conditions in which the proteins retain their original physiological activities and any polynucleotide present is rendered inactive.


                             32 CLAIMS, NO DRAWINGS

                                   4,748,120

                   PHOTOCHEMICAL DECONTAMINATION TREATMENT OF
                        WHOLE BLOOD OR BLOOD COMPONENTS

     This is a continuation of application Ser. No. 490,681, filed May 2, 1983, now abandoned.

                          BACKGROUND OF THE INVENTION

     1. Field of the Invention

     Recipients of blood and blood components risk acquiring infections from foreign biological organisms, either pre-existing in the blood at the time of collection or transmitted to the blood product during manipulation. Medical personnel who are in contact with collected human blood or clinical samples also have a significant chance of being exposed to potentially lethal blood-borne or sample-borne biological organisms. Blood components today are obtained from blood donors and frequently involve pooled lots, where one or more of the donors may be harboring a viral, bacterial or other infection. Since the blood or blood components are required to provide physiological functions in a mammalian host, normally a human host, these functions must not be impaired by the decontamination treatment of the biological composition. In addition, the blood or blood components may not be modified in such a way as to make them immunogenic which could result in an adverse immune response. Finally, any treatment should not leave residues or products detrimental to the health of the host or such residues or products should be readily removable.

     2. Description of the Prior Art

     U.S. Pat. No. 4,327,086 describes the method for heat treating an aqueous solution containing human blood coagulation factor XIII. U.S. Pat. No. 4,321,919 proposes extracorporeal treatment of human blood with 8-methoxypsoralen (8-MOP). Hyde and Hearst, Bio-chemistry (1978) 17:1251-1257, describe the binding of two psoralen derivatives to DNA and chromatin. Musajo et al., Experientia (1965) XXI, 22-24, describe proto-inactivation of DNA-containing viruses with photosensitizing furocoumarins. U.S. Pat. Nos. 4,350,594, 4,348,283 and 4,350,156 describe filtration methods for selective removal of blood components based on molecular weight. U.S. Pat. No. 4,329,986 describes extracorporal treatment of blood with a chemotherapeutic agent which is subsequently removed by dialysis. The July/August 1982 issue of Genetic Engineering News proposed the use of psoralens to sterilize "clinical or commercial reagents or instruments."

     Some data showing substantial impairment of the biological function of certain enzyme proteins using furocoumarins are published in the scientific literature (see for example, Veronese, F.M. et al., Photochem. Photobiol. 34:351(1981); Veronese, F.M. et al., Photochem. Photobiol. 36:25 (1982)).

                            SUMMARY OF THE INVENTION

     Methods and compositions are provided for decontamination of biological compositions, permanently inactivating polynucleotides capable of having pathological effect in a mammalian host. Particularly, furocoumarin comparisons are employed for inactivating polynucleotides, such as viral genomes, capable of infectious replication in a mammalian host. Compositions for use in a mammalian host may be decontami-nated by treatment with furocoumarins and long wave-length ultraviolet (UVA) light.

                    DESCRIPTION OF THE SPECIFIC EMBODIMENTS

     In accordance with the subject invention, compositions to be employed with mammalian hosts, which may harbor polynucleotides capable of detrimental physiological effects in a host, are combined with furocoumarin compositions and treated with UVA light under predetermined conditions, whereby the physiological activities of the non-nucleic acid components are retained. (Wherever the term "polynucleotide" is used in this application it should be understood to mean: (1) microorganisms containing nucleic acids (either DNA or RNA), (2) nucleic acid genomes or sub-genomic fragments from microorganisms, from procaryotes (lower life forms) or from eucaryotes (higher life forms), or
(3) any other nucleic acid fragments.)

     In decontaminating the biological composition, an aqueous medium containing the biological preparation is combined with an appropriate amount of the furocoumarin composition and irradiated with ultraviolet light under conditions where all of the polynucleotide is inactivated, while the components other than nucleic acid retain their normal physiological activities.

     Various biological compositions may be employed, particularly protein compositions involving blood or blood components. Whole blood, packed red cells, platelets, and plasma (fresh or fresh frozen plasma) are of interest. Other blood components of interest include plasma protein portion, antihemophilic factor (AHF, Factor VIII); Factor IX and Factor IX complex (Factors II, VII, IX and X); fibrinogens, Factor XIII, prothrombin and thrombin (Factor II and IIa); immunoglobulins (e.g. IgA, IgD, IgE, IgG and IgM and fragments thereof e.g. Fab, F(ab')(2), Fc); hyper-immune globulins as used against tenanus and hepatitis B; cryoprecitate; albumin; interferons; lymphokines; transfer factors; etc. Other biological compositions include vaccines, recombinant DNA produced proteins, oligopeptide ligands, etc. the protein concentration in the aqueous medium will generally range from about 1 (greek mu)g/ml to 500 mg/ml, more usually from about 1 mg/ml to 100 mg/ml. The pH will normally be close to physiologic pH(~7.4), generally in the range of about 6 to 9, more usually about 7. Other components may be present in the medium, such as salts, additives, buffers, stabilizers, or the like. These components will be conventional components, which will be added for specific functions.

     The furocoumarins will include psoralen and derivatives, where the substitutents will be: alkyl, particularly of from 1 to 3 carbon atoms, e.g. methyl; alkoxy, particularly of from 1 to 3 carbon atoms, e.g. methoxy; and substituted alkyl, of 1 to 6, more usually 1 to 3 carbon atoms having from 1 to 2 heteroatoms, which will be oxy, particularly hydroxy or alkoxy of from 1 to 3 carbon atoms, e.g. hydroxymethyl and methoxymethyl, or amino, including mono-and dialkyl amino having a total of from 1 to 6 carbon atoms, e.g. aminomethyl. There will be from 1 to 5, usually 2 to 4 substituents, which will normally be at the 4, 5, 8, 4' and 5' positions, particularly at the 4'-position. Illustrative compounds include 5-methoxypsoralen, 8-methoxypsoralen (8-MOP),
4, 5',8-trimethylpsoralen (TMP), 4'-hydroxymethyl-4,5',8-trimethylpsoralen
(HMT), 4'-aminomethyl-4,5',8-trimethylpsoralen (AMT), 4-methylpsoralen, 4,4'-dimethylpsoralen, 4,5'-dimethylp-

                                   4,748,120
sorslen, 4'8-dimethylpsoralen, and 4'-methoxymethyl-4,5',8-trimethylpsoralen.

     The subject furocoumarins are active with a wide variety of viruses and other polynucleotides, DNA or RNA, whether single stranded or double stranded. Illustrative viruses include: adenovirus, arenavirus, bacteriophage, bunyavirus, herpesvirus, orthomyxovirus, papovavirus, paramyxovirus, picornavirus, poxvirus, reovirus, retrovirus, rhabdovirus, and togavirus. Additional pathogenic microorganisms include bacteria, chlamydia, mycoplasma, protozoa, rickettsia and other unicellular microorganisms. Furocoumarins may also be effective in inactivating Hepatitis B and Non-A Non-B Hepatitis viruses. This inactivation method may also be used against uncharacterized infectious agents which may contain nucleic acid (such as the agent which causes Acquired Immune Deficiency Syndrome).

     In addition to the furocoumarins, additives may be included which scavenge for singlet oxygen or other highly reactive oxygen containing species. Such additives include ascorbate, glutathione, sodium thionine, etc. In some instances these additives may have adverse effects, so that in each instance, their use will be determined empirically. Where such additives are present, they will be present in amounts ranging from about 20 (greek mu)g to 20 mg per ml.

     The furocoumarins may be used individually or in combination, preferably in combination. Each of the furocoumarins may be present in amounts ranging from about 0.01 (greek mu)g/ml to 1 mg/ml, preferably from about 0.5 (greek mu)g/ml to 100 (greek mu)g/ml, there not being less than about 1 (greek mu)g/ml nor more than about 1 mg/ml of furocoumarins. For RNA, the preferred furocoumarins are AMT and HMT. For DNA, the preferred furocoumarin is TMP. For mixtures of DNA- and RNA-containing polynucleotides, or for inactivation of infectious agents or possibly infectious agents of unknown or uncertain nucleic acid classification, or for protection against infections of unknown etiology, preferably TMP and AMT are used in combination.

     In carrying out the invention, the furocoumarins may be added to the biological composition by any convenient means in a manner substantially assuring the uniform distribution of the furocoumarins in the composition. The composition may then be irradiated under conditions ensuring that the entire composition is exposed to sufficient irradiation, so that the furocoumarins may react with any polynucleotide present to inactivate the polynucleotide. Depending upon the nature of the medium, particularly its opacity, as in the case of blood, the depth of the solution subject to irradiation will vary widely. Usually, the depth will be not less than about 0.025 millimeter, but may be a centimeter or more. With whole blood, the depth will generally range from about 0.025 millimeter to 2.5 millimeters. The light which is employed will generally have a wavelength in the range of about 300 nm to 400 nm. The intensity will generally range from about 0.1 mW/cm(2) to about 5 W/cm(2). In order to prevent denaturation, the temperature should be maintained below about 60 degrees C., preferably below about 40 degrees C., usually from about -10 degrees C. to 30 degrees C. The medium being irradiated may be irradiated while still, stirred or circulated, and may either be continuously irradiated or be subject to alternating periods of irradiation and non-irradiation. The circulation may be in a closed loop system or it may be in a single pass system ensuring that all of the sample has been exposed to irradiation. The total time for irradiation will vary depending upon the nature of the sample, the furocoumarin derivative used, the intensity and spectral output of the light source and the nature of the polynucleotides which may be present. Usually, the time will be at least 1 min. and not more than about 6 hrs., more usually from about 15 mins. to about 2 hrs. When circulating the solution, the rate of flow will generally be in the range of about 0.1 ml/min to 50 liters/min. It may be desirable to remove the unexpended psoralen and/or its photobreakdown products from the irradiation mixture. This can be readily accomplished by dialysis across an appropriately sized membrane or through an appropriately sized hollow fiber system after completion of the irradiation. It may be desirable in certain applications to remove bound or unbound furocoumarins using antibodies, including monoclonal antibodies, either in solution or attached to a substrate.

     The following examples are offered by way of illustration and not by way of limitation.

                                  EXPERIMENTAL

     The following experiments were performed in order to demonstrate the ability of the psoralen photoreaction to destroy microbial contaminants contained in whole blood and blood products.

     (1) Feline rhinotracheitis virus, a member of the herpesvirus family, was added to heparinized whole rabbit blood in an amount that would give a final concentration of approximately 2 x 10(7)PFU/ml.4'-hydroxymethyl-4,5',8-trimethylpsoralen (HMT) was added to a portion of the rabbit blood and aliquots were irradiated for various periods of time. To test for remaining live virus, duplicate plaque assays were performed using cultured feline cells (Fc3Tg)(ATCC CCL 176), with a methylcellulose overlay. Virus titers were obtained as the arithmetical mean of viral plaques observed in duplication assay cultures 72 hours after exposure to test samples. The results are as follows:

     The blood aliquot that received HMT only and no irradiation gave a titer of
5.3 X 10(6)PFU/ml. The aliquot that received HMT and five minutes of irradiation exhibited a titer of 4.5 X 10(6)PFU/ml. In the aliquot that received psoralen plus one hour of irradiation there was no detectable live virus remaining. The sensitivity of this assay should have permitted detection of residual virus at titers greater than or equal to 1.0 x 10(1)PFU/ml. A blood sample which had received HMT and one hour of irradiation also showed no apparent damage to the red blood cells as judged by phase contrast microscope analysis and by absence of visible hemolysis. These data therefore demonstrate that high virus titers present in whole blood can be inactivated by psoralen plus light treatment which leaves the red cell component of the blood intact.

     (2) In the second experiment Blue Tongue Virus (Serotype 11), a member of the reovirus family, and Feline Rhinotracheitis Virus, and Simian Virus 40 were added to a solution of Profilate (a commercial preparation of human clotting factor VIII produced by Alpha Therapeutics). The lyophilized preparation of Profilate (180 units) was dissolved in 10 ml of sterile water included with the commercial preparation. This solution was further diluted with barbital buffer (11.75 g sodium barbital and 14.67 g NaCl dissolved in 2 liters of de-ionized water and filtered through a 0.22 micron filter) to a final concentration of 5 units per milliliter. One portion (2 ml) was set aside at room temperature in the dark. This was sample 190 1. A second 2 ml portion was

                                   4,748,120
pumped through the apparatus described below for 1 hour with irradiation. This was sample #2. Through addition of appropriate amounts of reagents a third 2 ml portion was adjusted to contain 10 (greek mu)g/ml AMT and 10 (greek mu)g/ml HMT and was also irradiated for 1 hour. This was sample #3. The fourth 2 ml portion was adjusted to 10 (greek mu)g/ml AMT, 10 (greek mu)g/ml AMT, and 10 mM sodium ascorbate and was also irradiated for 1 hour. This was sample #4. All the samples were kept at 20 degrees C. throughout the manipulations. The total elapsed time from dissolving of the lyophilized preparation to the completion of the clotting factor VIII assays was 6 and one-half hours.

     The clotting factor VIII assays were performed at a variety of dilutions (ranging from 1:5 to 1:100) for each sample and were compared with the activity in normal human serum and with pooled normal human serum. The results are summarized in Table 1.

                                    TABLE 1
--------------------------------------------------------------------------------
                      Effect of Photochemical Inactivation
                   Procedure and Its Components* on in vitro
                            Activity of Factor VIII(+)
                   -----------------------------------------
                                                        Sample
                                          --------------------------------------
                                             #1            #2            #3
dilution      normal          pool      F(-),UVA(-)    F(-),UVA(+)   F(+),UVA(+)
--------------------------------------------------------------------------------
1:5             97            108           225           150           186
1:10           102            102           245           155           186
1:20            93             92           280           176           196
1:50           101             95           265           190           232
1:100           --            100           255           196           263
               ---            ---           ---           ---           ---
Average         98             99           254           173           213
--------------------------------------------------------------------------------
*F -- Furocoumarins;
UVA -- long wavelength ultraviolet light;
(+) Factor VIII activity expressed in % of normal activity.
100% -- IU/ml of Factor VIII activity.

     The sample that was subjected to the psoralen inactivation protocol (sample #3) retained 84% of the factor VIII activity that was present in the control sample (#1). This was higher than the product activity retained by the sample that was only irradiated (68% retained for sample #2) and indicates that the psoralen photochemistry has little or no effect on the activity of factor VIII.

     Samples otherwise identical to sample 1, 2, and 3 above were seeded with 2X10(6)PFU/ml of Feline Rhinotracheitis Virus (FeRT), 1X10(7)PFU/ml of Blue Tongue Virus (BTV), and 4X10(8)PFU/ml of Simian Virus 40 (SV-40). Table 2 shows the results of the plaque assays on those samples.


                                    TABLE 2
--------------------------------------------------------------------------------
                      Effect of Photochemical Inactivation
                Procedure and Its Components* on Infectivity of
                       Virus in Factor VIII preparation.(+)
                -----------------------------------------------
                         Sample 1            Sample 2            Sample 3
                         F(-),UVA(-)         F(-),UVA(+)         F(+),UVA(+)
--------------------------------------------------------------------------------
     FeRT Titer          8.6 X 10(5)         3.5 X 10(5)            0.0
     BTV Titer           3.8 X 10(7)         1.4 X 10(7)         1.1 X 10(2)
     SV-40 Titer         2.5 X 10(8)         1.6 X 10(8)         1.2 X 10(3)
--------------------------------------------------------------------------------

*F -- Furocoumarins;
UVA -- long wavelength ultraviolet light;
(+) Infectivity determined by plaque assays in tissue culture.

     In the case of FeRT the number of detectable virus particles was reduced by more than five orders of magnitude to beneath the limit of detection in the plaque assay. The BTV infectivity was reduced by about five orders of magnitude to 110 PFU/ml. The SV40 infectivity was reduced to a titer of 1.2X10(3). Thus, it is shown that multiple, widely distinct types of virus can be simultaneously inactivated by at least five orders of magnitude in the presence of factor VIII, using the simple, convenient, brief process described above, with retention of at least 84% of factor VIII activity. Based on the above observations, it is predictable that by extending, repeating or modifying the treatment, the probability of an infectious virus particle remaining can be reduced to an arbitrarily low value. In this manner suitable safety margins can be achieved for any of the cited applications.

                              APPARATUS AND SYSTEM

     Since whole blood exhibits very high optical density for longwave UV light (absorption is high for visible light in the 400 nm to 500 nm range), blood was irradiated through a suitably short optical path length. In this experiment blood was pumped through polyethylene capillary tubing of 0.875 millimeter inside diameter. The tubing was coiled around a 1.27 centimeter diameter tube and immersed in water which was maintained at 18 degrees C. The blood was continuously circulated through the tubing by means of a peristaltic pump. The blood required approximately 2.5 minutes for a complete cycle through the capillary tubing and was in the light beam for approximately 20% of the stated irradiation time. The light source was a low pressure mercury lamp filtered through a cobalt glass filter. The filter transmit light of approximately 320 nm-380 nm, with peak transmittance at 360 nm. The incident intensity at the sample was approximately 40 mW/cm(2).

     It is evident from the above results, and in accordance with the subject invention, that polynucleotides in biochemical compositions can be inactivated to provide a safe composition for administration to a mammalian host. The proteins present in the composition retain their physiological activity, so that they can fulfill their physiological function in a mammalian host. The method is simple, rapid, and can be expanded to treat large samples. The small amount of chemical reagent required will not generally be harmful to the host.

     Although the foregoing invention has been described in some detail by way of illustration and example for purposes of clarity of understanding, it will be obvious that certain changes and modifications may be practiced within the scope of the appended claims.

     What is claimed is:

     1. A method for decontaminating blood components suspected of containing viruses, said blood components being selected from the group consisting of red blood cells, platelets, blood clotting factors, plasma and immunoglobulins, without substantial impairment of the physiological activities of the treated blood components, said method comprising:

     (a) adding to a blood component selected from the group consisting of red blood cells, platelets, blood clotting factors, plasma and immunoglobulins at least one psoralen compound in an amount sufficient to inactivate substantially all contaminating viruses prevent; and thereafter

     (b) irradiating said psoralen treated blood component with long wavelength ultraviolet light under operating conditions which maintain the concentrations of reactive oxygen species at levels which do not substantially impair the physiological activity of the treated blood component, and wherein said irradiation is conducted for a time sufficient to inactivate substantially all contaminating viruses present.

                                   4,748,120

     2. A method according to claim 1 wherein the conditions which maintain the concentration of reactive oxygen species at levels which do not substantially impair the physiological activity of the treated blood component comprise the addition of an oxygen scavenger.

     3. A method according to claim 2 further comprising selectively removing any unreacted psoralen(s) or photobreakdown products thereof by ultrafiltration of dialysis.

     4. A method according to claim 1, wherein at least two psoralens are present.

     5. A method according to claim 1, wherein said component is immunoglobin.

     6. A method according to claim 1, wherein said blood component is red cells.

     7. A method according to claim 1, wherein said blood component is a clotting factor.

     8. A method according to claim 1, wherein said blood component is platelets.

     9. A method according to claim 1, wherein said blood component is plasma.

     10. A method according to claim 1, wherein said psoralen has at least one substituent which is alkyl of from 1 to 3 carbon atoms, alkoxy of from 1 to 3 carbon atoms, or substituted aklyl of from 1 to 6 carbon atoms having 1 to 2 heteroatoms which are oxy or amino.

     11. A method according to claim 1, wherein said psoralen has at least one substitutent which is alkoxy of from 1 to 3 carbon atoms.

     12. A method according to claim 11, wherein said psoralen is 5-methoxypsoralen (5-MOP), 8-methoxypsoralen (8-MOP) or 4'-methoxymethyl-4,5', 8-trimethylpsoralen.

     13. A method according to claim 1, wherein said psoralen has at least one substituent which is alkyl of from 1 to 3 carbon atoms.

     14. A method according to claim 13, wherein said psoralen is 4,5',8-trimethylpsoralen (TMP), 4-methylpsoralen, 4,4'-dimethylpsoralen, 4,5'-dimethylpsoralen or 4',8-dimethylpsoralen.

     15. A method according to claim 1, wherein said psoralen has at least one substituent which is alkyl of from 1 to 6 carbon atoms having from 1 to 2 heteroatoms which are oxy or amino.

     16. A method according to claim 15, wherein said psoralen is 4'-hydroxymethyl-4,5',8-trimethylpsoralen (HMT) or
4'-aminomethyl-4,5',8-trimethylpsoralen (AMT).

     17. A method for decontaminating blood components suspected of containing viruses, said blood components being selected from the group consisting of red blood cells, platelets, blood clotting factors, plasma and immunoglobulins, without substantial impairment of the physiological activity of the treated blood components, said method comprising:

     (a) adding to a blood component selected from the group consisting of red blood cells, platelets, blood clotting factors, plasma and immunoglobulins at least one psoralen compound in a total psoralen concentration of at least 1 ug/ml and not more than 300 ug/ml; and thereafter

     (b) passing said psoralen treated blood component through a light beam with a wavelength in the range of 300 nm to 400 nm at an intensity of about 0.1 mw/cm(2) to 5 W/m(2) at a depth of at least 0.025 mm for a total radiation time of about 5 minutes to about 12 hours, wherein said irradiation is conducted under operating conditions which maintain the concentrations of reactive oxygen species at levels which do not substantially impair the physiological activity of the treated blood component.

     18. A method according to claim 17 wherein the conditions which maintain the concentrations of reactive oxygen species at levels which do not substantially impair the physiological activity of the treated blood component comprise the addition of an oxygen scavenger.

     19. A method according to claim 18 further comprising selectively removing any unreacted psoralen(s) or photobreakdown products thereof by ultrafiltration or dialysis.

     20. A method according to claim 17, wherein at least two psoralen are present.

     21. A method according to claim 17, wherein said blood component is red cells.

     22. A method according to claim 17, wherein said blood component is platelets.

     23. A method according to claim 17, wherein said blood component is plasma.

     24. A method according to claim 17, wherein said blood component is a clotting factor.

     25. A method according to claim 17, wherein said blood component is an immunoglobin.

     26. A method according to claim 17, wherein said psoralen has at least one substituent which is alkyl of from 1 to 3 carbon atoms, alkoxy of from 1 to 3 carbon atoms, or substituted alkyl of from 1 to 6 carbon atoms having 1 to 2 heteroatoms which are oxy or amino.

     27. A method according to claim 17, wherein said psoralen has at least one substituent which is alkoxy of from 1 to 3 carbon atoms.

     28. A method according to claim 27, wherein said psoralen is 5-methoxypsoralen (5-MOP), 8-methoxypsoralen (8-MOP) or
4'-methoxymethyl-4,5',8-trimethylpsoralen.

     29. A method according to claim 17, wherein said psoralen has at least one substituent which is alkyl of from 1 to 3 carbon atoms.

     30. A method according to claim 29, wherein said psoralen is 4,5',8-trimethylpsoralen (TMP), 4-methylpsoralen, 4,4'-dimethylpsoralen, 4,5'-dimethylpsoralen or 4',8-dimethylpsoralen.

     31. A method according to claim 17, wherein said psoralen has at least one substituent which is alkyl of from 1 to 6 carbon atoms having from 1 to 2 heteroatoms which are oxy or amino.

     32. A method according to claim 31, wherein said psoralen is 4'-hydroxymethyl-4,5',8-trimethylpsoralen (HMT) or
4'-aminomethyl-4,5',8-trimethylpsoralen (AMT).

                                   * * * * *

                                                                       EXHIBIT E

UNITED STATES PATENT [19]                    [11] Patent Number:   4,791,062
Wiesehahn et al.                             [45] Date of Patent:  Dec. 13, 1988
--------------------------------------------------------------------------------
[54] FVR VACCINE

[75] Investors:  Gary P. Wiesehahn, Alameda;
                 Richard E. Giles, Union City;
                 David R. Stevens, Fremont, all of Calif.

[73] Assignee:  Diamond Scientific Co., Des Moines, Iowa

[21] Appl. No.: 20,201

[22] Filed:     Jul. 6, 1987


                         Related U.S. Application Data

[63] Continuation of Ser. No. 707,102, Feb. 28, 1985, abandoned.

[51] Int. Cl.(4).................A61K 39/12; A61K 39/245
[52] U.S. Cl. ..........................435/238; 424/89;
                                                 435/236
[58] Field of Search.........................424/89, 90;
                                             435/235-239

[56]                            References Cited

                             U.S. PATENT DOCUMENTS

4,522,810    6/1985  Pedersen.........................435/235
4,545,987   10/1985  Giles et al. ....................435/235
4,556,556   12/1985  Wiesehahn et al. ................ 424/90
4,693,981    9/1987  Wiesehahn et al. ................435/238
4,727,027    2/1988  Wiesehahn et al. ................ 424/89
4,748,120    5/1988  Wiesehahn et al. ................ 424/89

Primary Examiner--Shep K. Rose
Attorney, Agent, or Firm--Zarley, McKee, Thomte,
Voorhees & Sease

[57]                                ABSTRACT

Novel vaccines for feline viral rhinotracheitis are prepared by psoralen inactivation of live Feline Herpesvirus I by exposure to ultraviolet radiation in the presence of an inactivating furocoumarin. The resulting inactivated viruses are suitable as the immunogenic substances in vaccines, which vaccines are useful for inoculation of hosts susceptible to feline virus rhinotracheitis.


                             10 CLAIMS, NO DRAWINGS

                                   4,791,062

                                  FVR VACCINE

     This is a continuation of copending application Ser. No. 707,102 filed on Feb. 28, 1985 now abandoned.

                          BACKGROUND OF THE INVENTION

     1.  Field of the Invention

     Vaccination against both bacterial and viral diseases has been one of the major accomplishments of modern medicine. While effective vaccines have been developed for a large number of animal and human diseases, development of safe and effective vaccines for a number of other diseases remains problematic. In preparing suitable vaccines, the primary objectives are eliciting an immunogenic response which provides immunity against the disease of interest while assuring that the vaccine itself is non-pathogenic.

     In preparing vaccines, a number of general approaches have been developed. The use of killed microbial agents as a vaccine, although generally save, will not always be effective if the immunogenic characteristics of the agent are altered. In contrast, the preparation of live attenuated microbial agents as a vaccine will often provide improved immunologic reactivity, but will increase the risk that the vaccine itself will become pathogenic, e.g., as a result of reversion. Thus, although much experience has been gained over the years relating to the preparation of vaccines, the successful preparation of an effective vaccine against a particular infectious agent can never be assured, even when employing techniques which were previously successful for other microorganisms.

     Feline viral rhinotracheitis (FVR) is species specific and enzootic in cat populations worldwide. The causative agent is a Herpesvirus (Feline Herpes I), and transmission is by direct contact or by infectious aerosols. Infection affects the nasal and ocular mucous membranes initially. Clinical signs, which commence within 2 to 10 days post infection, may include sneezing, coughing, lacrimation (excessive tearing), serous to mucopurulent nasal discharge, conjunctivitis, rhinitis, anorexia, dehydration, dyspnea, and severe depression. Cutaneous, ocular, nasal or oral ulcers and abortions may also be encountered. Pyrexia, up to 105 degrees F. (40.5 degrees C.), and a mild to moderate neutraphilic leukocytosis or mild anemia may be present. However, pyrexia and neutraphilia are mainly associated with secondary bacterial infection.

     The course is often 1 to 3 weeks, but more prolonged systemic disease such as pneumonia or hepatitis may occur, especially in kittens. In fatal cases the course may extend to 4 or 5 weeks. Individual cats may die from the more severe manifestations or from secondary complications. At necropsy, respiratory tract lesions are most consistently encountered. These include hyperemic nasal and respiratory passages often covered with fibrinous or mucopurulent exudate. Secondary bacterial pneumonia may result in widely disseminated bacterial emboli. Microscopically, intranuclear inclusions, if present, occur most often in respiratory epithelium. Prior to the introduction of vaccines, 15% to 20% of isolated cat populations were reported to be asymptomatic carriers of FVR, providing a continuous reservoir for infection. Urban cat populations have carrier rates of 50% to 80%.

     2.  Description of the Prior Art

     Feline viral rhinotracheitis was first recognized as a disease entity by Crandell and Mauer (1958) Proc. Soc. Expt. Bio. Med. 97:487-490. Experimental FVR infection results in low serum neutralizing antibody titers (e.g., 1:4 to 1:10). See Crandall et al. (1961) J.A.V.- M.A., 138:191-196; and Hoover et al.
(1970) Am. J. Path. 58:269-282. Individual cats may be resistant to reinfection with FVR, although they have little or no detectable serum antibody against FVR (Bartholomew et al. (1968) Cornell Vet. 58:248-265). Infection immunity is short-lived, and cats may be reinfected six months following a primary infection. Reinfection elicits mild clinical signs and reduced viral shedding (Walton and Gillespie (1970) Cornell Vet. 60:232-239).

     Previous attempts at vaccine development for FVR have included formalin inactivation (Fisher, et al. (1966) VM/SAC 61:1182-1189; Tan et al. (1971)
N.Z. Vet. J. 19:12-15; and Povey et al. (1978) Feline Pract. 8:36-42);
temperature sensitive mutants (Slater et al. (1976) Develop. Biol. Stand. 33:410-416); and tissue culture attenuated live virus isolates (Bittle et al.
(1974) VM/SAC 69:1503-1505; Bittle et al. (1975) Am. J. Vet. Res. 36:89-91; F.
Scott (1975) Feline Practice Jan.-Feb.:-17-22; and Edwards et al. (1977) VM/SAC Feb:2-05-209). Chemically inactivated FVR vaccines failed to induce immunity (Fisher et al. (1966) VM/SAC 61:1182-1189), although later trials with formalin inactivated FVR vaccines were somewhat successful (Tan et al. (1971) N.Z. Vet.
J. 19:12-15 and Povey et al. (1978) Feline Pract. 8:36-42). Formalin inactivated FVR vaccines are critically dependent on the incorporation of a suitable immunologic adjuvant such as mineral oil.

     One FVR vaccine production method utilized DNA inhibitors to select biochemically uncharacterized FVR mutants that were subsequently inactivated by UV irradiation (Davis et al. (1976) VM/SAC Oct: 1405-1410). Inactivation was less than 100%, and the remaining live virus was cloned at 30 degrees C.
((plus or minus)2 degrees C.) and subjected to repeated cycles of the same process, resulting in an attenuated virus strain. See, U.S. Pat. No. 4,031,204. U.S. Pat. No. 4,287, 178 discloses that temperature sensitive FVR mutants can be utilized as an attenuated live virus vaccine for FVR. Attenuated live FVR vaccines are efficacious, but may induce clinical disease or abortions. Combination vaccines have been described in which FVR and other feline pathogens are incorporated (Bittle et al. (1975) Feline Practice Nov. - Dec:- 13-15 and Edwards et al. (1977) Feline Practice July:4-5-50). These vaccines are also produced by standard procedures known to the art.

     The preparation of psoralens and their use in inactivating viruses are described in U.S. Pat. Nos. 4,196,281 and 4,124,598.

                            SUMMARY OF THE INVENTION

     Vaccines for inoculation against feline viral rhinotracheitis are prepared by irradiating live Feline Herpes I virus, the etiologic agent which causes FVR, with light in the presence of an inactivating furocoumarin compound for a time sufficient to render the virus completely non-infectious. It has been found that inactivated Feline Herpes I virus retains immunogenicity, and that inoculation of a susceptible host with such inactivated viruses elicits the production of serum neutralizing antibody and protects the host against subsequent challenge with live, infectious Feline Herpes I virus. The inactivated Feline Herpesvirus I may be combined with a physiologically-acceptable carrier or

                                   4,791,062
adjuvant, usually at from about 10(6) to 10(9) pfu/ml, to form the vaccine.

                          DESCRIPTION OF THE SPECIFIC
                                  EMBODIMENTS

        Vaccines useful for the inoculation of feline hosts against feline viral rhinotracheitis are provided. The vaccines are prepared by inactivation of live Feline Herpes I virus in an appropriate medium with a sufficient amount of an inactivating furocoumarin to provide for inactivation of the virus upon subsequent irradiation with long wavelength ultraviolet (UV) radiation. The resulting inactivated virus may be stored until used for inoculation. Prior to inoculation, the inactivated virus will usually be combined with a physiologically-acceptable carrier or immunologic adjuvant.

        Any of the isolates of Feline Herpes I virus, or combinations thereof, may be inactivated and utilized to prepare a vaccine according to the present invention. Such live, virulent viruses can be obtained from cats suffering from feline viral rhinotracheitis according to conventional techniques. See, e.g., Crandell and Mauer, supra.; Bittle et al. (1960) Amer. J. Vet. Res. 21:547; and Ditchfield and Grinyer (1965) Virology 26:504. Generally, virus obtained from the nasal and conjunctival membranes of infected cats are used to infect suitable feline cells grown in tissue culture. The viruses are replicated and isolated by serial passage following well known techniques. Alternatively, the virus may be derived from generally available sources, such as Feline Herpes 1 virus available from the American Type Culture Collection under designation VR636. A specific method for growing virus from seed virus is set forth in the Experimental section hereinafter.

        In preparing the subject vaccines, the desired virus is grown in mammalian cell culture. Suitable cell lines include the AKD cell line (ATCC CCL
150) and Fc3Tg (ATCC CCL 176), and other cell lines permissive for Feline Herpes I virus and which can be grown in vitro as monolayer cultures or as suspension cultures. The cell cultures are grown to approximately 80% saturation density and infected with the feline herpesvirus at a multiplicity of infection (MOI), usually between about 0.03 and 0.3, preferably about 0.1. After adsorbing the viral inoculum to the cells by incubation for a limited period of time at a temperature in the range from about 35 degrees c. to 40 degrees C., an appropriate growth or maintenance medium is added. The cells are incubated at temperatures in the range from about 35 degrees C. to 40 degrees C., in the presence in the range from about 35 degrees C. to 40 degrees C., in the presence of about 5% carbon dioxide in air until at least about 50% of the cell culture exhibits cytopathic effect (CPE). CPE is characterized by cell rounding (in monolayers) and cell degeneration.

        The culture vessel is shaken to detach loosely adhering cells and cellular debris, and the contents of each vessel are aseptically decanted into centrifuge bottles. The crude virus preparation is centrifuged at 10,000 X g for 30 minutes and the supernatant is discarded. The pellet is resuspended in one-twentieth the original volume of maintenance medium containing 7 to 10% (v/v) dimethly sulfoxide (Sigma Chemical Co., St. Louis, MO 63178, cat. no. D
5879). For cell-associated virus preparations, the foregoing suspension is stored frozen at or below -80 degrees c. Cell-free virus preparations are produced from the foregoing suspension by freezing and thawing the suspension three times, centrifuging the resulting lysate at 10,000Xg or 30 minutes, and collect-ing and storing the virus-containing supernatant at or below -80 degrees
C. Cell-free virus may also be prepared from a suspension which lacks dimethyl sulfoxide.

        The particular growth and maintenance medium may be a conventional mammalian cell culture medium, such as Eagle's Minimum Essential Medium or Medium 199, usually supplemented with additives such as fetal bovine serum, fetal calf serum, broth prepared from dehydrated standard microbial culture media, or the like.

        The furocoumarins useful for inactivation are primarily illustrated by the class of compounds referred to as psoralens, which includes psoralens and substituted psoralens where the substitutents will be: alkyl, particularly having from 1 to 3 carbon atoms, e.g., methyl; alkoxy, particularly having from 1 to 3 carbon atoms, e.g., methoxy; and substituted alkyl having from 1 to 6, more usually from 1 to 3, carbon atoms and from 1 to 2 heteroatoms, which will be oxy, particularly hydroxy or alkoxy having from 1 to 3 carbon atoms, e.g., hydroxy methyl and methoxy methyl, or amino, including mono- and dialkyl amino or aminoalkyl, having a total of from 0 to 6 carbon atoms, e.g., aminomethyl. There will be from 1 to 5, usually from 2 to 4 substituents, which will normally be at the 4, 5, 8, 4' and 5' positions, particularly at the 4' position. Illustrative compounds include 5-methoxypsoralen; 8-methoxypsoralen (8-MOP); 4,5',8-trimethylpsorlen (TMP); 4'-hydroxymethyl-4,5',8-trimethylpsoralen (HMT); 4'-aminomethyl-4,5',8-trimethylpsoralen (AMT); 4-methylpsoralen;
4,4'-dimethylpsoralen; 4,5'-methyoxymethyl-4,5'8-trimethylpsorlen. Of particular interest are HMT, AMT and 8-MOP.

        The furocoumarins may be used individually or in combination. Each of the furocoumarins may be present in amounts ranging from about 0.01 (greek mu)g/ml to 1 mg/ml, preferably from about 5 (greek mu)g/ml to 300 (greek
mu)g/ml, there not being less than about 1 g/ml nor more than about 1 mg/ml of furocoumarins.

         In carrying out the invention the furocoumarin(s), in an appropriate solvent which is substantially inert and sufficiently polar to allow for dissolution of the furocoumarin(s), are combined with the viral suspensions, conveniently a viral suspension in an aqueous buffered medium, such as used for storage. The amount of virus will generally be about 1 X 10(6) to 10(11), more usually about 1 X 10(7) to 10(9) and preferably about 1 X 10(8) to 5 X 10(8) pfu/ml. The furocoumarin will be at a concentration of about 0.001 mg/ml to 0.5 mg/ml, more usually about 0.02 mg/ml to 0.3 mg/ml. The amount of solvent which is used to dissolve the furocoumarin will be sufficently small so as to readily dissolve in the aqueous viral suspension and have little, if any, effect on the results.

        The furocoumarin may be added to the viral suspension in a single addition or in multiple additions, where the virus is irradiated between additions. Usually, the numer of additions will be from aboutr 1 to 50, more usually from about 10 to 40, and preferably from about 20 to 40. The total amount of furocoumarin which will be added will be sufficient to provide a concentration of at least about 0.01 mg/ml to about 1 mg/ml, usually not more than about 0.75 mg/ml. Since a substantial proportion of the furocoumarin will have reacted with the nucleic acide between additions, the total concentration of furocoumarin in solution will generally not exceed about 0.3 mg/ml.

                                   4,791,062

     The total time for the irradiation will vary depending upon the light intensity, the concentration of the furocoumarin, the concentration of the virus, and the manner of irradiation of the virus, where the intensity of the irradiation may vary in the medium. The total time will usually be at least about 2 hrs. and not more than about 80 hrs., generally ranging from about 10 hrs. to 50 hrs. The times between additions of furocoumarin, where the furocoumarin is added incrementally, will generally vary from about 30 min. to 24 hrs., more usually from about 1 hr. to 3 hrs.

     The temperature for the irradiation is preferably under 25 degrees C., more preferably under 20 degrees C. and will generally range from about -10 degrees C. to 15 degrees C., more usually from about 0 degrees to 10 degrees C.

     The irradiation is normally carried out in an inert atmosphere, where all or substantially all of the oxygen has been removed. Inert atmospheres include nitrogen, helium, argon, etc.

     The light which is employed will generally have a wavelength in the range from about 300 nm to 400 nm. The intensity will generally range from about 0.1 mW/cm(2) to about 5W/cm(2).

     Optionally, a small amount of a singlet oxygen scavenger may be included during the virus inactivation. Singlet oxygen scavengers include ascorbic acid, dithioerythritol, sodium thionite, glutathione, etc. The amount of scavenger will generally be at a concentration of about 0.001M to 0.5M, more usually at about 0.01M to 0.1M, where the addition may be made in a single or multiple additions.

     During irradiation, the medium may be maintained still, stirred or circulated and may be either continuously irradiated or be subject to alternating periods of irradiation and non-irradiation. The circulation may be in a closed loop system or in a single pass system ensuring that all of the sample has been exposed to irradiation.

     It may be desirable to remove the unexpended furocoumarin and/or its photobreakdown products from the irradiation mixture. This can be readily accomplished by one of several standard laboratory procedures such as dialysis across an appropriately sized membrane or through an appropriately sized hollow fiber system after completion of the irradiation. Alternatively, one could use affinity columns for one or more of the low molecular weight materials to be removed.

     The inactivated virus may then be formulated in a variety of ways for use for inoculation. The concentration of the virus will generally be from about 10(6) to 10(9) pfu/ml, as determined prior to inactivation, with a total dosage of at least 10(5) pfu/dose, usually at least 10(6) pfu/dose, preferably at least 10(7) pfu/dose. The total dosage will usually be at or near about 10(8) pfu/dose, more usually being about 10(6) to 10(7) pfu/dose. The vaccine may include cells or may be cell-free. It may be an inert physiologically acceptable medium, such as ionized water, phosphate-buffered saline, saline, or the like, or may be administered in combination with a physiologically acceptable immunologic adjuvant, including but not limited to mineral oils, vegetable oils, mineral salts and immunopotentiators, such as muramyl dipeptide. The vaccine may be administered subcutaneously, intramuscularly, or intraperitoneally. Usually, a specific dosage at a specific site will range from about 0.1 ml to 4 ml, where the total dosage will range from about 0.5 ml. to 8 ml. The number of injections and their temporal spacing may be highly variable but usually 1 to 3 injections at 1, 2 or 3 week intervals are effective.

     The following examples are offered by way of illustration, not by way of limitation.

                                  EXPERIMENTAL

                             Materials and Methods

                                A. Virus Growth

     Cat cell lines AKD (ATCC CCL150) or Fc3Tg (ATCC CCL176) were grown as monolayers in plastic cell culture vessels in a standard defined culture media consisting of Minimum Essential Medium (MEM) and Earles salts with non-essential amino acids (MEN); F12K; MEM; or alpha MEM. Medium was supplemented with 2% to 15% inactivated fetal calf serum (F(i)) or 2% to 20% YELP (YELP consists of: yeast extract 5 g; lactalbumin hydrolysate 25 g; Bacto-peptone 50 g; deionized H(2)0 1000 mls sterilized by autoclaving or filtration). Cell cultures were used to produce live Feline Herpes I virus from master seed virus derived from Feline Herpes I virus (ATCC VR636). Cells were grown in culture vessels to 80% to 100% confluency (approximately 1 x 10(5) to 2 x 10(5) cells per cm(2) of growth surface area) using standard mammalian cell culture techniques as follows:

     Corning plastic roller bottles (Corning No. 25140-850) with a growth surface area of 850 cm(2) containing 50 to 100 ml of MEN supplemented with 10% F(i) and 1 x 10(8) to 2 x 10(8) AKD or Fc3Tg cells/bottle were used for virus production. The cell cultures were initiated by seeding approximately 1 x 10(6) to 5 x 10(6) cells into 50 to 100 mls of growth medium in a roller bottle containing about 5% CO(2) in air and incubating the roller bottle on a roller bottle rotator at 1 to 5 rpm at 35 degrees C. to 38 degrees C. The cultures were grown to 80% to 100% confluency over a 7 to 14 day period with a 100% medium change every 3 to 5 days.

     When the monolayers were 80% to 100% confluent, the culture medium was removed and the monolayer was washed with 20 to 50 mls of phosphate buffered saline (PBS) pH 7.2 to 7.4 (NaCl 8 g + KCl 0.2 g + Na(2)HPO(4) 1.14 g + KH(2)PO(4) 0.2 g). The PBS wash was discarded, and the roller bottle was infected by the addition of approximately 1 x 10(7) to 2 x 10(7) plaque forming units (pfu) of Feline Herpes I virus in 10 mls of PBS containing 2% F(i). The multiplicity of infection (MOI) was approximately 0.1. The virus inoculum was adsorbed to the cells by incubation at 35 degrees C. to 38 degrees C. for one hour at 1 to 5 rpm. The inoculation fluid was removed and 50 mls of MEN containing 10% F(i) was added per roller bottle. The post-infection incubation was at 35 degrees C. to 38 degrees C. in 5% CO(2) in air with rotation. Herpesvirus cytopathic effect (CPE) was evident forty to forty-eight hours post-infection. The CPE was characterized by cell rounding, cell detachment, and cell degeneration.

     The contents of the roller bottle were swirled 48 hours post-infection to remove loosely attached materials from the roller bottle walls, and the contents of the roller bottles were decanted into centrifuge bottles. The virus, cells, and cell debris were pelleted by centrifugation at 10,000 x g for 30 minutes.

     Cell associated (CA) virus was prepared by:

     1. resuspending the 10,000 x g pellet in approximately 5 ml of a resuspension medium containing 80 parts F12K, 10 parts Fi, and 10 parts dimethylsulfoxide (DMSO) for each original roller bottle;

                                   4,791,062

     2. freezing the resuspended CA virus at -20 degrees C. for 1.5 to 2 hours; and

     3. transferring the CA virus frozen at -20 degrees to temperatures ranging from -80 degrees C. to -100 degrees C.

     Cell free (CF) virus is prepared by:

     1. resuspending the 10,000 x g pellet in F12K;

     2. freezing and thawing the resuspended material 3 times;

     3. clarifying the freeze-thawed material by centrifugation at 10,000 x g for 30 minutes; and

     4. freezing the clarified supernatant (CF virus) at temperatures ranging from -80 degrees C. to -100 degrees C.

     CF or CA virus was thawed by gentle agitation at 37 degrees C. in a water bath.

                                 B. Virus Assay

     Confluent monolayers of FC3Tg or AKD cells were prepared in 6 cm diameter mammalian cell culture plastic petri dishes (Corning No. 25010). The growth medium used for Fc3Tg cells was MEN + 10% F(i) and the growth medium used for AKD cells was F12K + 15% F(i). Ten fold serial dilutions of virus samples were made by adding 0.5 ml of the virus sample to 4.5 mls of PBS + 2% F(i) in a screw cap tube. The growth medium was removed from a 6 cm culture dish cell monolayer,
1.00 ml of virus sample (undiluted or diluted) was added, and the virus was adsorbed to the monolayer for 2 hours at 35 degrees C. to 38 degrees C. Two or more dishes were used for each sample. The unadsorbed inoculum was removed, and 4 mls of overlay medium was added per 6 cm culture dish. The overlay medium was prepared by mixing equal parts solution A (100 ml 2 x MEM with L-glutamine, GIBCO #320-1935, +4 ml F(i)) and 1% methyl cellulose (4,000 centipoises) in deionized H2O (Fisher M-281 sterilized by autoclaving). After the overlay was added the cultures were incubated at 35 degrees C. to 38 degrees C. in 5% CO(2) in air for at least 48 hours and examined for virus plaques which appeared as either open circular areas in the monolayer with rounded cells at the edge of the open area or as foci of multinucleated syncytial cells. The virus titer in pfu/ml was calculated by multiplying the average number of plaques per dish by the reciprocal of the dilution. The pfu/ml was the value used to determine the amount of virus needed to infect cells at a MOI of approximately 0.1. The pfu/ml in a virus preparation prior to inactivation was used to determine the immunizing dose.

                   C. Inactivation of Cell Free Virus (CF-FVR)

     Nineteen mls of CF-FVR (1.9 x 10(7) pfu/ml) were mixed with 0.4 ml of hydroxymethyltrioxsalen (HMT; 1 mg/ml in DMSO) and 1.9 ml of sodium ascorbate (0.1 M in H(2)O). The mixture was prepared in 150 cm(2) tissue culture flasks (T-150, Corning No. 25120) that were subsequently deaerated for 2 minutes with pure argon gas. The virus-containing flasks were irradiated for 55 minutes at 4 degrees C. using G.E. BLB fluorescent bulbs at an intensity of 1.5 mW/cm(2). The FVR/HMT/ascorbate mixture was then transferred by pipet into a second T-150 flask, which was deaerated for 2 minutes using pure argon gas. The second T-150 flask was irradiated for an additional 28 minutes at 4 degrees C. under the same long wavelength UV light source.

     The CF-FVR preparation was stored at -100 degrees C in a REVCO freezer. Subsequently the CF-FVR preparation was thawed and placed into a T-150 flask. The flask was deaerated with pure argon gas for 2 minutes and irradiation was continued as described above for an additional 15 hours and 40 minutes.

               D. Inactivation of Cell Associated Virus (CA-FVR)

     Cells from 10 roller bottles (about 1 x 10(8) to 2 x 10(8) cells/roller bottle) were resuspended in 28 mls of cell culture media. Twenty mls of the suspension were placed into a T-150 flask. To this flask was added 2 ml of freshly prepared sterile 0.1 M sodium ascorbate and 0.4 ml HMT (1 mg/ml in DMSO). The flask was deaerated with pure argon gas for 2 minutes, and the flask was irradiated at 4 degrees C. using G.E. BLB fluorescent bulbs at an intensity of 1.5 mW/cm(2) for 75 minutes. The viral suspension was then transferred by pipet from the T-150 flask into a second T-150 flask and again deaerated with pure argon gas for 2 minutes. Irradiation was continued for an additional 95 minutes. The CA-FVR preparation was adjusted to 10% DMSO and the suspension was frozen at -20 degrees C. for 1 hour and then stored at -100 degrees C. in a REVCO freezer.

     The stored frozen CA-FVR preparation was subsequently thawed, and the cells were pelleted in a clinical centrifuge. The cells were resuspended in 21 mls of serum-free medium to which 2.1 mls of freshly prepared 0.1 M sodium ascorbate and 0.4 ml of HMT (1 mg/ml in DMSO) were added. The sample was transferred by pipet to a T-150 flask, and irradiation was continued for an additional 15 hours and 40 minutes.

                 E. Assessment of Inactivation by Blind Passage

     Fc3Tg or AKD cells were grown to confluency in 850 cm(2) roller bottles using standard cell culture procedures as described above. The culture medium was removed from the roller bottle, and 2.0 mls of the inactivated virus preparation, mixed with 18 mls of medium containing 2% F(i), were adsorbed to the roller bottle cell monolayer for 60 minutes at 35 degrees C. to 38 degrees
C. with rotation at 1 to 5 rpm. After adsorption, the inoculum was removed and 150 ml of maintenance medium (MEN or F12K with 2% F(i)) added. The roller bottle culture was then incubated at 35 degrees C. to 38 degrees C. for 7 days with daily observation for viral CPE (see plaque assay above for description of CPE). The roller bottle culture received a 100% medium change after 3 to 5 days. If no CPE was observed during the first roller bottle passage, the cell monolayer was scraped into the maintenance medium which was then decanted into a centrifuge bottle. The cells were pelleted by centrifugation at room temperature at 1,000 x g for 15 minutes, resuspended in 20 ml of fresh maintenance medium, and passed to a new confluent roller bottle culture of Fc3Tg or AKD cells as described above. The second roller bottle blind passage was observed for 7 days and fed once on day 3 to 5. If no CPE was observed during the second roller bottle blind passage, a third roller bottle blind passage was performed. If no CPE was observed by the end of the third roller bottle passage, the virus preparation was considered inactive.

                          F. Administration Procedure

     Photochemically inactivated FVR is inoculated via syringe into cats by either single or multiple routes, including but not limited intravenously (IV), subcutaneously (SQ), intramuscularly (IM), or intraperitoneally (IP). The vaccine is administered in various volumes (0.5 to 3.0 ml) and in various concentrations (10(6) to 10(8) pfu; either CF, CA or in combination). In the following examples the vaccine was administered in combination

                                   4,791,062
with aluminum hydroxide as an immunologic adjuvant. The number of injections and their temporal spacing was as set forth in each example.

                                    RESULTS

                           A. Inoculation with CF-FVR

        The experimental group consisted of four specific pathogen free kittens (2 males, 2 females) four months old (Liberty Laboratories, Liberty Corner, N.J.). The control group consisted of two similar female kittens. The experimental group was inoculated IM with 3x10(7) pfu (3 mls) of HMT inactivated CF-FVR on days 0 and 21, and again inoculated with 3x10(7) pfu HMT inactivated with an equal amount of 2% aluminum hydroxide [A1(OH)(3)] adjuvant on day 61. Controls were vaccinated at eight weeks and at thirteen weeks of age with a commercial FVR vaccine using the manufacturer's recommended procedure. Serum samples were collected weekly and tested for anti-FVR neutralizing antibodies.

        Following live virus challenge (106 pfu intranasally and intraconjunctivally), a numerical scoring system (Table 1) was used to assess the clinical response to both experimental and control cats.

                                    TABLE 1
-------------------------------------------------------------------------------
                          Scoring System for Clinical
                   Effects of Herpesvirus Challenge in Cats
                   -----------------------------------------

        FACTOR                  DEGREE                            SCORE
-------------------------------------------------------------------------------
        Fever                   101 to 102 degrees F.               0
                                102 to 103                          1
                                103 to 104                          3
                                greater than 104                    5
        Depression              slight                              1
                                moderate                            3
                                severe                              5
        Sneezing                occasional                          1
                                moderate                            3
                                paroxysmal                          5
        Lacrimation             serous                              1
                                mucoid                              3
                                purulent                            5
        Nasal Discharge         serous                              1
                                mucoid                              3
                                purulent                            5
        Appetite                normal; eats all food               0
                                fair; eats more than 1/2 of food    1
                                poor; eats less than 1/2 of food    3
                                none; eats nothing                  5
-------------------------------------------------------------------------------

        Three of four experimental cats developed serum neutralizing anti-FVR antibody (SN) titers of 1:2 that were detected between day 42 and day 58. Following the third immunization (day 61), four of four experimental cats had SN titers of 1:4 (day 80). Baseline SN antibody titers on the experimental cats were negative. The control cats did not develop detectable SN antibody titers during the pre-challenge period.

        All cats were exposed to 10(6) pfu of live FVR by intraconjunctival and intranasal injection on day 91. Each cat was monitored twice daily for the absence, presence and degree of severity of factors given in Table 1. A composite clinical score was derived for each cat after a 15 day observation period.

        Three of four experimental cats demonstrated mild temperature elevation and serous ocular or nasal discharge along with mild intermittent depression and appetite suppression. Their composite scores were 39, 42, and 35 respectively for the 15 day observation period. The fourth experimental cat was more severely affected (composite score = 84) by moderate, but transient, sneezing and mucoid nasal discharge. Both control cats were severely affected by live virus challenge. Severe purulent nasal and ocular discharge and lack of appetite were apparent. The control cats had composite scores of 133 and 253.

        Three weeks following live FVR challenge, all cats were tested for SN antibody titers against FVR. Three of four experimental cats had SN antibody titers of 1:16 while the fourth cat had a 1:8 titer. One of the control cats had an SN antibody titer of 1:4 while the second control lacked an SN antibody titer against FVR.

                           B. Inoculation with CA-FVR

        Nine age-matched specific pathogen free kittens, 4 months old (Liberty Laboratories, Liberty Corner, N.J.), were randomly assigned to three experimental groups designated A, B, and C.

        Group A (controls) was inoculated twice with 1 ml tissue culture fluid and 1 ml aluminum hydroxide adjuvant. Group B was inoculated twice with a commercial FVR vaccine according to the manufacturer's recommendation. Group C was inoculated three times with 10(7) HMT-inactivated CA-FVR in aluminum hydroxide (total volume = 2 ml; 1:1 vaccine to adjuvant). All injections were given IM at three week intervals.

        Live FVR virus (10(6) pfu intranasally and intraconjunctivally) was given on day 63 and a numerical scoring system (Table 1) was used to assess the kittens' clinical response for a 15 day post-challenge period. Serum samples were collected from all kittens prior to vaccination, prior to the second and third immunizations, prior to live FVR challenge, and at 15 days post-challenge. The sera were utilized to assess neutralizing antibody titers by standard procedures.

        The control kittens (Group A) maintained SN antibody titers less than 1:2 (negative) throughout the pre-challenge period. Fifteen days following live FVR challenge Group A kittens, uniformly had SN antibody titers of 1:2. Kittens in Group B and C lacked detectable anti-FVR antibody titers pre-immunization, but all kittens in Groups B and C had SN antibody titers of 1:2 or 1:4 after two immunizations. The third immunization in Group C kittens did not significantly alter their SN antibody titers. Following a 15 day post-challenge period, kittens in Groups B and C demonstrated an anamnestic immunologic response, with SN antibody titers ranging from 1:16 to 1:64.

        Clinically, Group A kittens were severely affected by live FVR challenge, whereas kittens in Groups B and C were significantly protected by their respective vaccines.

        The composite clinical scores for Group A were 125, 141, and 128 for the 15 day post-challenge period. The composite clinical scores for Group B were 25, 20, and 64, while Group C had composite clinical scores of 21, 15, and
34. The clinical signs evident were characteristic of FVR.

        From the SN data and clinical scoring, it is evident that kittens immunized with the experimental HMT-inactivated FVR vaccines (cell-free or cell associated) in the above examples were significantly immune to the clinical effects of severe FVR challenge.

        According to the present invention, furocoumarin-inactivated feline herpesvirus I retains its immunogenicity and is suitable as the immunogenic substance in a vaccine against feline viral rhinotracheitis. The inacti-

                                   4,791,062
vated virus of the present invention is non-infectious and is safe when administered to a host for vaccination.

   Although the foregoing invention has been described in some detail by way of illustration and example for purposes of clarity of understanding, it will be obvious that certain changes and modifications may be practiced within the scope of the appended claims.

   What is claimed is:

   1. A method of making a vaccine useful for inoculation of a feline host susceptible to feline virus rhinotracheitis, said method comprising:

   (1) inactivating at least one feline Herpesvirus I isolate by

       (a) adding to said feline Herpesvirus I isolate a small but inactivating effective amount of a furocoumarin; and thereafter

       (b) exposing said feline Herpesvirus I to ultraviolet light having a wavelength within the range of from about 300 nm to 400 nm and an intensity of from about 0.1 mW/cm(2) to 5 W/cm(2) at a temperature below about 40 degrees C. for a time sufficient to render said virus noninfectious without destroying the characteristic immunologenic response of said feline Herpesvirus I isolate.

   2. The method according to claim 1 wherein said furocoumarin is 4'-hydroxymethyl-4,5', 8-trimethylpsoralen.

   3. The method of claim 1 wherein said inactivating occurs in the substantial absence of oxygen.

   4. The method according to claim 1 wherein said virus is inactivated in the presence of a singlet oxygen scavenger.

   5. The method according to claim 1 wherein said virus is grown in substantially confluent monolayers of host cells immediately prior to said inactivating procedure.

   6. A method of preparing a vaccine useful for inoculation of a feline host susceptible to feline virus rhinotracheitis, said method comprising:

       subjecting at least one inactivated feline Herpesvirus I isolate to ultraviolet light having a wavelength within the range of from about 300 nm to 400 nm and an intensity of from about 0.1 mW/cm(2) to 5W/cm(2) at a temperature below about 40 degrees C. in the presence of an inactivating furocoumarin for a time sufficient to render said virus noninfectious without destroying its characteristic immunogenic response.

   7. The method according to claim 6 wherein said furocoumarin is 4'-hydroxymethyl-4,5', 8-trimethylpsoralen.

   8. The method of claim 6 wherein said inactivating occurs in the substantial absence of oxygen.

   9. The method according to claim 6 wherein said virus is inactivated in the presence of a singlet oxygen scavenger.

  10. The method according to claim 6 wherein said virus is grown in substantially confluent monolayers of host cells immediately prior to said inactivating procedure.

                                 *  *  *  *  *

                                                                    EXHIBIT F



UNITED STATES PATENT  [19]           [11]   PATENT NUMBER:  5,106,619

WIESEHAHN ET AL.                     [45]   DATE OF PATENT: APR. 21, 1992


--------------------------------------------------------------------------------

[54]  PREPARATION OF INACTIVATED VIRAL VACCINES

[75]  Inventors:  GARY P. WIESEHAHN, Alameda;  RICHARD P. CREAGAN, Alta Loma;
                  DAVID R. STEVENS, Fremont;  RICHARD GILES, Alameda, all of
                  Calif.

[73]  Assignee:   DIAMOND SCIENTIFIC CO., Des Moines, Iowa

[21]  Appl. No.:  463,081

[22]  Filed:      JAN. 10, 1990

                         RELATED U.S. APPLICATION DATE

[60] Continuation of Ser. No. 69,117, Jul. 2, 1987, abandoned, which is a division of Ser. No. 785,354, Oct. 7, 1985, Pat. No. 4,693,981, which is a continuation-in-part of Ser. No. 592,661, Mar. 23, 1984, Pat. No. 4,556,556, which is a continuation-in-part of Ser. No. 563,939, Dec. 20, 1983, Pat No. 4,545,987.

[51]  Int. Cl.(5) .................................... A61K 39/12; C12N 7/04

[52]  U.S. Cl. ............................................. 424/89; 424/90;
                                                   435/236; 435/238; 546/270

[58]  Field of Search ..................................424/89, 90; 435/236,
                                                            435/238; 546/270

[56]                           REFERENCES CITED

                             U.S. PATENT DOCUMENTS

              4,036,952   7/1977   Bauer et al. ......................424/89

Primary Examiner -- Johnnie R. Brown
Assistant Examiner -- Abdel A. Mohamed
Attorney, Agent, or Firm -- Joseph C. Gil; Lyndanne M. Whalen

[57]                               ABSTRACT

Vaccines employing inactivated viruses having improved retention of antigenic characteristics are prepared by psoralen-inactivation of the live virus in a non-oxidizing atmosphere. By excluding oxygen and other oxidizing species from the inactivation medium, degradation of the antigen characteristics resulting from irradiation with ultraviolet light is largely prevented. The resulting inactivated viruses are employed in vaccine preparations for the inoculation of susceptible hosts to inhibit viral infection.

                             12 CLAIMS, NO DRAWINGS

                                   5,106,619

                   PREPARATION OF INACTIVATED VIRAL VACCINES

     This application is a continuation of application Ser. No. 07/069,117, filed Jul. 2, 1987, now abandoned, which is a divisional of Ser. No. 06/785,354, filed Oct. 7, 1985 (U.S. Pat. No. 4,693,981), which is a continuation-in-part of Ser. No. 06/592,661, filed Mar. 23, 1984 (U.S. Pat. No. 4,556,556), which is a continuation-in-part of Ser. No. 06/563,939, filed Dec. 20, 1983 (U.S. Pat. No. 4,545,987).

                          BACKGROUND OF THE INVENTION

     1. Field of the Invention

     The Present invention relates to the preparation of inactivated viral vaccines. More particularly, the invention relates to psoralen inactivation of viral particles under conditions which limit antigenic degradation of the viral particles caused by the inactivation.

     Vaccination against both bacterial and viral diseases has been one of the major accomplishments of medicine over the past century. While effective vaccines have been developed for a large number of diseases, development of safe and effective vaccines for a number of other diseases remains problematic. The use of inactivated or killed microbial agents as a vaccine, although generally safe, will not always be effective if the immunogenic characteristics of the agent are altered. Indeed, the preferential degradation of certain antigens on the inactivated microorganisms might produce an immune response which allows for an immunopathological response when the host is later challenged with the live microorganism. In contrast, the preparation of live, attenuated microbial agents as a vaccine will often provide improved immunologic reactivity, but increases the risk that the vaccine itself will be infectious, e.g., as a result of reversion, and that the organism will be able to progate and provide a reservoir for future infection.

     Thus, one must generally choose between improved effectiveness and greater degree of safety when selecting between the viral inactivation and viral attenuation techniques for vaccine preparation. The choice is particularly difficult when the virus is resistant to inactivation and requires highly rigorous inactivation conditions which are likely to degrade the antigenic characteristics.

     It is therefore desirable to provide improved methods for inactivating viruses, which methods are capable of inactivating even the most resistant viruses under conditions which do not substantially degrade the antigenic structure of the viral particles. In particular, the inactivated viruses should be useful as vaccines and free from adverse side effects at the time of administration as well as upon subsequent challenge with the live virus.

     2. Description of the Prior Art

     The reactivity of psoralen derivatives with viruses has been studied. See, Hearst and Thiry (1977) Nuc. Acids Res. 4:1339-1347; and Talib and Banerjee
(1982) Virology 118:430-438. U.S. Pat. Nos. 4,124,598 and 4,196,281 to Hearst
et al. suggest the use of psoralen derivatives to inactivate RNA viruses, but include no discussion of the suitability of such inactivated viruses as vaccines. U.S. Pat. No. 4,169,204 to Hearst et al. suggests that psoralens may provide a means for inactivating viruses for the purpose of vaccine production but presents no experimental support for this proposition.

European patent application 0 066 886 by Kronenberg teaches the use of psoralen inactivated cells, such as virus-infected mammalian cells, for use as immunological reagents and vaccines. Hanson (1983) in: Medical Virology II, de la Maza and Peterson, eds., Elsevier Biomedical, New York, pp. 45-79, reports studies which have suggested that oxidative photoreactions between psoralens and proteins may occur.

                            SUMMARY OF THE INVENTION

     The present invention provides for the production of furocoumarin-inactivated viral vaccines under conditions which substantially preserve the antigenic characteristics of the inactivated viral particles. It has been recognized by the inventors herein that the inactivation of viruses by exposure to ultraviolet radiation in the presence of furocoumarin compounds can degrade the antigenic structure of the viral particle. While such degradation can be limited by employing less rigorous inactivation conditions, certain recalcitrant viruses require relatively harsh inactivation conditions in order to assure that all residual infectivity is eliminated. The inactivation condition required to eliminate substantially all infectivity in such recalcitrant viruses can so degrade the viral particle that it is unsuitable for use as the immunogenic substance in a vaccine. Even if the degradation is not so complete, partial degradation of the antigenic characteristics may render the vaccine less effective than would be desirable. That is, the vaccine may require higher concentrations of the inactivated viral particles in each inoculation, and/or the vaccination program may require additional inoculations in order to achieve immunity.

     According to the present invention, vaccines are prepared by treatment with furocoumarins and long wavelength ultraviolet (UVA) light under conditions which limit the availability of oxygen and other reactive, particularly oxidizing, species. It has been found that such conditions allow for the inactivation of even recalcitrant viral particles without substantial degradation of the antigenic characteristics of those particles. Thus, viruses which have heretofore been resistant to furocoumarin-inactivation may now be inactivated without loss of the desired immunogenicity, and viruses which have previously been successfully inactivated may now be inactivated under conditions which better preserve their antigenic characteristics, making them more efficient immunogenic substances for use in vaccines.

                    DESCRIPTION OF THE SPECIFIC EMBODIMENTS

     According to the present invention, vaccines useful for the inoculation of mammalian hosts, including both animals and humans, against viral infection are provided. The vaccines are prepared by inactivation of live virus in an inactivation medium containing an amount of an inactivating furocoumarin sufficient to inactivate the virus upon subsequent irradiation with long wavelength ultraviolet radiation. Degradation of the antigenic characteristics of the live virus is reduced or eliminated by limiting the availability of oxygen and other oxidizing species in the inactivation medium. Suitable vaccines may be prepared by combining the inactivated viruses with a physiologically-acceptable carrier, typically an adjuvant, in an appropriate amount to elicit an immune response, e.g., the production of serum neutral-

                                   5,106,619
izing antibodies, upon subsequent inoculation of the host.

     The present invention is suitable for producing vaccines to a wide variety of viruses, including human viruses and animal viruses, such as canine, feline, bovine, porcine, equine, and ovine viruses. The method is suitable for inactivating double stranded DNA viruses, single-stranded DNA viruses, double-stranded RNA viruses, and single-stranded RNA viruses, including both enveloped and non-enveloped viruses. The following list is representative of those viruses which may be inactivated by the method of the present invention.

--------------------------------------------------------------------------------
                        Viruses which may be inactivated
                 ---------------------------------------------
                                        Representative Viruses
--------------------------------------------------------------------------------
          dsDNA
          -----
          Adenoviruses                  Adenovirus, canine adenovirus 2
          Herpesviruses                 Herpes simplex viruses,
                                        Feline Herpes I
          Papovaviruses                 Polyoma, Papilloma
          Poxviruses                    Vaccinia

          ssDNA
          -----
          Parvovirus                    Canine parvovirus, Feline
                                        panleukopenia

          dsRNA
          -----
          Orbiviruses                   Bluetongue virus
          Reoviruses                    Reovirus

          ssRNA
          -----
          Calicivirus                   Feline calicivirus
          Coronavirus                   Feline infectious peritonitis
          Myxovirus                     Influenza virus
          Paramyxovirus                 Measles virus, Mumps virus,
                                        Newcastle disease virus,
                                        Canine distemper virus,
                                        Canine parainfluenza 2 virus
          Picornavirus                  Polio virus, Foot and mouth
                                        disease virus
          Retrovirus                    Feline leukemia virus, Human
                                        T-cell lymphoma virus, types
                                        I, II and III
          Rhabdovirus                   Vesicular stomatitis virus,
                                        rabies
          Togavirus                     Yellow fever virus, Sindbis
                                        virus, Encephalitis virus
--------------------------------------------------------------------------------

     Of particular interest are those viruses for which conventional vaccine approaches have been unsuccessful or marginally successful. For such viruses, inactivation procedures which are sufficiently rigorous to assure the total loss of infectivity often result in partial or complete destruction of the antigenic characteristics of the virus. With such loss of antigenic characteristics, the viruses are incapable of eliciting a protective immunity when administered to a susceptible host. While it would be possible to utilize less rigorous inactivation conditions in order to preserve the antigenic integrity of the virus, this approach is not desirable since it can result in incomplete inactivation of the virus.

     In preparing the subject vaccines, sufficient amounts of the virus to be inactivated may be obtained by growing seed virus in a suitable mammalian cell culture. Seed virus, in turn, may be obtained by isolation from an infected host. Suitable mammalian cell cultures include primary or secondary cultures derived from mammalian tissues or established cell lines such as Vero cells, monkey kidney cells, BHK21 hamster cells, LMTK- cells, and other cells permissive for the desired virus and which may be grown in vitro as monolayer or suspension cultures. The cell cultures are grown to approximately 80% saturation density, and infected with the virus at a low multiplicity of infection (MOI), usually between about 0.05 and 0.005, preferably at about 0.01.

After adsorbing the viral inoculum to the cells by incubation for a limited period of time at a temperature in the range from 35 degrees C. to 40 degrees C., an appropriate growth or maintenance medium is added. The cells are further incubated at about the same temperature, in the presence of about 5% carbon dioxide in air, until a sufficient amount of virus has been produced.

     The growth and maintenance medium will usually be a conventional mammalian cell culture medium, such as Eagle's Minimum Essential Medium or Medium 199, usually supplemented with additives such as broth prepared from dehydrated standard microbial culture media, fetal bovine serum, fetal calf serum, or the like.

     The furocoumarins useful for inactivation are primarily illustrated by the class of compounds referred to as psoralens, including psoralen and substituted psoralens where the substituents may be alkyl, particularly having from one to three carbon atoms, e.g., methyl; alkoxy, particularly having from one to three carbon atoms, e.g., methoxy; and substituted alkyl having from one to six, more usually from one to three carbon atoms and from one to two heteroatoms, which may be oxy, particularly hydroxy or alkoxy having from one to three carbon atoms, e.g., hydroxy methyl and methoxy methyl, or amino, including mono- and dialkyl amino or aminoalkyl, having a total of from zero to six carbon atoms, e.g., aminomethyl. There will be from 1 to 5, usually from 2 to 4 substituents, which will normally be at the 4, 5, 8, 4' and 5' positions, particularly at the 4' position. Illustrative compounds include 5-methoxypsoralen; 8-methoxypsoralen (8-MOP); 4,5',8-trimethylpsoralen (TMP); 4'-hydroxymethyl-4,5',8-trimethyl-psoralen (HMT); 4'-aminomethyl-4,5',8-trimethylpsoralen (AMT); 4-methylpsoralen; 4,4'-dimethylpsoralen; 4,5'-dimethylpsoralen; 4',8-dimethylpsoralen; and 4'-methoxymethyl-4,5',8-trimethylpsoralen. Of particular interest are AMT and 8-MOP.

     The furocoumarins may be used individually or in combination. Each of the furocoumarins may be present in amounts ranging from about 0.01 (greek mu)/ml to 1 mg/ml, preferably from about 0.5 (greek mu)/ml to 100 (greek mu)/ml, there not being less than about 1 (greek mu)/ml nor more than about 1 mg/ml or furocoumarins.

     In carrying out the invention the furocoumarin(s), in an appropriate solvent which is substantially inert and sufficiently non-polar to allow for dissolution of the furocoumarin(s), are combined with the viral suspension, conveniently a viral suspension in an aqueous buffered medium, such as used for storage. The amount of virus will generally be about 1 x 10(6) to 10(11), more usually about 1 x 10(7) to 10(9) and preferably about 1 x 10(8) to 5 x 10(8) pfu/ml. The furocoumarin(s) will be at a concentration of about 0.001 mg/ml to
0.5 mg/ml, more usually about 0.05 mg/ml to 0.2 mg/ml. The amount of solvent which is usually to dissolve the furocoumarin will be sufficiently small so as to readily dissolve in the aqueous viral suspension.

     Although viral inactivation according to the present invention will normally be carried out in an inactivation medium as just described, in some cases it may be desirable to introduce furocoumarins to the virus by addition to a cell culture medium in which the virus is grown. The inactivation is then carried out by separating the live viral particles from the culture medium, and exposure of the particles to ultraviolet light in an inactivation medium which may or may not contain additional furocoumarins. This method of inactivation is useful

                                   5,106,619
where the virus is resistant to inactivation when the furocoumarin is added to the inactivation medium only.

     When employing furocoumarins with limited aqueous solubility, typically below about 50 (greek mu)g/ml, it has been found useful to add an organic solvent, such as dimethyl sulfoxide (DMSO) ethanol, glycerol, polyethylene glycol (PEG) or polypropylene glycol, to the aqueous treatment solution. Such furocoumarins having limited solubility include 8-MOP, TMP, and psoralen. By adding small amounts of such organic solvents to the aqueous composition, typically in the range of about 1 to 25% by weight, more typically from about 2 to 10% by weight, the solubility of the furocoumarin can be increased to about 200 (greek mu)g/ml, or higher. Such increased furocoumarin concentration may permit the use of shorter irradiation times. Also, inactivation of particularly recalcitrant microorganisms may be facilitated without having to increase the length or intensity of ultraviolet exposure, and the addition of an organic solvent may be necessary for inactivation of some viruses with particular furocoumarins. The ability to employ less rigorous inactivation conditions is of great benefit in preserving the antigenicity of the virus during inactivation.

     At times, it may be desirable to employ organic solvents, particularly DMSO, with all furocoumarins regardless of solubility. For some microorganisms, particularly viruses having tight capsids, the addition of the organic solvent may increase the permeability of the outer coat or membrane of the microorganism. Such increase in permeability would facilitate penetration by the furocoumarins and enhances the inactivation of the microorganism.

     The furocoumarin may be added to the viral suspension in a single addition or in multiple additions, where the virus is irradiated between additions, or may be added continuously during the entire treatment period, or a portion thereof. Usually, the number of additions will be from about 1 to 50, more usually from about 10 to 40, and preferably from about 2 to 4. The total amount of furocoumarin which will be added will be sufficient to provide a concentration of at least about 0.01 mg/ml to about 1 mg/ml, usually not more than about 0.75 mg/ml and preferably not more than about 0.5 mg/ml. Since a substantial proportion of the furocoumarin will have reacted with the nucleic acid between additions, the total concentration of furocoumarin in solution will generally not exceed about 0.1 mg/ml. In cases where the furocoumarin(s) employed are particularly unstable, it may be beneficial to add the furocoumarin solution continuously during the irradiation procedure.

     In order to preserve the antigenic characteristics of the virus, irradiation is carried out in the substantial absence of oxygen and other oxidizing species. This is particularly important when employing psoralens that generate more singlet oxygen on a molar basis. For example, AMT generates more singlet oxygen than 8-MOP. Conveniently, oxygen and other gases may be removed from the inactivation medium by maintaining the medium in a non-oxidizing gas atmosphere, e.g., hydrogen, nigrogen, argon, helium, neon, carbon dioxide, and the like. The inactivation medium may be held in an enclosed vessel, and the space above the liquid medium surface filled with the non-oxidizing gas. Oxidizing species initially in the medium will be exchanged for the non-oxidizing gases according to gas-liquid equilibrium principles. Preferably, the space above the inac-tivation medium will be flushed with non-oxidizing gas to remove the oxidizing species and further lower their equilibrium concentration in the liquid medium. Depending on the volume of the inactivation medium, the flushing should be continued for at least 1 minute, preferably at least 2 minutes, usually being in the range from about 3 to 30 minutes. Flushing may be continued during the irradiation period, but need not be so long as the oxidizing species have been substantially removed and the vessel remains sealed to prevent the intrusion of air. Optionally, a singlet oxygen scavenger may be added to the inactivation medium prior to irradiation to further prevent interaction of oxygen with the furocoumarin and the virus. Suitable oxygen scavengers include ascorbic acid, dithioerythritol, sodium thionate, glutathione, and the like. The scavenger will be present at a concentration sufficient to block active oxygen species, usually being between 0.001M and 0.5M, more usually being between about 0.005M and 0.02M, where the addition may be single, multiple, or continuous additions.

     The concentration of dissolved oxygen may be reduced through the use of enzyme systems, either in solution or immobilized on a solid substrate. Suitable enzyme systems include glucose oxidase or catalase in the presence of glucose and ascorbic acid catalase in the presence of ascorbate. Such enzyme system may be employed alone or together with the other methods for oxygen reduction discussed above.

     The total time for the irradiation will vary depending upon the light intensity, the concentration of the furocoumarin, the concentration of the virus, and the manner of irradiation of the virus, where the intensity of the irradiation may vary in the medium. The time of irradiation necessary for inactivation will be inversely proportional to the light intensity. The total time will usually be at least about 2 hrs. and not more than about 60 hrs., generally ranging from about 10 hrs. to 50 hrs. The times between additions of furocoumarin, where the furocoumarin is added incrementally, will generally vary from about 1 hour to 24 hrs., more usually from about 2 hrs. to 20 hrs.

     The light which is employed will generally have a wavelength in the range from about 300 nm to 400 nm. Usually, an ultraviolet light source will be employed together with a filter for removing UVB light. The intensity will generally range from about 0.1 mW/cm(2) to about 5 W/cm(2), although in some cases, it may be much higher.

     The temperature for the irradiation is preferably under 25 degrees C., more preferably under 20 degrees C. and will generally range from about -10 degrees
C. to 15 degrees C., more usually from about 0 degrees C. to 10 degrees C.

     During irradiation, the medium may be maintained still, stirred or circulated and may be either continuously irradiated or be subject to alternating periods of irradiation and non-irradiation. The circulation may be in a closed loop system or in a single pass system ensuring that all of the sample has been exposed to irradiation.

     It may be desirable to remove the unexpended furocoumarin and/or its photobreakdown products from the irradiation mixture. This can be readily accomplished by one of several standard laboratory procedures such as dialysis across an appropriately sized membrane or through an appropriately sized hollow fiber system after completion of the irradiation. Alter-

                                   5,106,619
natively, one could use affinity methods for one or more of the low molecular weight materials to be removed.

     The inactivated virus may then be formulated in a variety of ways for use as a vaccine. The concentration of the virus will generally be from about 10(6) to 10(9) pfu/ml, as determined prior to inactivation, with a total dosage of at least 10(5) pfu/dose, usually at least 10(6) pfu/dose, preferably at least 10(7) pfu/dose. The total dosage will usually be at or near about 10(9) pfu/dose, more usually being about 10(8) pfu/dose. The vaccine may include cells or may be cell-free. It may be an inert physiologically acceptable medium, such as ionized water, phosphate-buffered saline, saline, or the like, or may be administered in combination with a physiologically acceptable immunologic adjuvant, including but not limited to mineral oils, vegetable oils, mineral salts and immunopotentiators, such as muramyl dipeptide. The vaccine may be administered subcutaneously, intramuscularly, intraperitoneally, orally, or nasally. Usually, a specific dosage at a specific site will range from about 0.1 ml to 4 ml, where the total dosage will range from about 0.5 ml to 8 ml. The number of injections and their temporal spacing may be highly variable, but usually 1 to 3 injections at 1, 2 or 3 week intervals are effective.

     The following examples are offered by way of illustration, not by way of limitation.

                                  EXPERIMENTAL

                             Materials and Methods

                       A. Virus Growth and Tissue Culture

     Hamster cells [BHK-21(C-13), American Type Culture Collection (ATCC), CCL 10] were grown as monolayers in plastic cell culture vessels in Eagle's Minimum Essential Medium (MEM) with Earle's salts and non-essential amino acids (MEN) supplemented with 10% heat inactivated calf serum (C(i)) and 10% tryptose phosphate broth (Tp, e.g., Difco 0060). Cell cultures were used to produce live vesicular stomatitis virus, New Jersey serotype (VSV-NJ) from master seed virus originally obtained from the ATCC (VR-159), and live bluetongue virus (BTV) from master seed virus originally obtained from Dr. T. L. Barber, USDA, Denver, Colo. Cells were grown in culture vessels to 80% to 100% confluency (approximately 2 x 10(5) cells per cm(2) of growth surface area) using standard mammalian cell culture techniques. Corning plastic roller bottles (Corning No. 25140-850) with a growth surface area of 850 cm(2) containing 100 ml of MEN supplemented with 10% C(i) and 10% Tp and 1x10(8) to 2x10(8) CCL 10 cells/bottle were used for virus production. The cell cultures were initiated by seeding approximately 1x10(6) to 5x10(7) cells into 100 mls of growth medium in a roller bottle containing 5% CO(2) in air on a roller bottle rotator at 1 to 5 rpm at 35 degrees C. to 38 degrees C. The cultures were grown to 80% to 100% confluency over a six to fourteen day period with a medium change every two to four days.

     When the monolayers reached 80% to 100% confluency, the culture medium was removed and the monolayer was infected with approximately 1x10(6) to 2x10(6) plaque forming units (pfu) of VSV or BTV in 20 mls of MEN, with 2% heat-inactivated fetal bovine serum (F(i)) added for BTV. The multiplicity of infection (MOI) was approximately 0.01. The MOI may range from 0.001 pfu/cell to 0.033 pfu/cell. The virus inoculum was absorbed to the cells by incubation at 35 degrees C. to 38 degrees C. for one hour at 1 to 5 rpm. One hundred mls of MEN containing 10% YELP supplement (v/v) for VSV, or 10% C(i) and 10% Tp for
BTV, was added per roller bottle. YELP supplement contains: yeast extract BBL 11929, 5 g/liter; lactalbumin hydrolysate GIBCO 670-1800, 25 g/liter; and Bacto-Peptone (Difco 0118), 50 g/liter. The post-infection incubation was carried out at 35 degrees C. to 38 degrees C. in 5% CO(2)/95% air with rotation. Sixteen to forty-eight hours post-infection, VSV cytopathic effect (CPE) was evident, while BTV CPE became apparent from 2 to 4 days post infection.

     The CPE was characterized by cell rounding, cell detachment, and cell degeneration. When visual or microscopic examination indicated that at least 50% of the cell monolayer exhibited CPE, the contents of the roller bottle were swirled to remove loosely attached materials from the roller bottle walls. The harvest material was decanted from the roller bottles into centrifuge bottles. The crude VSV harvest was clarified by centrifugation at 500 to 1000 x g for 20 minutes, at 4 degrees C. The BTV harvest was centrifuged at 2,000xg for 60 minutes at 4 degrees C.

     The clarified VSV preparations were concentrated by ultrafiltration using a Pellicon cassette system (Millipore XX42ASY60) with a cassette having a nominal exclusion limit of 10(5) daltons (Millipore PTHK 000C5). The Pellicon cassette system was sterilized by filling the assembled unit with 1N NaOH and incubating the unit 12 to 24 hours at room temperature. The NaOH solution was pumped out of the cassette system and the system was flushed with two to four liters of sterile H(2)O. The assembly and operation of the Pellicon system were in accordance with the instructions furnished by the manufacturer. All steps in the concentration were performed aseptically. The clarified VSV was concentrated 15 to 40 fold, dimethylsulfoxide (Sigma D-5879) added to a final concentration of 7.5% v/v, and suitable aliquots of the virus stored frozen at -80 degrees C. to -100 degrees C.

     For BTV, the pellet resulting from centrifugation was resuspended aseptically in 8 ml of 2 mM Tris-HCl, pH 8.8, for each original roller bottle. The suspension was mixed vigorously on a vortex mixer, and/or sonicated at 4 degrees C. for 1 min., and centrifuged at 1,400 x g for 30 min. at 4 degrees C. The virus-containing supernatant was collected and the pellet was extracted twice more with 8 ml/roller bottle aliquots of 2 mM Tris-HCl, 8.8. The virus-containing supernatants were pooled and clarified by centrifugation at 4,000 x g for 30 min. at 4 degrees C. The clarified supernatant was stored at 4 degrees C.

     Feline herpes I virus (FVR, the infective agent of feline viral rhinotracheitis) was grown as follows.

     Cat cell lines AKD (ATCC CCL150) or Fc3Tg (ATCC CCL176) were grown as monolayers in plastic cell culture vessels in a standard defined culture medium consisting of MEN; F12K; MEM; or alpha MEM. Medium was supplemented with 2% to 15% inactivated fetal calf serum (F(i)) or 2% to 20% YELP. Cell cultures were used to produce live Feline Herpes I virus from master seed virus derived from Feline Herpes I virus (ATCC VR636). Cells were grown in culture vessels to 80% to 100% confluency (approximately 1x10(5) to 2x10(5) cells per cm2 of growth surface area) using standard mammalian cell culture techniques as follows.

     Corning plastic roller bottles containing 50 to 100 ml of MEN supplemented with 10% F(i) and 1x10(8) to 2x10(8) AKD or Fc3Tg cells/bottles were used for Feline Herpes I virus production. The cell cultures were

                                   5,106,619
initiated by seeding approximately 1 x 10(6) to 5 x 10(6) cells into 50 to 100 mls of growth medium in a roller bottle containing about 5% CO(2) in air and incubating the roller bottle on a roller bottle rotator at 1 to 5 rpm at 35 degrees C. to 38 degrees C. The cultures were grown to 80% to 100% confluency over a 7 to 14 day period with a 100% medium change every 3 to 5 days.

     When the monolayers were 80% to 100% confluent, the culture medium was removed and the monolayer was washed with 20 to 50 mls of phosphate buffered saline (PBS) pH 7.2 to 7.4 (NaCl 8 g + KCl 0.2 g + Na(2)HPO(4) 1.14 g + KH(2)PO(4)0.2 g). The PBS wash was discarded, and the roller bottle was infected by the addition of approximately 1 x 10(7) to 2 x 10(7) plaque forming units
(pfu) of Feline Herpes I virus in 10 mls of PBS containing 2% F(i). The multiplicity of infection (MOI) was approximately 0.1. The virus inoculum wase adsorbed to the cells by incubation at 35 degrees C. to 38 degrees C. for one hour at 1 to 5 rpm. The inoculation fluid was removed and 50 mls of MEN containing 10% F(i) was added per roller bottle. The post-infection incubation was at 35 degrees C. to 38 degrees C. in 5% CO(2) in air with rotation. Herpes virus cytopathic effect (CPE) was evident forty to forty-eight hours post-infection. The CPE was characterized by cell rounding, cell detachment, and cell degeneration.

     The contents of the roller bottle were swirled 48 hours post-infection to remove loosely attached materials from the roller bottle walls, and the contents of the roller bottles were decanted into centrifuge bottles. The virus, cells, and cell debris were pelleted by centrifugation at 10,000 x g for 30 minutes.

     Cell associated (CA) Feline Herpes I virus was prepared by:

     1. resuspending the 10,000 x g pellet in approximately 5 ml of a resuspension medium containing 80 parts F12K, 10 parts F(i), and 10 parts dimethylsulfoxide (DMSO) for each original roller bottle;

     2. freezing the resuspended CA virus at -20 degrees C. for 1.5 to 2 hours; and

     3. transferring the CA virus frozen at -20 degrees C. to temperatures ranging from -80 degrees C. to -100 degrees C.

     Cell free (CF) Feline Herpes I virus was prepared by:

     1. resuspending the 10,000 x g pellet in F12K;

     2. freezing and thawing the resuspended material 3 times;

     3. clarifying the freeze-thawed material by centrifugation at 10,000 x g for 30 minutes; and

     4. freezing the clarified supernatant (CF virus) at temperatures ranging from -80 degrees C. to -100 degrees C.

     CF or CA virus was thawed by gentle agitation at 37 degrees C. in a water bath.

                                 B. Virus Assay

     Confluent monolayers of LMTK-, Vero (ATCC CCL 81), Fc3Tg, or AKD cells were prepared in 6 cm diameter mammalian cell culture plastic petri dishes (Corning #25010) or other convenient cell culture vessels. The growth medium used for LMTK- cells was alpha ME (alpha modified Eagles Minimum Essential Medium, Earle's Salts) + 10% F(i). The growth medium used for Vero cells was MEN + 5% F(i). The growth medium used for Fc3Tg cells was MEN + 10% F(i), and the growth medium used for AKD cells was F12K + 15% F(i) (VSV and BTV were titered on LMTK-or Vero cells. Feline Herpes I was titered on Fc3Tg or AKD cells). Ten fold serial dilutions of virus samples were made by adding 0.5 ml of the virus sample to 4.5 mls of diluent (phosphate buffered saline, pH 7.2 to 7.4, plus 2% F(i)) in a screw cap tube. The growth medium was removed from a 6 cm culture dish cell monolayer, 0.1 ml of virus sample (undiluted or diluted) was added, and the virus was adsorbed to the monolayer for 1 to 2 hours at 35 degrees C. to 38 degrees C. Two or more monolayers were used for each sample.

     Five ml of overlay medium was added per 6 cm culture dish, except for Feline Herpes I, where the unadsorbed inoculum was removed, and 4 mls of overlay medium was added per 6 cm culture dish. The overlay medium for BTV or VSV was prepared by mixing equal parts of solution A (100 ml 2X MEM with L-glutamine, GIBCO #320-1935, + 10 ml F(i)) and 1.8% to 2% Noble Agar (Difco
0142) in deionized H(2)O at 44 degrees C. to 45 degrees C. The overlay medium for Feline Herpes I was prepared by mixing equal parts solution A and 1% methyl cellulose (4,000 centriposes) in deionized H(2)O (Fisher M-281 sterilized by autoclaving).

     The virus infected cultures were incubated at 35 degrees C. to 38 degrees
C. in 5% CO(2) in air. Twenty-four hours before plaques were counted, a second overlay containing Neutral Red at a final concentration of 0.005% was added. Plaques were counted on day 2 or day 3 post-infection for VSV, on day 2 to 4 for FVR and on day 6 or 7 for BTV. The virus titer in pfu/ml was calculated by multiplying the average number of plaques per dish by the reciprocal of the dilution. The pfu/ml was the value used to determine the amount of virus needed to infect cells at a MOI of approximately 0.01. The pfu/ml in a virus preparation prior to inactivation was used to determine the immunizing dose.

                             C. Virus Inactivation

     1. VSV Inactivation

     The thawed stock of VSV was pipetted into sterile T-150 tissue culture flasks (nominally 25 ml into each of four flasks). To each flask was added 0.25 ml of 4'-aminomethyl-4,5',8-trimethylpsoralen (AMT) stock solution (stock solution is 1 mg/ml AMT dissolved in sterile, deionized water). Each flask was allowed to equilibrate in an argon atmosphere for at least 10 minutes. After equilibration, a stream of argon gas was directed into each flask for at least two minutes. The flasks were then tightly capped and placed under a long wavelength ultraviolet (320 nm to 400 nm) light source (GE BLB fluorescent bulbs) at a temperature between 0 degrees C. and 20 degrees C. for approximately 11 hours. The incident light intensity was approximately 1 mW/cm(2) (measured by a J-221 long wavelength UV meter).

     After the irradiation was completed, the flasks were removed from the light source and an additional 0.25 ml of AMT stock solution was mixed into each flask. The contents of each flask were pipetted into new, sterile T-150 flasks, and the flasks were again flushed with argon and irradiated for an additional 11 hours. This procedure was repeated three more times until five additions (a total of approx. 50 (greek mu) g/ml of AMT had been performed, the virus sample had been irradiated for at least 55 hours, and at least four flask changed has been performed.

     After all of the irradiations had been completed, the contents of the flasks were aseptically transferred to a common sterile container and stored at -85 degrees C.

     2. BTV Inactivation

     Twenty-five ml of BTV serotype 11 (1.5x10(8) pfu/ml) was mixed with 0.25 ml of 4'-aminomethyl 4,5',8-trimethylpsoralen (AMT; 1 mg/ml in DMSO).

                                   5,106,619

The mixture was placed in a 150 cm(2) tissue culture flask (T-150; Corning #251201). The viral suspension in the flask was placed in an argon atmosphere for 10 min., and a stream of argon gas was then blown over the viral suspension for an additional 2 min. The flask was tightly capped and the suspension irradiated for 3.25 hrs. at 4 degrees C. using GE BLB fluorescent bulbs at an intensity of 1.5 mW/cm(2). An additional 0.25 ml of AMT was then added to the viral suspension, the suspension transferred by pipette to a new T-150 flask, and the solution again flushed with argon. The flask was irradiated for an additional 14.75 hours at 4 degrees C. under the same long wavelength UV light source. After this irradiation an additional 0.25 ml of AMT solution was added to the suspension, and it was again transferred to a new T-150 flask. The solution was flushed with argon as before and irradiated for an additional 5.5 hrs. at 4 degrees C. The inactivated BTV was stored at 4 degrees C.

     3. Feline Herpes I Inactivation

     a. Cell Free Virus

     Nineteen mls of CF-FVR (1.9 x 10(7) pfu/ml) were mixed with 0.4 ml of hydroxymethyltrioxsalen (HMT; 1 mg/ml in DMSO) and 1.9 ml of sodium ascorbate (0.1M in H(2)O). The mixture was prepared in 150 cm(2) tissue culture flasks (T-150, Corning No. 25120) that were subsequently deaerated for 2 minutes with pure argon gas. The virus-containing flasks were irradiated for 55 minutes at 4 degrees C. using G.E. BLB fluorescent bulbs at an intensity of 1.5 mW/cm(2). The FVR/HMT/ascorbate mixture was then transferred by pipet into a second T-150 flask, which was deaerated for 2 minutes using pure argon gas. The second T-150 flask was irradiated for an additional 28 minutes at 4 degrees C. under the same long wavelength UV light source.

     The CF-FVR preparation was stored at -100 degrees C. in a REVCO freezer. Subsequently the CF-FVR preparation was thawed and placed into a T-150 flask. The flask was deaerated with pure argon gas for 2 minutes and irradiation was continued as described above for an additional 15 hours and 40 minutes.

     b. Cell Associated Virus

     Cells from 10 roller bottles (about 1 x 10(8) to 2 x 10(8) cells/roller bottle) were resuspended in 28 mls of cell culture media. Twenty mls of the suspension were placed into a T-150 flask. To this flask was added 2 ml of freshly prepared sterile 0.1M sodium ascorbate and 0.4 ml HMT (1 mg/ml in DMSO). The flask was deaerated with pure argon gas for 2 minutes, and the flask was irradiated at 4 degrees C. using G.E. BLB fluorescent bulbs at an intensity of 1.5 mW/cm(2) for 75 minutes. The viral suspension was then transferred by pipet from the T-150 flask into a second T-150 flask and again deaerated with pure argon gas for 2 minutes. Irradiation was continued for an additional 95 minutes. The CA-FVR preparation was adjusted to 10% DMSO and the suspension was frozen at -20 degrees C. for 1 hour and then stored at -100 degrees C. in a REVCO freezer.

     The stored frozen CA-FVR preparation was subsequently thawed, and the cells were pelleted in a clinical centrifuge. The cells were resuspended in 21 mls of serum-free medium to which 2.1 mls of freshly prepared 0.1M sodium ascorbate and 0.4 ml of HMT (1 mg/ml in DMSO) were added. The sample was transferred by pipet to a T-150 flask, and irradiation was continued for an additional 15 hours and 40 minutes.

                                    Results

                              A. Bluetongue Virus

     1.   Assessment of Inactivation by Blind Passage

     CCL 10 cells were grown to confluency in 850 cm(2) roller bottles using standard cell culture procedures, as described above. The culture medium was removed from the roller bottle, and 2.0 ml of the inactivated virus preparation mixed with 18 ml of medium containing 2% F(i) was adsorbed to the roller bottle cell monolayer for 60 min. at 35 degrees C. to 38 degrees C. with rotation at 1 to 5 rpm. After adsorption, the residual unabsorbed inoculum was removed, and 100 ml of growth medium (MEN with 10% C(i) and 10% Tp) was added and the roller bottle culture incubated at 35 degrees C. to 38 degrees C. for 7 days with daily observation for viral CPE. The roller bottle culture received a 100% medium change every 2 to 3 days. If no CPE was observed during the first roller bottle passage, the cell monolayer was chilled at 4 degrees C. for 12 to 24 hrs. The cells were scraped into the medium which was then decanted into a centrifuge bottle. The cells were pelleted by centrifugation at 4 degrees C. at 2,000 x g for 30 min. and resuspended in 2.0 ml or 2 mM Tris-HCl (pH 8.8) by vigorous mixing using a vortex mixer. The resuspended material was centrifuged at 2,000 x g for 20 min. at 4 degrees C. The supernatant was added to 18 ml of growth medium containing 2% F(i) and used to infect a new confluent roller bottle culture of CCL 10 cells, as described immediately above. The second roller bottle blind passage was observed for 7 days and fed every 2 to 3 days. If no CPE was observed during the second roller bottle blind passage, a third roller bottle blind passage was performed. If no CPE had been observed by the end of the third roller bottle blind passage the virus preparation was considered inactivated and suitable for in vivo testing.

     2.   Immunization of Rabbits with Psoralen-inactivated BTV Vaccine

     a.   Example 1

     Four New Zealand white rabbits were randomly assigned to 2 groups, designated A and B. Both groups were given 4 immunizations at two week intervals. The first immunization consisted of 1 ml of vaccine (10(8) pfu BTV serotype 11) and 1 ml of Freund's Complete Adjuvant. The second through fourth immunizations utilized 1 ml of vaccine (10(8) pfu BTV serotype 11) and 1 ml of Freund's Incomplete Adjuvant. All immunizations were given intramuscularly
(IM). The vaccine given to Group A (Vaccine #1) was inactivated with AMT-UVA in the presence of 0.01M ascorbic acid. Vaccine #1 was dialyzed for 12 hours against 2 mM Tris, pH 8.6. The vaccine given to Group B (Vaccine #2) was inactivated with AMT-UVA without ascorbic acid and sonicated three times (2 minutes each time) using a cup horn probe (Heat Systems Model 431A) at a power setting of 3 (Heat Systems Model W220). Both Vaccine #1 and Vaccine #2 were deemed inactivated since no live virus was detected during blind passage. Inactivated vaccine was also tested for safety by chicken embryo inoculation. Egg deaths attributable to live virus were not encountered. Both rabbit groups were bled via auricular venipuncture one week following the second, third, and fourth immunizations. Serum from each rabbit was pooled with that of its groupmate, and the pooled sera were tested for anti-BTV antibodies by two standard serologic assays, serum neutralization (Jochim and Jones Am. J. Vet. Res. (1976) 37:1345-1347) and agar

                                   5,106,619
gel precipitation (Jochim et al., Am. Assoc. Vet. Lab. Diag., 22nd Proceed.:
463-471, 1979). Pre-immunization rabbit serum was used as the negative control; BTV immune sheep serum was used as the positive control for both immunologic procedures.

     Pooled sera from Groups A and B reduced the number of viral plaques (serum neutralization) greater than eighty percent (arbitrarily selected end point) when the sera were diluted 1:40, which was the highest dilution examined. Negative and positive control sera behaved as expected.


                         TABLE 1
--------------------------------------------------------------
            Serum Neutralization Data From Rabbits
              Vaccinated with AMT-UVA inactivated
                  Bluetongue Virus Vaccines.
            ---------------------------------------
                                        Titer*
                         -------------------------------------
Group                      1            5           40
-----                   ------       ------       ------
A                         +            +            +
B                         +            +            +
Normal Rabbit Serum       -            -            -
BTV-Immune Sheep Serum    +            +            + -
--------------------------------------------------------------
*Reciprocal of serum dilution neutralizing 80 percent of BTV plaque activity on
BHK cells. The data are from the post-second immunization serum samples.


     Pooled post-immunization sera from Groups A and B precipitated BTV antigen in immunodiffusion plates when tested at dilutions up to 1:16. Normal rabbit serum did not precipitate the standard BTV antigen. BTV-immune sheep serum did precipitate the BTV antigen, but not at dilutions greater than 1:2.

     Of the two immunologic procedures utilized, serum neutralization is considered predictive for immunity to live BTV challenge in the target species.

     b. Example 2

     Twelve New Zealand white rabbits were randomly assigned to six groups, A-F, two rabbits per group. An additional four rabbits were assigned to Group
G. These sixteen rabbits were vaccinated twice subcutaneously with the AMT-UVA inactivated Bluetongue virus vaccines described in Table 2. Preinactivation titer was approximately 10(8) for each serotype. The vaccines were formulated with 20% (v/v) aluminum hydroxide adjuvant, and were given with a three week interval between the first and second inoculations.

     The sixteen rabbits were bled by auricular venipuncture on days 0, 14, and
35. Each serum was heat-inactivated and tested against BTV serotypes 10, 11, 13 and 17 for serum neutralizing antibody. All vaccinated rabbits developed SN titers against the homologous vaccine serotypes (Table 3). These data demonstrated the immunopotency of a multivalent AMT-UVA inactivated Bluetongue virus vaccine.

                    TABLE 2
    ---------------------------------------
 Serotype Composition of Inactivated Bluetongue
        Virus Vaccines Tested in Rabbits
    ---------------------------------------
                                 BTV Serotype
 Group          Rabbit#          Composition
-------        ---------        --------------
A                1,2             10
B                3,4             11
C                5,6             13
D                7,8             17
E                9,10            11,17
F                11,12           10,11,17
G                13,14,15,16     10,11,13,17
------------------------------------------------

                    TABLE 3
---------------------------------------------------
            Serum Neutralizing Data
From Rabbits Vaccinated with AMT-UVA Single and
   Multi-Serotype Bluetongue Virus Vaccines
---------------------------------------------------
                     SN Titer* Against:
            ---------------------------------------
Group    Rabbit    BTV-10   BTV-11   BTV-13  BTV-17
-----    -------   ------   ------   ------  ------
            1      1:160    1:10     1:10    1:10
A           2      1:320    1:10     1:10    1:10
            3      1:10     1:320    1:10    1:10
B           4      1:10     1:80     1:10    1:10
            5      1:20     1:20     1:160   1:10
C           6      1:20     1:10     1:40    1:10
            7      1:10     1:10     1:10    1:320
D           8      1:10     1:10     1:10    1:320
            9      1:20     1:160    1:20    1:160
E          10      1:20     1:160    1:20    1:160
           11      1:160    1:160    1:20    1:160
F          12      1:40     1:40     1:20    1:80
           13      1:160    1:160    1:80    1:160
           14      1:160    1:160    1:80    1:160
G          15      1:160    1:160    1:40    1:160
           16      1:80     1:160    1:160   1:160
---------------------------------------------------
*Reciprocal of serum dilution neutralizing 80% of
BTV plaque activity on Vero cells. The data are from
the post-second immunization sera (Day 35). Negative
and positive control sera behaved as expected in
the SN assay.

3. Immunization of Sheep with Psoralen-inactivated BTV vaccine.

     a. Example 1

     Each of two adult sheep, known to be susceptible to BTV, was inoculated subcutaneously (SQ) with 2 ml of AMT-UVA inactivated BTV plus adjuvant (1:1, vaccine to aluminum hydroxide adjuvant). The vaccine contained approximately 10(8) pfu/ml of BTV prior to inactivation. A third sheep was inoculated SQ with 6 ml of the identical vaccine without adjuvant. Seven weeks later the three sheep were given identical inoculations SQ that consisted of 5 ml of vaccine and aluminum hydroxide adjuvant (2:1 vaccine to adjuvant; 10(8) pfu BTV/ml of vaccine).

     The three sheep were monitored for clinical evidence of BTV, including daily body temperature recording and bi-daily virus isolation attempts. No evidence of BTV was observed, indicating that the vaccine was inactivated.

     Serum was collected weekly for serum neutralization and agar gel precipitation testing. Normal sheep sera and BTV-immune sheep sera were used for negative and positive control samples in the serologic tests.

     The first vaccine inoculations induced precipitating anti-BTV antibody in all three sheep. Their pre-exposure sera were uniformly negative for anti-BTV precipitating antibody. Modest neutralizing anti-BTV anti-body titers (1:5) were elicited in two of three sheep following one immunization. The second immunization elicited a distinct immunological anamnesic response, inducing neutralizing titers of 1:40, 1:80, or 1:160 in the three sheep.

                         TABLE 4
--------------------------------------------------------------
            Serum Neutralization Data From Sheep
      Immunized with an AMT-UVA Inactivated BTV Vaccine
--------------------------------------------------------------
                                        Titers*
                                       Sheep No.:
                         -------------------------------------
Group                         1            2            3
-----                       ------       ------       ------
Pre-First Immunization
Day 0                         <5           <5           <5

Post-First Immunization
Day 21                         5            5           <5

Post-Second Immunization

                                   5,106,619

                              TABLE 4 - continued
--------------------------------------------------------------------------------
                 Serum Neutralization Data From Sheep Immunized
                    with an AMT-UVA Inactivated BTV Vaccine.
                 ----------------------------------------------
                                                    TITERS*
                                                  Sheep No.:
                                       -----------------------------------------
                                             1        2        3
--------------------------------------------------------------------------------
              Day 7                          80      160       40
              Day 14                         80       40       40
              Day 21                         80       80       40
              Day 42                         80       80       80
              Post-Challenge
              Day 7                         160      160       80
              Day 14                        320      160       80
--------------------------------------------------------------------------------
*Reciprocal of highest 2-fold dilution reducing BTV plaque activity on BHK cells by 80 percent.

   The sheep were challenged by SQ syringe inoculation of 10(5) egg lethal doses of BTV serotype 11. The three sheep remained clinically normal during the BTV challenge period, indicating that the vaccine was efficaceous.

   It is evident from the above results that the BTV which is psoralen-inactivated retains its immunogenicity, particularly as to those sites which elicit an immune response which is effective in protecting a host against subsequent BTV-infection. Thus, the psoralen inactivation can be carried out under conditions which do not modify the immunogenic sites of the virus, so as to elicit an immunogenic response which will be effective against the live BTV. Furthermore, the BTV RNA virus is efficiently inactivated under mild conditions to the point of complete inactivation, whence it may be safely administered to a host.

   b. Example 2

   Eight experimental and four control sheep, known to be Bluetongue Virus susceptible, were housed together in an insect-proof facility. The experimental sheep were inoculated twice subcutaneously with AMT-UVA inactivated BTV Serotype 11 vaccine. Each vaccinate received approximately 3 x 10(8) pfu BTV-11 formulated with twenty-five percent (v/v) aluminum hydroxide adjuvant. Three weeks elapsed between immunizations. Control sheep were inoculated with tissue culture fluid in 25% percent (v/v) aluminum hydroxide. Serum samples were collected prior to vaccination, following vaccinations, and following challenge, and tested for SN antibodies. All sheep were challenged by subcutaneous inoculation of 2 x 10(5) ELD(50) BTV-11 four weeks post-second vaccination. Virus isolation was performed twice weekly post-challenge for six weeks. Virus isolation from sheep blood was done by intravenous chicken embryo inoculation, followed by specific BTV serotype identification by neutralization in vitro.

   Five of the eight vaccinated sheep developed SN titers of 1:20 post-second vaccination. All eight vaccinates resisted subcutaneous challenge with 2 x 10(5) ELD(50) BTV-11, whereas the four control sheep developed uniform viremia as assessed by egg inoculation. Sheep data are given in Table 5.

                                    TABLE 5
--------------------------------------------------------------------------------
            Serum Neutralization and Virus Isolution Data from Sheep
             Vaccinated with AMT-UVA Inactivated BTV-11 Vaccine and
         Subsequently Challenged with 2 x 10(5) ELD(50) of Live BTV-11
         -------------------------------------------------------------
                                                               Virus Isolation
                                 SN Titer                       Post-Challenge
Sheep                           Post-Second        Post-             Day
No.            Baseline         Vaccination      Challenge     ---------------
                                                               4   11   15  18
--------------------------------------------------------------------------------
Experi-
mental
-------
650              neg               1:20            1:160       --  --   --  --

                              TABLE 5 - continued
--------------------------------------------------------------------------------
            Serum Neutralization and Virus Isolution Data from Sheep
             Vaccinated with AMT-UVA Inactivated BTV-11 Vaccine and
         Subsequently Challenged with 2 x 10(5) ELD(50) of Live BTV-11
         -------------------------------------------------------------
                                                               Virus Isolation
                                 SN Titer                       Post-Challenge
Sheep                           Post-Second        Post-             Day
No.            Baseline         Vaccination      Challenge     ---------------
                                                               4   11   15  18
--------------------------------------------------------------------------------
Experi-
mental
-------
651              neg               1:20            1:40        --  --   --  --
652              neg               1:20            1:160       --  --   --  --
653              neg               1:20            1:40        --  --   --  --
656              neg               1:10            1:160       --  --   --  --
658              neg               1:10            1:40        --  --   --  --
659              neg               1:20            1:160       --  --   --  --
660              neg               1:10            1:160       --  --   --  --

Controls
--------
654              neg               neg             1:10        +    +    +   +
655              neg               neg             neg         +    +    +   +
661              neg               neg             1:40        +    +    +   +
662              neg               neg             1:160       +    +    +   -
--------------------------------------------------------------------------------

                            B. Feline Herpes Virus I

   1. Assessment of Inactivation by Blind Passage

   Fc3Tg or AKD cells were grown to confluency in 850 cm(2) roller bottles using standard cell culture procedures as described above. The culture medium was removed from the roller bottle, and 2.0 mls of the inactivated virus preparation, mixed with 18 mls of medium containing 2% F(i), were adsorbed to the roller bottle cell monolayer for 60 minutes at 35 degrees C. to 38 degrees
C. with rotation at 1 to 5 rpm. After adsorption, the inoculum was removed and 150 ml of maintenance medium (MEN or F12K with 2% F(i)) added. The roller bottle culture was then incubated at 35 degrees C. to 38 degrees C. for 7 days with daily observation for viral CPE. The roller bottle culture received a 100% medium change after 3 to 5 days. If no CPE was observed during the first roller bottle passage, the cell monolayer was scraped into the maintenance medium which was then decanted into a centrifuge bottle. The cells were pelleted by centrifugation at room temperature at 1,000 x g for 15 minutes, resuspended in 20 ml of fresh maintenance medium, and passed to a new confluent roller bottle culture of Fc3Tg or AKD cells as described above. The second roller bottle blind passage was observed for 7 days and fed once on day 3 to 5. If no CPE was observed during the second roller bottle blind passage, a third roller bottle blind passage was performed. If no CPE was observed by the end of the third roller bottle passage, the virus preparation was considered inactive.

   2. Administration Procedure for Psoralen-inactivated FVR Vaccines

   Photochemically inactivated FVR was inoculated via syringe into cats by various routes, including but not limited to intravenously (IV), subcutaneously (SQ), intramuscularly (IM), or intraperitoneally (IP). The vaccine was administered in various volumes (0.5 to 3.0 ml) and in various concentrations (10(6) to 10(8) pfu; either CF, CA or in combination). In the following examples, the vaccine was administered in combination with aluminum hydroxide as an immunologic adjuvant. The number of injections and their temporal spacing was as set forth in each example.

   3. Immunization with Psoralen-inactivated CR-FVR Vaccine

   The experimental group consisted of four specific pathogen free kittens (2 males, 2 females) four months old (Liberty Laboratories, Liberty Corner, N.J.). The

                                   5,106,619

                                       17
control group consisting of two similar female kittens. The experimental group was inoculated IM with 3 x 10(7) pfu (3 mls) of HMT inactivated CF-FVR on days 0 and 21, and again inoculated with 3 x 10(7) pfu HMT inactivated with an equal amount of 2% aluminum hydroxide [(Al(OH)(3)] adjuvant on day 61. Controls were vaccinated at eight weeks and at thirteen weeks of age with a commercial FVR vaccine using the manufacturer's recommended procedure. Serum samples were collected weekly and tested for anti-FVR neutralizing antibodies.

     Following live virus challenge (10(6) pfu intranasally and intraconjunctivally), a numerical scoring system (Table 6) was used to assess the clinical response of both experimental and control cats.

                                    TABLE 6

--------------------------------------------------------------------------------
                          Scoring System for Clinical
                    Effects of Herpesvirus Challenge in Cats
                    ----------------------------------------
Factor                Degree                                         Score
--------------------------------------------------------------------------------
Fever                 101 to 102 degrees F.                          0
                      102 to 103                                     1
                      103 to 104                                     3
                      greater than 104                               5
Depression            slight                                         1
                      moderate                                       3
                      severe                                         5
Sneezing              occasional                                     1
                      moderate                                       3
                      paroxysmal                                     5
Lacrimation           serous                                         1
                      mucoid                                         3
                      purulent                                       5
Nasal Discharge       serous                                         1
                      mucoid                                         3
                      purulent                                       5
Appetite              normal; eats all food                          0
                      fair; eats more than                           1
                      1/2 of food
                      poor; eats less than                           3
                      1/2 of food
                      none; eats nothing                             5
--------------------------------------------------------------------------------

     Three of four experimental cats developed serum neutralizing anti-FVR antibody (SN) titers of 1:2 that were detected between day 42 and day 58. Following the third immunization (day 61), four of four experimental cats had SN titers of 1:4 (day 80). Baseline SN antibody titers on the experimental cats were negative. The control cats did not develop detectable SN antibody titers during the pre-challenge period.

     All cats were exposed to 10(6) pfu of live FVR by intraconjunctival and intranasal exposure on day 91. Each cat was monitored twice daily for the absence, presence and degree of severity of factors given in Table 6. A composite clinical score was derived for each cat after a 15 day observation period.

     Three of four experimental cats demonstrated mild temperature elevation and serous ocular or nasal discharge along with mild intermittent depression and appetite suppression. Their composite scores were 39, 42, and 35 respectively for the 15 day observation period. The fourth experimental cat was more severely affected (composite score=84) by moderate, but transient, sneezing and mucoid nasal discharge. Both control cats were severely affected by live virus challenge. Severe purulent nasal and ocular discharge and lack of appetite were apparent. The control cats had composite scores of 133 and 253.

     Three weeks following live FVR challenge, all cats were tested for SN antibody titers against FVR. Three of four experimental cats had SN antibody titers of 1:16 while the fourth cat had a 1:8 titer. One of the control

                                       18

cats has an SN antibody titer of 1:4 while the second control lacked an SN antibody titer against FVR.

     4. Immunization with Psoralen-inactivated CA-FVR Vaccine.

     Nine age-matched specific pathogen free kittens, 4 months old (Liberty Laboratories, Liberty Corner, N.J.), were randomly assigned to three experimental groups designated A, B, and C.

     Group A (controls) was inoculated twice with 1 ml tissue culture fluid and 1 ml aluminum hydroxide adjuvant. Group B was inoculated twice with a commercial FVR vaccine according to the manufacturer's recommendation. Group C was inoculated three times with 10(7) HMT-inactivated CA-FVR in aluminum hydroxide (total volume=2 ml; 1:1 vaccine to adjuvant). All injections were given 1M at three week intervals.

     Live FVR virus (10(6) pfu intranasally and intraconjunctivally) was given on day 63 and a numerical scoring system (Table 6) was used to assess the kittens' clinical response for a 15 day post-challenge period. Serum samples were collected from all kittens prior to vaccination, prior to the second and third immunizations, prior to live FVR challenge, and at 15 days post-challenge. The sera were utilized to assess neutralizing antibody titers by standard procedures.

     The control kittens (Group A) maintained SN anti-body titers less than 1:2 (negative) throughout the pre-challenged period. Fifteen days following live FVR challenge Group A kittens uniformly had SN antibody titers of 1:2. Kittens in Groups B and C lacked detectable anti-FVR antibody titers pre-immunization, but all kittens in Groups B and C had SN antibody titers of 1:2 or 1:4 after two immunizations. The third immunization in Group C kittens did not significantly alter their SN antibody titers. Following a 15 day post-challenge period, kittens in Groups B and C demonstrated an anamnestic immunologic response, with SN antibody titers ranging from 1:16 to 1:64.

     Clinically, Group A kittens were severely affected by live FVR challenge, whereas kittens in Groups B and C were significantly protected by their respective vaccines.

     The composite clinical scores for Group A were 125, 141, and 128 for the 15 day post-challenge period. The composite clinical scores for Group B were 25, 20, and 64, while Group C had composite clinical scores of 21, 15, and 34. The clinical signs evident were characteristic of FVR.

     From the SN data and clinical scoring, it is evident that kittens immunized with the experimental HMT-inactivated FVR vaccines (cell-free or cell associated) in the above examples were significantly immune to the clinical effects of severe FVR challenge.

                         C. Vesicular Stomatitis Virus

     1. Assessment of Inactivation by Intracerebral Inoculation of Mice

     Sucking mice (0 to 10 days old) were inoculated intracerebrally with 0.02 ml of the psoralen-inactivated VSV-NJ using a tuberculin syringe and a 28 or 30 gauge needle. Each vaccine lot was tested in four to nine suckling mice. The mice were observed three times daily for a minimum of seven days. Residual low-level live VSV kills suckling mice in two to five days. The sensitivity of this assay is approximately 1 to 5 pfu of live VSV per intracerebral dose. Inactivated VSV-NJ vaccine was considered safe (inactivated) if all inoculated suckling

                                   5,106,619
mice survived the seven day observation period. The VSV-NJ vaccine batches used hereinafter each passed the suckling mouse safety test prior to use.

     2. Virus Neutralization in Mice Immunized with Psoralen-inactivated VSV-NJ Vaccine

     Groups of ten adult white mice each were injected using three immunological adjuvants (aluminum hydroxide gel, incomplete Freund's, or oil emulsion) with one of three psoralen-inactivated VSV-NJ vaccine doses (10(9), 10(8), or 10(7) pfu/dose). The oil emulsion was prepared as described by Stone et al. (1978) Avian Dis. 22:666-674. All mice were injected IP once each, on day 0 and day 21. Serum samples were collected from the orbital sinus on day 2 and on day 33 and pooled serum samples were assessed for serum neutralization
(SN) activity by standard procedures. See, Castaneda et al. (1964) Proc. US Livestock San. Assoc. 68:455-468. Serum samples were negative for neutralizing antibodies to VSV-NJ prior to vaccination.

     The vaccine with oil emulsion adjuvant induced the highest SN titers after one injection. All three vaccine doses, regardless of adjuvant, induced SN titers of at least 1:2000 after two injections. Serum dilutions were tested for SN activity only to 1:2560. The results are set forth in Table 7.

                                    TABLE 7
-------------------------------------------------------------------------------------------
                  Virus Neutralization Indices* of Mouse Sera
                   After One and Two Injections of Psoralen-
                           Inactivated VSV-NJ Vaccine
                  -------------------------------------------
                                                          Log(10) of Vaccine Con-
                                                           centration (pfu/dose)
                       No. of     ---------------------------------------------------------
Adjuvant             Injections             7                     8                     9
-------------------------------------------------------------------------------------------
Aluminum hydroxide gel  1                   67*                   905                   905
Aluminum hydroxide gel  2                > 2560                  2560                > 2560
Freund's Incomplete     1                   226                    57                   905
Freund's Incomplete     2                  2033                > 2560                > 2560
Oil Emulsion            1                > 2560                > 2560                > 2357
Oil Emulsion            2                > 2560                > 2560                > 2560
-------------------------------------------------------------------------------------------

*Virus neutralization index is the reciprocal of the serum dilutions that neutralized 32 TCID(50) of VSV-NJ.


     3. Virus Neutralization in Hamsters Vaccinated with Psoralen-inactivated VSV-NH Vaccine

     Groups of five MHA hamsters each were injected with either 10(9), 10(8), or 10(7) pfu psoralen-inactivated VSV-NJ per dose, with or without aluminum hydroxide adjuvant (1:1). All hamsters were injected intramuscularly (IM) once each, on day 0 and again on day 21. Pooled serum samples were collected on day 21 and on day 34 for serum neutralization testing by standard procedures. Serum neutralizing antibodies were elicited by all three vaccine doses tested, with or without aluminum hydroxide adjuvant. SN titers are given in Table 8.


                                    TABLE 8
-------------------------------------------------------------------------------------------
                    Virus Neutralization Indices* of Hamster
                      Sera After One and Two Injections of
                      Psoralen-Inactivated VSV-NJ Vaccine
                  -------------------------------------------
                                                       Log(10) of Vaccine Con-
                                                        centration (pfu/dose)
                       No. of      --------------------------------------------------------
Adjuvant             Injections            7                      8                     9
-------------------------------------------------------------------------------------------

None                     1                  134*                  134                  1076
None                     2                 1280                  1810                > 2560
Aluminum hydroxide gel   1                  538                   538                > 2560
Aluminum hydroxide gel   2                 1810                  1920                  2560
-------------------------------------------------------------------------------------------

*Virus neutralization index is the reciprocal of the serum dilution that neutralized 32 TCID(50) of VSV-NJ.


                                       20

     4. Live VSV-NJ Challenge of Mice Vaccinated with Psoralen-inactivated VSV-NJ Vaccine

     Three groups of fourteen, sixteen and seventeen adult white mice each were injected with either 10(7), 10(6) or 10(5) pfu psoralen-inactivated VSV-NJ per dose, respectively, using oil emulsion adjuvant with all injections. Each mouse was injected once IP (day 0). Pooled serum samples were collected on day 0 and again on day 21, and these samples were tested for SN antibody titers by standard procedures. The results are set forth in Table 9.


                                    TABLE 9
--------------------------------------------------------------------------------
                     Virus Neutralization Indices* of Mouse
                    Sera After One Injection With Psoralen-
                     Inactivated VSV-NJ Vaccine, Using Oil
                               Emulsion Adjuvant
                  -------------------------------------------
                                      Log(10) of Vaccine con-
                                       centration (pfu/dose)
                             ------------------------------------------
          Day                      5            6             7
--------------------------------------------------------------------------------
            0                     --*          --            --
           21                     --           --            --
--------------------------------------------------------------------------------

*Virus neutralization index is the reciprocal of the serum dilution that neutralized 56 TCID(50) of VSV-NJ


     Each group of mice was subdivided into three groups of about five mice each. Each mouse was challenged with either 1, 10 or 100 minimum lethal doses
(MLD) of live VSV by intracerebral inoculation on day 33.

     Two of five mice that were immunized with 10(6) pfu psoralen-inactivated VSV-NJ survived a one MLD VSV challenge but five of five mice that were immunized with 10(7) pfu psoralen-inactivated VSV-NJ vaccine survived both a 1 or 10 MLD VSV challenge. One of four mice that were vaccinated at 10(7) pfu/dose psoralen-inactivated VSV-NJ survived a 100 MLD VSV challenge. The results (no, dead/no. challenged) are set forth in Table 10.


                                    TABLE 10
--------------------------------------------------------------------------------
                  Live VSV-NJ Challenge of Mice Injected with
                          Psoralen-Inactivated VSV-NJ
                  -------------------------------------------
                                             Challenge Dilution
Dose Psoralen-                --------------------------------------------------
Inactivated                         10-(5)         10-(4)          (10-(3)
VSV-NJ Vaccine                     (1 MLD)        (10 MLD)        (100 MLD)
--------------------------------------------------------------------------------
10(7) pfu                             0/5*           0/5              3/4
10(6) pfu                             3/5            4/5              3/6
10(5) pfu                             5/5            4/5              7/7
--------------------------------------------------------------------------------

*Number dead/number challenged


     5. Virus Neutralization in Cattle Immunized with Psoralen-inactivated VSV/NJ vaccine.

     Four groups of six mature beef cattle each were injected with either 10(8) or 10(7) pfu/dose psoralen-inactivated VSV-NJ vaccine, with or without aluminum hydroxide adjuvant (1:1). Each cow was vaccinated subcutaneously (SQ) on day 0 and again on day 21. A control group consisted of an additional six cattle that were inoculated only with adjuvant on day 0 and again on day 21. All cattle were bled on days 0, 14, 21, and 35. Serum from each animal was tested for SN antibodies to VSV-NJ by standard procedures.

     The aluminum hydroxide adjuvant was required to elicit significant SN titers in cattle, and 10(8) pfu/dose induced the highest responses. The results are set forth in Table 11. A VSV-NJ virus neutralization index greater than 1000 has been reported to represent protection against 10(6)ID(50) of live VSV by intralingual challenge in cattle. See, Castaneda et al. (1964) Proc. US Livestock San Assoc. 68:455-468.

                                       21

                                    TABLE 11
-----------------------------------------------------------------------------------------
                   Virus Neutralization Indices* From Cattle
                   Injected with Psoralen-Inactivated VSV-NJ
                                    Vaccine
                   -----------------------------------------
                                                Day Serum Collected
                                    -----------------------------------------------------
Group     Treatment      Animal         0**         14        21**                  35
-----------------------------------------------------------------------------------------
  A       10(8) pfu/       310           -           16        16                    256
          dose +           731           -            -         -                  >  16
          A1(OH)(3)        911           -          128        64                   2048
                           921           -            8         8                   1024
                           943           -           16        32                   1024
                           944           -           32        32                    512
  B       10(7) pfu/       303           -            -         -                    256
          dose +           304           -            -         -                     64
          A1(OH)(3)        308           4            4         8                    512
                           542           -            -         -                      8
                           914           -           16         4                    512
                          1670           -            -         -                  > 128
  C       Controls         305           -            -         -                      -
                           309           -            -         -                      -
                           314           -            -         -                      -
                           315           -            -         -                      -
                           316           -            -         -                      -
                           318           -            -         -                      -
  D       10(8) pfu/       302           -            -         -                      4
          dose             611           -            -         -                      4
          without          714           -            -         -                      8
          adjuvant         732           -            -         -                      4
                           747           -            -         -                      -
                           996           -            -         -                     32
  E       10(7) pfu/       101           -            -         -                      -
          dose             312           -            -         -                      4
          without          616           -            -         -                      -
          adjuvant         721           -            -         -                      -
                           722           -            -         -                      -
                          1944           -            -         -                      -
-----------------------------------------------------------------------------------------

*Virus neutralization index is the reciprocal of the serum dilution that neutralized 32 TCID(50) of VSV-NJ.
**Immunization Days

     6. Live VSV-NJ Challenge of Cattle Vaccinated with Psoralen-inactivated VSV-NJ Vaccine

     Ten mature cattle were divided into two groups of five animals each. Group I was designated experimental and Group II was designated control. All ten cattle were clinically normal and lacked evidence of previous VSV exposure; that is, they were negative for serum neutralizing (SN) antibody. Group I cattle were vaccinated subcutaneously with 10(8) pfu (prior to inactivation) psoralen-inactivated VSV twice with a three week interval. Vaccine volume was 2 ml, containing aluminum hydroxide adjuvant. Group II cattle were not exposed to the psoralen-inactivated VSV.

     Approximately two weeks post-second vaccination, the cattle of both Groups I and II were challenged intradermalingually with 0.1 ml live VSV in log dilutions of 5.6 pfu to 5.6 times 10(5) pfu/injection site. Thus each animal's tongue received six separate 0.1 ml injections, representing a quantitative challenge system. Serum neutralizing titers for cattle in each group measured before and after challenge are presented in Table 12.

                                    TABLE 12
-------------------------------------------------------------------------------------------------------
                    Serum Neutralization Titers From Cattle
                  Vaccinated With Psoralen-Inactivated VSV-NJ
                                    Vaccine
                  -------------------------------------------
Animal         Ar-       After          After          Day of                                 Post
No.           rival    1st Vacc(a)    2nd Vacc(b)   Challenge(a)                           Challenge(c)
Day              0          18             35            42                                     60
-------------------------------------------------------------------------------------------------------
Group
I:
------
4009-V        neg*       1:160          1:1280         1:1280                                 1:1280
4383-V        neg        1:80           1:1280         1:1280                                 1:2560
4389-V        neg        1:80           1:640          1:2560                                   ND
6153-V        neg        1:80           1:1280         1:1280     (greater than or equal to) 1:20480



                                       22

                              TABLE 12 - continued
-------------------------------------------------------------------------------------------------------
                    Serum Neutralization Titers From Cattle
                  Vaccinated With Psoralen-Inactivated VSV-NJ
                                    Vaccine
                  -------------------------------------------
Animal         Ar-       After          After          Day of                                 Post
No.           rival    1st Vacc(a)    2nd Vacc(b)   Challenge(a)                           Challenge(c)
Day              0          18             35            42                                     60
-------------------------------------------------------------------------------------------------------

6246-V        neg        1:320          1:1280         1:1280                                   ND
Group
II:
------
3780-C        neg         neg             neg            neg                                 1:10240
3781-C        neg         neg             neg            neg                                 1:10240
3784-C        neg         neg             neg            neg                                 1:10240
4007-C        neg         neg             neg            neg                                 1:10240
7912-C        neg         neg             neg            neg                                 1:10240
-------------------------------------------------------------------------------------------------------

(a) 100 TCID(50) of VSV-NJ
(b) greater than 1000 TCID(50) of VSV-NJ
(c) 37 TCID(50) of VSV-NJ
* negative at 1:20, the lowest dilution tested
ND = not done

     Vaccinated animals had a fifty percent reduction in lesion number, and lesions on vaccinates were fifty percent smaller and healed faster than on controls. Control animals developed lesions at both earlier and later time points. On post-challenge day eighteen, all five controls had lesions whereas four of five vaccinates were normal. The fifth vaccinate's lesions were milder than those of any control animal on post-challenge day eighteen.

     Using the Mann-Whitney modification of Wilcoxon's two sample test, the vaccinates were significantly protected against live VSV challenge (P=0.075). On the average, vaccinated cattle were protected against 25 times the minimum infectious dose required to produce lesions in control animals.

     According to the present invention, viruses inactivated with furocoumarins and ultraviolet radiation in the substantial absence of oxygen and other oxidizing species retain their immunogenicity and are suitable as the immunogenic substance in vaccines against a number of virally-induced diseases. The inactivated viruses of the present invention are non-infectious and safe when administered to a host for vaccination, yet display enhanced antigenic integrity when compared to vaccines inactivated in the presence of oxygen.

     Although the foregoing invention has been described in some detail by way of illumination and example for purposes of clarity of understanding, it will be obvious that certain changes and modifications may be practiced within the scope of the appended claims.

     What is claimed is:

     1. A viral vaccine produced by exposing a live virus to a preselected intensity of long wavelength ultraviolet radiation and a preselected concentration of an inactivating furocoumarin for a time period sufficiently long to render the virus non-infectious but not long enough to degrade its antigen characteristics, wherein said exposure is performed in the substantial absence of oxygen and other oxidizing species.

     2. A viral vaccine as in claim 1, wherein the inactivation medium is maintained under a non-oxidizing gas atmosphere.

     3. A viral vaccine as in claim 1, wherein the inactivation medium is flushed with the non-oxidizing gas.

     4. A viral vaccine as in claim 2, wherein the non-oxidizing gas is selected from the group consisting of nitrogen, argon, helium, neon, carbon dioxide, and mixtures thereof.

     5. A viral vaccine as in claim 1, wherein an oxygen scavenger is added to the inactivation medium.

     6. A viral vaccine as in claim 5, wherein the oxygen scavenger is sodium ascorbate.

     7. A viral vaccine as in claim 1, wherein the virus is exposed to the furocoumarin by adding said furocoumarin to an inactivation medium containing the live virus.

     8. A viral vaccine as in claim 1, wherein the furocoumarin is introduced to the live virus by addition to a cell culture medium in which the virus is grown.

     9. A viral vaccine comprising in combination: an inactivated live virus and a physiologically acceptable vaccine carrier; said virus being further characterized as inactivated by exposure to long wavelength ultraviolet radiation and an amount of a furocoumarin sufficient to inactivate the virus, which together render the virus non-infectious without destroying its antigen characteristics.

     10.  The vaccine in claim 9 wherein the furocoumarin is a psoralen.

     11. The vaccine in claim 9 wherein the furocoumarin is 5-methoxypsoralen (5-MOP).

     12. The vaccine in claim 11 wherein the furocoumarin is 8-methoxypsoralen. (8MOP).




                                 *  *  *  *  *

                                                                       EXHIBIT G
1/3/1 (Item 1 from file: 351)
009031974 WPI Acc No: 92-159335/19
XRAM Acc No: C92-073563
     Inactivated viral vaccines - prepd. by psoralen inactivation of live virus in non-oxidising atmos. used for inoculation against DNA and RNA viral
Patent Assignee: (DIAM-) DIAMOND SCIENTIFIC
Author (Inventor): CREAGAN R P; GILES R; STEVENS D R; WIESEHAHN G P
Patent Family:
     CC Number      Kind      Date      Week
     US 5106619      A        920421    9219      (Basic)
Priority Data (CC No Date): US 563939 (831220); US 592661 (840323); US 785354
     (851007); US 69117 (870702); US 463081 (900110)

1/3/2          (Item 2 from file: 351)
008533075      WPI Acc No: 91-037138/06
XRAM Acc No:   C91-015912
     Decontaminating blood components to destroy viruses - by adding psoralen cpd(s)., irradiating with long wavelength UV, and adding glucose and/or post-treatment gassing
Patent Assignee: (DIAM-) DIAMOND SCIENTIFIC
Author (Inventor): WIESEHAHN G P; CORASH L
Patent Family:
     CC Number      Kind      Date      Week
     CA 2015315      A        901111    9106 (Basic)
Priority Data (CC No Date): US 350335 (890511)
Applications (CC, No, Date): CA 15315 (900424)

1/3/3     (Item 3 from file: 351)
007742402 WPI Acc No: 89-007514/01
XRAM Acc No: C89-003599
     Vaccine for feline virus rhinotracheitis - prepd. by exposing feline herpes virus I to ultraviolet radiation in the presence of furocoumarin
Patent Assignee: (DIAM-) DIAMOND SCIENTIFIC
Author (Inventor): WISEHAHN G P; GILES R E; STEVENS D R
Patent Family:
     CC Number      Kind      Date      Week
     US 4791062      A        881213    8901 (Basic)
     FI 8805120      A        900508    9032
Priority Data (CC No Date): US 707102 (850228); US 70201 (870706)

1/3/4     (Item 4 from file: 351)
007443445 WPI Acc No: 88-077379/11
Related WPI Accession(s): 84-277589
XRAM Acc No: C88-034732
     Photochemical viral inactivation in blood clothing factor compsns. - by adding furocoumarin cpd(s)., reducing dissolved oxygen concn. and UV irradiating
Patent Assignee: (DIAM-) DIAMOND SCIENTIFIC
Author (Inventor): WIESEHAHN G P; CREAGAN R P
Patent Family:
     CC Number      Kind      Date      Week
     US 4727027      A        880223    8811 (Basic)
Priority Data (CC No Date): US 785356 (851007); US 490681 (830502); US

     928841 (861020)

1/3/5     (Item 5 from file: 351)
007280343 WPI Acc No: 87-277350/39
Related WPI Accession(s): 85-210121; 85-323311
XRAM Acc No: C87-117850

     Prepn. of inactivated viral vaccines - by furo-coumarin-inactivation in non-oxidising atmos.

Patent Assignee: (ADGE-) ADVANCED GENETICS
Author (Inventor): WIESEHAHN G P; CREAGAN R P; STEVENS D R; GILES R
Patent Family:

     CC Number      Kind      Date      Week
     US 4693981       A      870915     8739      (Basic)

Priority Data (CC No Date): US 785354 (851007); US 563939 (831220); US 592661
     (840323)

1/3/6     (Item 6 from file: 351)
004496433 WPI Acc No: 85-323311/51
Related WPI Accession(s): 87-277350
XRAM Acc No: C85-139975

     Vaccine against vesicular stomatitis virus infection contg. virus inactivated by irradiating with UV light in presence of furocoumarin

Patent Assignee: (ADGE-) ADV GENETICS RES
Author (Inventor): WIESEHAHN G P; GILES R E
Patent Family:

     CC Number      Kind      Date      Week
     US 4556556       A      851203     8551      (Basic)

Priority Data (CC No Date): UF 592661 (840323); US 785354 (851007)

1/3/7     (Item 7 from file: 351)
004383243 WPI Acc No: 85-210121/35
Related WPI Accession(s): 87-277350
XRAM Acc No: C85-091582

     Bluetongue virus vaccine contg. bluetongue virus inactivated by irradiation in presence of furocoumarin

Patent Assignee: (ADGE-) ADV GENETICS RES; (ADGE-) ADV GENETICS RES LT Author (Inventor): GILES R E; STEVENS D R; WIESEHAHN G P
Patent Family:

     CC Number      Kind      Date      Week
     AU 8435693       A      850627     8535      (Basic)
     ZA 8408857       A      850515     8535
     US 4545987       A      851008     8543

Priority Data (CC No Date): US 563939 (831220); US 785354 (851007)
Applications (CC, No, Date): AU 8435693 (841120); ZA 848857 (841114)

1/3/8     (Item 8 from file: 351)
004132049 WPI Acc No: 84-277589/45
Related WPI Accession(s): 88-077379
XRAM Acc No: C84-117678
XRPX Acc No: N84-207210

     Decontamination of biological protein-contg. compsns. by addn. of furo-coumarin and irradiation to inactivate polynucleotide(s)

Patent Assignee: (ADGE-) ADV GENETICS RES; (DIAS-) DIAMOND SCIENTIFIC; (DIAM-)
     DIAMOND SCI CO
Author (Inventor): WIESEHAHN G P
Patent Family:

     CC   Number      Kind        Date        Week
     EP   124363        A        841107       8445       (Basic)
     AU   8427521       A        841108       8501
     ZA   8403270       A        841025       8508
     JP   60016930      A        850128       8510
     CA   1224622       A        870728       8734
     US   4748120       A        880531       8824
     EP   124363        B        901219       9051
     DE   3483751       G        910131       9106

Priority Data (CC No Date): US 490681 (830502); US 785356 (851007); US 928841
     (861020)
Applications (CC,No,Date): EP 84302845 (840427); ZA 843270 (840502); JP 8486273
     (840501)

1/3/9     (Item 1 from file: 350)
002274367 WPI Acc No: 79-73577B/40
XRAM Acc No: C79-B73577
     Psoralen derivs. contg. cyclic aminomethyl gp. -- to enhance solubility and ability to react wih nucleic acids; PSORIASIS CHEMOTHERAPEUTIC
Patent Assignee: (REGC) UNIV OF CALIFORNIA
Author (Inventor): HEARST J E; RAPOPORT H; ISAACS S
Patent Family:
     CC   Number      Kind        Date        Week
     US   4169204       A        790925       7940       (Basic)
Priority Data (cc No Date): US 937292 (780828); US 734031 (761020)

1/3/10    (Item 2 from file: 350)
002017192 WPI Acc No: 78-30223A/17
XRAM Acc No: C78-A30223
     Substd. trimethyl psoralen(s) -- for treatment of vitiligo and psoriasis, and for virus inactivation
Patent Assignee: (REGC) UNIV OF CALIFORNIA
Patent Family:
     CC   Number      Kind        Date        Week
     BE   859912        A        780419       7817       (Basic)
     DE   2746942       A        780427       7818
     NL   7711539       A        780424       7819
     JP   53053699      A        780516       7825
     FR   2376859       A        780908       7841
     US   4124598       A        781107       7846
     GB   1556307       A        791121       7947
     US   4196281       A        800401       8015
     CH   635346        A        830331       8315
     IT   1087022       B        850531       8623
     DE   2760392       A        861009       8642
     JP   87000153      B        870106       8704
     JP   6201795       A        870121       8709
     DE   2746942       C        880526       8821
     JP   88026119      B        880527       8825
Priority Data (CC No Date): US 734031 (761020); US 937292 (780828); US 938277
     (780831)

                                                                     EXHIBIT H


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3301
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MONO[     3301               ]       #[     ] ATTY[  LW  ]     DIV[       ]
ASSN[     DIAMOND SCIENTIFIC ]

TITL[     PHOTOCHEMICAL DECONTAMINATION TREATMENT OF WHOLE BLOOD AND
          BLOOD COMPONENTS
                                                                          ]
INVN[     GARY P. WIESEHAHN
                                                                          ]

USSN[     06/490,681 ]  USFL[ 05/02/83 ]  CASN[ 453,232 ]  CAFL[ 05/01/84 ]

FORN[     AU - 563,557, EPO - 84/302,845, (124,363) JP - 86273/84,
          ZA - 84/3270   ep 124,363                                       ]

USP#[                ]   USIS[        ]  CAP#[ 1,224,622 ] CAIS[ 07/28/87 ]

NOTE[     DIAMOND SCIENTIFIC NO. 2-2  ABANDONED  CONT. FILED              ]

                                                                          ]

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MONO[     3301 CONT.         ]       #[     ] ATTY[  LW  ]     DIV[       ]
ASSN[     DIAMOND SCIENTIFIC ]

TITL[     PHOTOCHEMICAL DECONTAMINATION TREATMENT OF WHOLE BLOOD AND
          BLOOD COMPONENTS
                                                                          ]
INVN[     GARY P. WIESEHAHN
                                                                          ]

USSN[     06/928,841 ]  USFL[ 10/20/86 ]  CASN[         ]  CAFL[          ]

FORN[
                                                                          ]

USP#[     4,748,120  ]   USIS[ 5/31/88]  CAP#[           ] CAIS[          ]

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MONO[ 3301 CONT. II     ]     #[   ]    ATTY[ LW   ]   DIV[                ]
ASSN[ DIAMOND SCIENTIFIC]

TITL[ PHOTOCHEMICAL DECONTAMINATION TREATMENT OF WHOLE BLOOD AND
      BLOOD COMPONENTS                                                     ]


INVN[ GARY P. WIESEHAHN                                                    ]


USSN[ 07/164,915    ]    USFL[ 03/07/88 ]  CASN[   ]    CAFL[              ]

FORN[
                                                                           ]

USP#[               ]    USIS[           ]  CAP#[  ]     CAIS[             ]

NOTE[ DIAMOND SCIENTIFIC
                                                                           ]

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ASSN[ DIAMOND SCIENTIFIC ]

TITL[ IMPROVED METHOD OF BLOOD COMPONENT DECONTAMINATION BY GLUCOSE
      ADDITION AND POST-DECONTAMINATION GASING
                                                                           ]

INVN[ GARY P. WIESEHAHN AND LAURENCE CORASH
                                                                           ]

USSN[ 07/350,335 ]  USFL[ 05/11/89 ]  CASN[ 2,015,315 ] CAFL[ 04/24/90     ]

FORN[
                                                                           ]

USP#[     ]    USIS[     ]    CAP#[     ]    CAIS[                         ]

NOTE[ DIAMOND SCIENTIFIC
                                                                           ]
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